     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 28, 2000


                                            REGISTRATION STATEMENT NO. 333-32376
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------


                        PRE-EFFECTIVE AMENDMENT NO. 5 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                         ------------------------------

                               CARESCIENCE, INC.
             (Exact name of Registrant as specified in its charter)

            PENNSYLVANIA                              7374                               23-2703715
  (State or other jurisdiction of         (Primary Standard Industrial                 (IRS Employer
   incorporation or organization)           Classification Code No.)               Identification Number)

                         ------------------------------

                         3600 MARKET STREET, 6TH FLOOR
                             PHILADELPHIA, PA 19104
                                  215/387-9401
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                                DAVID J. BRAILER
                      Chairman and Chief Executive Officer
                               CareScience, Inc.
                         3600 Market Street, 6th Floor
                             Philadelphia, PA 19104
                                  215/387-9401

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   Copies to:

        JOHN F. BALES, III, ESQ.                   OTHON A. PROUNIS, ESQ.
      Morgan, Lewis & Bockius LLP           Reboul, MacMurray, Hewitt, Maynard &
           1701 Market Street                             Kristol
         Philadelphia, PA 19103                     45 Rockefeller Plaza
              215/963-5000                           New York, NY 10111
                                                        212/841-5700

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

SUBJECT TO COMPLETION, DATED JUNE 28, 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

[LOGO]

 4,000,000 SHARES

 COMMON STOCK


 This is the initial public offering of CareScience, Inc., and we are offering 4,000,000 shares of our common stock. We anticipate that the initial public offering price will be between $13.00 and $14.00 per share.


 We have applied to list our common stock on the Nasdaq National Market under the symbol "CARE."

 INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                            UNDERWRITING
                                    PRICE TO                DISCOUNTS AND           PROCEEDS TO
                                    PUBLIC                  COMMISSIONS             CARESCIENCE
 Per Share                          $                       $                       $
 Total                              $                       $                       $

 We have granted the underwriters the right to purchase 600,000 additional shares to cover over-allotments.

 DEUTSCHE BANC ALEX. BROWN

            ROBERTSON STEPHENS

                         THOMAS WEISEL PARTNERS LLC

 The date of this prospectus is              , 2000

                               TABLE OF CONTENTS

                                           PAGE
                                         --------
Prospectus Summary.....................      1
Risk Factors...........................      6
Forward-Looking Statements.............     15
Use of Proceeds........................     16
Dividend Policy........................     16
Capitalization.........................     17
Dilution...............................     18
Selected Financial Data................     19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................     20
Business...............................     27

                                           PAGE
                                         --------
Management.............................     47
Certain Transactions...................     56
Principal Shareholders.................     57
Description of Capital Stock...........     59
Shares Eligible for Future Sale........     63
Underwriting...........................     65
Lawyers................................     67
Experts................................     67
Where You Can Find Additional
  Information..........................     68
Index to Financial Statements..........    F-1

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus, except that we will update the prospectus when required by law.

    UNTIL            , 2000, 25 DAYS AFTER THE DATE OF THIS PROSPECTUS, ALL
DEALERS THAT BUY, SELL OR TRADE IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. DEALERS ARE ALSO OBLIGATED TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS, INCLUDING THE RISK FACTORS SECTION STARTING ON PAGE 6 AND THE FINANCIAL STATEMENTS, BEFORE MAKING AN INVESTMENT DECISION.

                                  OUR BUSINESS

    CareScience provides Internet-based tools designed to improve the quality and efficiency of health care. Our products apply our proprietary mathematical and rules-based procedures, which we refer to collectively as clinical algorithms, to clinical data. We use these clinical algorithms, along with our data collection and storage technologies, to perform complex clinical analyses. Our customers use our products to identify clinical inefficiencies and medical errors and monitor the results of implemented solutions. Additionally, we facilitate the sharing of clinical information over the Internet among local health care constituents. We believe our solutions improve our customers' business performance by:

    - improving clinical processes;

    - lowering the cost of management oversight; and

    - improving the way health care constituents interact.

    We currently sell our products to hospitals, health care systems, health plans and pharmaceutical manufacturers.

    According to the Health Care Financing Administration, annual health care spending in the United States exceeds $1.2 trillion and is expected to grow to $2.2 trillion by 2008. Current on-line efforts are primarily seeking to change administrative and financial processes, but do not address the significant majority of health care spending that arises from the process of medical decision-making, treatment choice and therapeutic efficacy. Moreover, in addition to being the eighth-leading cause of mortality in the United States, medical errors add substantial costs to and drive consumer dissatisfaction with the delivery of care. We estimate that hospitals, health plans and pharmaceutical companies spend more than $35 billion annually to manage treatment decisions and attempt to control clinical costs. As inefficiencies within the health care system consume enormous resources, as well as pose medical risks to consumers, constituents are seeking to gain control of and measure clinical processes in order to increase quality and enhance efficiency.

                           OUR SOLUTION AND PRODUCTS

    We provide an integrated suite of Internet-based products to gather, store, analyze and disseminate clinical information. We believe our products provide health care constituents with the most comprehensive, robust and clinically credible tools for clinical-process management. Our proprietary clinical algorithms, which we license pursuant to a 30-year exclusive agreement, were developed at the University of Pennsylvania School of Medicine and The Wharton School with over $30 million in grants. Our products are described below:

    - CADUCIS.COM enables hospitals, health systems and health plans to understand how to improve clinical efficiency and reduce medical errors. As an application service provider, we offer our customers cost-effective access to remotely hosted data supported by our sophisticated processing technology and analysis methods.

    - CARESTANDARD.COM is designed to allow local health care constituents to securely share clinical data over the Internet using more than 60 applications from third-party vendors. We are creating our pilot Care Exchange to enable health care constituents in Santa Barbara County, California to securely share clinical information.

    - CARESCRIPT.COM uses our proprietary databases and analytic tools to enable pharmaceutical and biotechnology companies to optimize the drug development process.

    - CARELEADER.COM, which we expect to introduce in 2001, will support physicians at the point of care by allowing them to access their patients' clinical data, see the types of treatment that are typically provided to comparable patients, identify physicians or hospitals with particular experience or outcomes and review their performance relative to peers.

    - CARESENSE.COM, which we also expect to introduce in 2001, will allow consumers to access information to guide their self-care decisions and to support their relationship with their physicians.

                                  OUR STRATEGY

    Our objective is to become the leading provider of Internet-based products to facilitate improvements in health care quality and efficiency. The primary components of our strategy include:

    - offer community-based solutions;

    - develop new products based on our proprietary knowledge and data assets;

    - cross-sell products;

    - leverage our technology platform; and

    - pursue targeted strategic relationships and acquisitions.

    Our headquarters are located at 3600 Market Street, 6th Floor, Philadelphia, PA 19104 and our telephone number is 215/387-9401. Our Web site can be found at www.CareScience.com. The information contained on our Web site does not constitute part of this prospectus.

                                  THE OFFERING


Common stock offered by CareScience,
  Inc.....................................  4,000,000 shares

Common stock to be outstanding after this
  offering................................  12,717,962 shares

Use of proceeds...........................  For redemption of mandatorily redeemable preferred stock, payment of dividends declared on the series C, D
                                            and E convertible preferred stock and general corporate
                                            purposes, including working capital and expenditures for
                                            our new product lines and, potentially, for acquisitions
                                            if such opportunities arise in the future. See the
                                            section entitled Use of Proceeds for more information.

Proposed Nasdaq National Market symbol....  CARE



    The number of shares to be outstanding upon completion of this offering is based on 8,717,962 shares outstanding as of March 31, 2000. The number of shares outstanding assumes the redemption for, or conversion into, common stock of all of our convertible preferred stock outstanding on that date, and excludes 2,548,632 shares of common stock that will be reserved for issuance under our stock option plans upon completion of this offering, of which 1,727,110 shares were subject to outstanding options. Our convertible preferred stock will convert or be redeemed immediately prior to the consummation of this offering into common stock, resulting in 5,330,062 shares of common stock to be issued upon conversion of or redemption for all preferred stock. Our officers, directors and affiliates will receive 5,218,204 of these shares at an effective per share price of $3.08, on a weighted-average basis.



    These numbers include the issuance of 311,111 shares of our common stock, assuming a price per share of $13.50, in lieu of a payment of $4.2 million for the redemption of our series F preferred stock. The series F preferred stock will not be issued and no shares of common stock will be issued in redemption of series F preferred stock if the price per share in this offering is greater than $18.27.


    Please see the section of this prospectus entitled Capitalization for a more complete discussion regarding the outstanding shares of our common stock and options to purchase our common stock and other related matters.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    You should read the data set forth below together with our Management's Discussion and Analysis of Financial Condition and Results of Operations and our financial statements and related notes included elsewhere in this prospectus.

                                                                                            THREE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                        MARCH 31,
                                    ----------------------------------------------------   ---------------------
                                      1995       1996       1997       1998       1999       1999        2000
                                    --------   --------   --------   --------   --------   ---------   ---------
                                                                                                (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues..........................   $  585    $ 1,116    $ 1,041    $ 2,552    $ 4,351     $   718     $ 1,629
Gross profit (loss)(1)............      384        230       (453)       648      1,842         207         603
Operating loss(2).................     (109)    (2,010)    (4,249)    (4,190)    (3,748)     (1,088)     (1,900)
Net loss(3).......................      (89)    (1,933)    (4,296)    (4,608)    (3,670)     (1,061)     (1,879)
Net loss applicable to common
  shareholders....................      (89)    (1,933)    (4,296)    (4,617)    (4,071)     (1,155)     (1,994)
Net loss per common share:
  Basic and diluted...............   $(0.02)   $ (0.54)   $ (1.27)   $ (1.36)   $ (1.20)    $ (0.34)    $ (0.59)
Weighted average shares
  outstanding:
  Basic and diluted...............    3,628      3,558      3,388      3,388      3,388       3,388       3,388


                                                                      MARCH 31, 2000
                                                          ---------------------------------------
                                                                         PRO         PRO FORMA
                                                           ACTUAL     FORMA(4)     AS ADJUSTED(5)
                                                          --------   -----------   --------------
                                                                     (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...............................  $ 2,003      $ 2,003         $44,709
Working capital.........................................   (1,560)      (3,015)         41,466
Total assets............................................    4,512        4,512          46,865
Capital lease obligations, less current portion.........      481          481             481
Mandatorily redeemable preferred stock..................    4,797        4,892              --
Total shareholders' equity..............................   (5,299)      (6,849)         42,171


------------------------------

(1) Excludes stock-based compensation of $121,000 and $170,000 for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively.

(2) Includes stock-based compensation of $233,000 and $339,000 for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively.

(3) Before accretion of redemption premium on preferred stock.

(4) Pro forma gives effect to:

    - the conversion of series C, D and E convertible preferred stock into 5,018,951 shares of common stock;


    - the issuance, upon the conversion of the series C convertible preferred stock, of series F redeemable preferred stock, with a redemption value of $4.2 million, and the simultaneous redemption of the series F redeemable preferred stock for 311,111 shares of common stock, assuming an offering price of $13.50 per share;


    - the accretion of the redemption value of the series G preferred stock through June 2000; and

    - the declaration of a dividend of $1.5 million (calculated at 8% per annum through June 2000) payable to the series C, D and E convertible preferred shareholders from the proceeds of this offering.


(5) As adjusted for the issuance of 4,000,000 shares of common stock at an assumed offering price of $13.50 per share, the redemption of all the mandatorily redeemable series G preferred stock and the dividend paid on the series C, D and E convertible preferred stock upon consummation of this offering.

    We have applied for the following United States trademarks: CareScience.com; eCare. Better Care.; CaduCIS Manager; CaduCIS Alliance; CaduCIS Net; CaduCIS Query; CaduCIS.com; and Care Management Science. Other trademarks and tradenames appearing in this prospectus are the property of their respective owners.

                            ------------------------

    UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES:

    - THE UNDERWRITERS HAVE NOT EXERCISED THEIR OPTION TO PURCHASE ADDITIONAL SHARES;

    - THE REDEMPTION OF OUR MANDATORILY REDEEMABLE PREFERRED STOCK FOR CASH AND COMMON STOCK AND THE CONVERSION OF ALL SHARES OF OUR CONVERTIBLE PREFERRED STOCK INTO SHARES OF OUR COMMON STOCK UPON COMPLETION OF THIS OFFERING; AND

    - THE FILING OF AN AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE OUR AUTHORIZED COMMON STOCK AND DECREASE OUR AUTHORIZED PREFERRED STOCK.

                                  RISK FACTORS

    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE ARE UNAWARE OF, OR THAT WE CURRENTLY DEEM IMMATERIAL, ALSO MAY BECOME IMPORTANT FACTORS THAT AFFECT US.

    IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

                         RISKS RELATED TO OUR BUSINESS

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE OPERATE IN A NEW INDUSTRY AND OUR OPERATING HISTORY IS LIMITED.

    Because of our limited operating history it is difficult to evaluate our business and prospects. We launched our first Internet-based product in 1996. Our business presents the difficulties and expenses frequently encountered by companies in the early stage of development, coupled with the risks and uncertainties faced by companies in new and evolving markets such as the market for Internet-based software applications. We may not be able to successfully address these challenges. If we fail to do so, we may continue to incur losses and the market price of our common stock would likely decline.

WE HAVE A HISTORY OF LOSSES AND EXPECT OUR LOSSES TO CONTINUE.

    We have incurred net operating losses and negative cash flows from operating activities from our inception. As of March 31, 2000, we had an accumulated deficit of $17.0 million. We expect to incur increasing net operating losses and negative cash flows for the foreseeable future. We will incur direct expenses associated with the further development and marketing of our existing products and with new product development. We expect our expenses to increase significantly in the future as we continue to hire additional personnel in all areas of our business. Our success depends on our ability to increase revenues to offset expenses. We may not be able to generate sufficient revenues to offset these expenses or to achieve profitability. If we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future.

THE PROPRIETARY TECHNOLOGY WE OWN OR LICENSE MAY BE SUBJECTED TO INFRINGEMENT CLAIMS OR DISAGREEMENTS WITH THE LICENSOR WHICH COULD BE COSTLY TO RESOLVE.

    The intellectual property we own or license is important to our business. We could be subject to intellectual property infringement claims as the number of our competitors grows and the functionality of our applications overlaps with competitive offerings. These claims, even if not meritorious, could be expensive to defend and divert our attention from operating our business. If we become liable to third parties for infringing their intellectual property rights, we could be required to pay a substantial damage award and to develop noninfringing technology, obtain a license or cease selling the applications that contain the infringing intellectual property. We may be unable to develop non-infringing technology or obtain a license on commercially reasonable terms. In addition, we may not be able to protect against misappropriation of our intellectual property. We have no patents, but instead license important technology from the University of Pennsylvania. Consequently, infringement claims against the University of Pennsylvania or disagreements between the University and us pertaining to our licensed technology could have a material adverse effect on our operations. Third parties may infringe upon our intellectual property rights or the rights we have licensed from the University. We may not detect this unauthorized use, and we may be unable to enforce our rights.

WE DEPEND ON AN EXCLUSIVE LICENSE WITH THE UNIVERSITY OF PENNSYLVANIA FOR OUR TECHNOLOGY, AND THE LOSS OF THIS LICENSE WOULD IMPAIR OUR ABILITY TO DEVELOP OUR BUSINESS.

    Our ability to use our technology and compete effectively in our industry would be impaired if our exclusive license agreement with the University of Pennsylvania were terminated. Under the license agreement, we are required to make royalty payments to the University based on a percentage of the fees we earn through the sublicensing and servicing of the technology and information received from the University under the license agreement. In order to maintain the exclusivity of our license with the University, we are required to pay a minimum of $75,000 per year in royalties. If we do not make these minimum royalty payments, the University may terminate the exclusive status of our license under the agreement, and, in effect, license the technology to our competitors. In addition, under the license agreement the University retains the right, after consultation and negotiation with us, to publish a description of the technology without our consent, whether or not any intellectual property protection on this technology has been filed. If the University were to license the technology to our competitors or were to publish the technology, our revenues may decrease significantly and we may not be able to develop or maintain customer and strategic relationships. In addition, if we pay the University less than $20,000 in royalties, the University may terminate our license entirely. In the event that the University chose not to license the technology to us at all, we may not be able to develop similar alternative technology or negotiate a new license agreement with another licensor. If we were not able to develop alternative technology or acquire a new license, we may not be able to maintain our business operations.

WE COULD BE LIABLE FOR INFORMATION RETRIEVED FROM OUR WEB SITES AND INCUR SIGNIFICANT COSTS FROM RESULTING CLAIMS.

    We may be subject to third-party claims for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of the information we supply to our customers through our Internet-based applications. These types of claims have been brought, sometimes successfully, against on-line services in the past. We could be subject to liability with respect to content that may be accessible through our Web site or third-party Web sites linked from our Web site. For example, claims could be made against us if a subscriber or consumer relies on health care information accessed through our Web site to their detriment. Even if claims do not result in liability to us, we could incur significant costs in investigating and defending against them and in implementing measures to reduce our exposure to any possible liability. Our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed.

WE MAY EXPERIENCE SYSTEM FAILURES WHICH COULD INTERRUPT OUR SERVICE AND DAMAGE OUR CUSTOMER RELATIONSHIPS.

    We have experienced periodic system interruptions in the past, and may in the future. Our experience has been that interruptions in any month are seldom more than a few hours. However, any significant interruption in our services or degradation in response time could result in a loss of potential or existing customers or strategic partners and, if sustained or repeated, could reduce the attractiveness of our products to customers and partners. Although we maintain insurance for our business, it may not be adequate to compensate us for all losses that may occur or to reimburse costs associated with business interruptions. We currently operate our application service provider system and components in a single service location.

THE HEALTH CARE INDUSTRY MAY NOT ACCEPT OUR SOLUTIONS OR BUY OUR PRODUCTS WHICH WOULD ADVERSELY AFFECT OUR FINANCIAL RESULTS.

    We must attract a significant number of customers throughout the health care industry or our financial results will be adversely affected. To date, the health care industry has been resistant to adopting new information technology solutions. We believe that complexities in the nature of health care data that we process and analyze have hindered the development and acceptance of information technology solutions by the industry. Conversion from traditional methods to electronic information exchange may not occur as rapidly as we anticipate. Even if the conversion does occur as rapidly as we expect, health care industry participants may use applications and services offered by others.

    We believe that we must gain significant market share with our applications and services before our competitors introduce alternative products, applications or services with features similar to our current or proposed offerings. Our business plan is based on our belief that the value and market appeal of our solution will grow as the number of participants and the scope of services available on our platform increases. In addition, we expect to generate a significant portion of our revenue from subscription and transaction-based fees based on patient admissions and encounters. Consequently, any significant shortfall in the number of subscribers or transactions occurring over our platform would adversely affect our financial results.

OUR QUARTERLY FINANCIAL RESULTS MAY FLUCTUATE SIGNIFICANTLY, WHICH COULD ADVERSELY AFFECT THE PRICE OF OUR STOCK.

    We expect quarterly revenues, expenses and operating results to fluctuate significantly in the future. These fluctuations may cause our stock price to decline. These fluctuations may result from a variety of factors, some of which are outside of our control. These factors include:

    - expansion or contraction of our customer base;

    - the amount and timing of costs related to product development and marketing efforts or other initiatives;

    - the timing of our introduction of new products and the market acceptance of those products;

    - the timing of contracts with strategic partners and other parties;

    - the level of acceptance of the Internet by the health care industry; and

    - technical difficulties, system downtime, undetected software errors and other problems affecting our products or the Internet generally.

    We expect to increase activities and spending in substantially all of our operational areas. We base our expense levels in part upon our expectations concerning future revenue and these expense levels are relatively fixed in the short-term. If we have lower revenue, we may not be able to reduce our spending in the short-term in response. These factors may prevent us from meeting the earnings estimates of securities analysts or investors and our stock price could suffer.

BECAUSE OUR REVENUES ARE DEPENDENT ON A LIMITED NUMBER OF PRODUCT LINES, THE FAILURE OF ANY ONE OF THESE PRODUCT LINES WOULD SIGNIFICANTLY DECREASE OUR REVENUES.

    We currently derive our revenue from our CaduCIS.com, CareStandard.com and CareScript.com Internet-based applications. Because our revenues are dependent on only a few product lines, the failure of any one of them to achieve market acceptance would significantly decrease our revenue. As our customers' needs change, our existing suite of applications may become inefficient or obsolete and will likely require modifications or improvements. The addition of new products or services will also require us to continually improve the technology underlying our applications. These requirements could be significant, and we may be unable to meet them or may incur unanticipated product development expenses or delays. If we fail to respond quickly and efficiently to our customers' needs, or if our new applications and product offerings do not achieve market acceptance, the market for our products would likely decline.

    Our business will suffer if we do not expand the breadth of our applications quickly. We currently offer a limited number of applications on our platform and our future success depends on quickly introducing new applications to expand the utility of our products to our existing customer base and generate new customers. We are developing enhancements to our systems to permit access to some of our applications by physicians and consumers. We have recently introduced applications for use by the pharmaceutical industry, which constitutes a new customer base for us. Each of our applications must integrate with our computer systems and platform. Developing these applications will be expensive and time consuming. Even if we are successful, these applications may never achieve market acceptance.

TERMINATION OF ONE OR MORE OF OUR SIGNIFICANT CONTRACTS WOULD CAUSE A SIGNIFICANT DECLINE IN OUR REVENUE.

    We currently generate much of our revenue from a limited number of contractual relationships. During the year ended December 31, 1999 and for the three months ended March 31, 1999, we generated 11% and 16%, respectively, of our revenue from our largest customer, Providence Health System. During the year ended December 31, 1999 and for the three months ended March 31, 2000, we generated 21% and 24%, respectively, of our revenue from our development partner, California Healthcare Foundation. Termination of either of these contractual relationships would significantly decrease our revenue and have a material adverse effect on our operations. These entities may terminate their contracts for cause or upon expiration of their agreements in 2002 and 2003, respectively. In addition, one of our customers, Foundation Health Systems, accounted for 53% and 37% of our revenue in 1997 and 1998, respectively.

FAILURE TO MANAGE OUR GROWTH WOULD ADVERSELY AFFECT OUR OPERATIONS.

    Our growth has placed significant demands on all aspects of our business, including our administrative, technical and financial personnel and systems. We expect future growth which may further strain our management, financial and other resources. Our systems, procedures, controls and existing space may not adequately support expansion of our operations. Our future operating results will substantially depend on the ability of our officers and key employees to manage changing business conditions and to implement and improve our technical, administrative, financial control and reporting systems. Failure to respond to and manage changing business conditions and continued growth could materially and adversely affect the quality of our services, our ability to retain key personnel and our results of operations.

WE FACE INTENSE COMPETITION AND MAY BE UNABLE TO COMPETE SUCCESSFULLY WHICH WOULD ADVERSELY EFFECT OUR FINANCIAL RESULTS.

    The market for Internet services and products is relatively new, intensely competitive and rapidly changing. Since the Internet's commercialization in the early 1990's, the number of Web sites on the Internet competing for users' attention has proliferated with no substantial barriers to entry, and we expect that competition will continue to intensify. Any pricing pressures, reduced margins or loss of market share resulting from our failure to compete effectively would materially and adversely affect our financial results.

    We expect competition in our markets to increase significantly as new companies enter the market and current competitors expand their product lines and services. Many of these potential competitors are likely to enjoy substantial competitive advantages, including:

    - greater resources that can be devoted to the development, promotion and sale of their services;

    - longer operating histories;

    - greater financial, technical and marketing resources;

    - greater name recognition; and

    - larger customer bases.

THE LOSS OF ANY OF OUR KEY PERSONNEL COULD ADVERSELY AFFECT OUR OPERATIONS.

    Our future success depends, in significant part, upon the continued service of our senior management and other key personnel. The loss of the services of David J. Brailer, our Chief Executive Officer, Ronald A. Paulus, our President, or one or more of our other executive officers or key employees could have a material adverse effect on our operations. Our future success also depends on our ability to attract and retain highly qualified technical, sales, customer service and managerial personnel. Competition for qualified personnel is intense, and we may not be able to attract or retain a sufficient number of highly qualified employees in the future. Failure to hire and retain personnel in key positions could materially and adversely affect our operations and, consequently, our financial results.

OUR FAILURE TO DEVELOP STRATEGIC RELATIONSHIPS COULD ADVERSELY AFFECT OUR ABILITY TO DEVELOP NEW PRODUCTS.

    If we fail to form new strategic alliances with industry partners, fail to maintain existing alliances or if we form alliances with partners which do not perform well, we will have difficulty gaining acceptance of our products.

    Our development of new and expanded applications for our products will be enhanced by forming strategic alliances with industry partners. While we believe that we will form these alliances, we have not yet negotiated many of these strategic alliances and there is no guarantee that we can consummate these alliances on commercially reasonable terms.

    To be successful, we must establish and maintain strategic relationships with leaders in a number of health care industry segments. Strategic relationships are critical to our success because we believe that these relationships will enable us to:

    - extend the reach of our applications and services to the various participants in the health care industry;

    - obtain specialized health care expertise;

    - develop and deploy new applications;

    - further enhance CareScience brands; and

    - generate revenue.

    Entering into strategic relationships is complicated because some of our future partners may decide to compete with us. In addition, we may not be able to establish relationships with key participants in the health care industry if we have established relationships with competitors of these key participants. Consequently, it is important that our customers and partners perceive us as independent of any particular customer or partner. Any substantial relationship which we have, or develop, with a partner or customer could adversely impact that perception of independence and make it difficult to enter into strategic relationships or sell our products to other customers. Most of our revenue is generated by a small number of significant contracts, which could affect the perception of our independence; however, we have not experienced any difficulties in forming strategic relationships in the past for this reason. Moreover, many potential partners may resist working with us until we have successfully introduced our applications and services and our applications and services have achieved market acceptance.

    Once we have established strategic relationships, we will depend on our partners' abilities to generate increased acceptance and use of our platform, applications and services. We have limited experience in establishing and maintaining strategic relationships with health care industry participants. If, in the future, we lose any strategic relationships or fail to establish additional relationships, or if our strategic partners fail to actively pursue additional business relationships and partnerships, we would not be able to execute our business plans and our business would suffer significantly. We may not experience increased use of our platform, applications and services even if we establish and maintain these strategic relationships.

OUR FAILURE TO USE NEW TECHNOLOGIES EFFECTIVELY OR TO ADAPT EMERGING INDUSTRY STANDARDS WOULD ADVERSELY AFFECT OUR ABILITY TO COMPETE.

    To be competitive, we must license leading technologies, enhance our existing services and content, develop new technologies that address the increasingly sophisticated and varied needs of health care professionals and consumers and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. We may not be successful in using new technologies effectively or adapting our Internet-based applications and proprietary or licensed technology to user requirements or emerging industry standards, because those new technologies may not easily integrate with our existing platform. In addition, we may be unable to implement or adapt new technologies in a cost-effective manner.

OUR FAILURE TO ADAPT OUR TECHNOLOGY TO OUR CUSTOMERS' NEEDS OR TO HANDLE HIGH LEVELS OF CUSTOMER ACTIVITY WOULD ADVERSELY AFFECT OUR ABILITY TO INCREASE REVENUE.

    Our ability to increase revenue in the future will be adversely affected if our technology is not able to handle high levels of customer activity on our Web site or if our technology fails to meet our customers' performance standards.

    So far, we have processed a limited number and variety of transactions using our technology. Similarly, a limited number of health care participants use our products. We anticipate substantial increased demands on our system as our business and applications expand. Our systems may not accommodate increased use while maintaining acceptable performance. We must continue to expand and adapt our network infrastructure to accommodate additional users, increased transaction volumes and changing customer requirements. This expansion and adaptation will be expensive and may divert our attention from other activities.

    Our user agreements with our customers generally contain only limited performance standards. However, our customers do have performance expectations and if we fail to meet these expectations, our customers could become dissatisfied and terminate their agreements with us. The loss of some of our user agreements could significantly impact our financial results. We may be unable to expand or adapt our network infrastructure to meet additional demand or our customers' changing needs on a timely basis and at a commercially reasonable cost, or at all.

FAILURE BY OUR SERVICE PROVIDERS COULD INTERRUPT OUR BUSINESS AND DAMAGE OUR CUSTOMER RELATIONSHIPS.

    Our service providers enable us to connect to the Internet. Any problems with these or other services that result in interruptions of our services or a failure of our services to function as desired could cause customer complaints and attrition and could materially and adversely affect our operations. We may have no means of replacing these services or, in the case of services which we are obligated to use exclusively, we may be prohibited from replacing these services, on a timely basis or at all, if those services are inadequate or in the event of a service interruption or failure. To operate without interruption, our service and content providers must guard against:

    - damage from fire, power loss and other natural disasters;

    - communications failures;

    - software and hardware errors, failures or crashes;

    - security breaches, computer viruses and similar disruptive problems; and

    - other potential interruptions.

    Interruptions may occur and any material interruptions could adversely impact our operations and our relationship with our customers.

WE MAY NEED TO OBTAIN ADDITIONAL CAPITAL AND FAILURE TO DO SO MAY LIMIT OUR GROWTH.

    We expect that the money generated from this offering, combined with our current cash resources, will be sufficient to meet our requirements through the end of 2001. However, we may need to raise additional financing to support expansion, develop new or enhanced applications and services, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. Failure to raise additional capital, if needed, will adversely effect our operations and stock price. At the time we need additional financing, the state of our operations or market conditions generally may not be favorable, and we may be unable to raise any additional amounts on reasonable terms, if at all, when they are needed. We may need to raise additional funds by selling debt or equity securities, by entering into strategic relationships or through other arrangements.

    In addition, if we sell additional equity securities, your percentage ownership in us will decrease. If we sell debt securities, the interest payments we would have to make to the holders of those securities would reduce our earnings.

OUR OFFICERS, DIRECTORS AND AFFILIATED ENTITIES WILL HAVE SIGNIFICANT CONTROL OVER US AND THEIR INTERESTS MAY DIFFER FROM YOURS.

    After this offering, our directors and management will beneficially own or control approximately 47.4% of our common stock. If these people act together, they will be able to significantly influence our management, affairs and all matters requiring shareholder approval. This concentration of ownership may have the effect of delaying, deferring or preventing an acquisition of us and may adversely affect the market price of our common stock.

                         RISKS RELATED TO OUR INDUSTRY

HEALTH INFORMATION IS SUBJECT TO POTENTIAL GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES AND CHANGES MAY REQUIRE US TO ALTER OUR BUSINESS.

    Our business is subject to potential government regulation. Existing as well as new laws and regulations could affect how we do business and materially and adversely affect our financial results. There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted with respect to the Internet or other on-line services covering issues such as:

    - user privacy;

    - pricing;

    - content;

    - copyrights;

    - distribution; and

    - characteristics and quality of products and services.

    Internet user privacy has become an issue both in the United States and abroad. Current United States privacy law consists of a few disparate statutes directed at specific industries that collect personal data, none of which specifically covers the collection of personal information on-line. The United States or foreign nations may adopt legislation purporting to protect the privacy of personal information. Any privacy legislation could affect the way in which we are allowed to conduct our business, especially those aspects that involve the collection or use of personal information, and could have a material adverse effect on our business. Moreover, it may take years to determine the extent to which existing laws governing issues such as property ownership, libel, negligence and personal privacy are applicable to the Internet.

    Currently, our operations are not regulated by any health care agency. However, with regard to health care issues on the Internet, the Health Insurance Portability and Accountability Act of 1996 mandated the use of standard transactions, standard identifiers, security and other provisions by the year 2000. Pursuant to that Act, the U.S. Department of Health and Human Services has promulgated proposed regulations which set standards for privacy of individually identifiable health information. It will be necessary for our technology platform and for the applications that we provide to be in compliance with the proposed regulations when adopted in final form. These regulations would define specified information about an individual as protected health information and would set forth the steps that persons storing or transmitting the information must take to ensure its confidentiality. Our internal procedures and policies for handling of confidential information, as well as our contractual relationships with others with whom we share information, will have to comply with these regulations. We do not expect to significantly modify our products or business operations or materially increase our expenses in response to currently proposed regulations. However, final rules have not been adopted, and the Health Insurance Portability and Accountability Act of 1996 does not prevent states from implementing more stringent rules or regulations.

    Furthermore, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission in the same manner as other telecommunications services. Because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure in many areas, local exchange carriers have petitioned the Federal Communications Commission to regulate Internet service providers and on-line service providers in a manner similar to long distance telephone carriers and to impose access fees on the Internet service providers and on-line service providers.

CHANGES IN THE HEALTH CARE INDUSTRY COULD ADVERSELY AFFECT OUR OPERATIONS.

    The health care industry is highly regulated and is subject to changing political, economic and regulatory influences. These factors affect the purchasing practices and operation of health care organizations. Changes in current health care financing and reimbursement systems could cause us to make unplanned changes to our applications or services, or result in delays or cancellations of orders or in the revocation of endorsement of our applications and services by health care participants. Federal and state legislatures have periodically considered programs to reform or amend the United States health care system at both the federal and state level. These programs may contain proposals to increase governmental involvement in health care, lower reimbursement rates or otherwise change the environment in which health care industry participants operate. Health care industry participants may respond by reducing their investments or postponing investment decisions, including investments in our applications and services.

OUR BUSINESS WILL SUFFER IF COMMERCIAL USERS DO NOT ACCEPT INTERNET SOLUTIONS.

    Our business model depends on the adoption of Internet solutions by commercial users. Our business could suffer dramatically if Internet solutions are not accepted or not perceived to be effective. The Internet may not prove to be a viable commercial marketplace.

    We expect Internet use to grow in number of users and volume of traffic. The Internet infrastructure may be unable to support the demands placed on it by this continued growth.

OUR INDUSTRY IS EVOLVING AND WE MAY NOT ADAPT SUCCESSFULLY.

    The new and rapidly evolving Internet market may cause us to incur substantial costs in responding to changes in that market or, if we fail to respond to such changes, cause our revenues to decline as our customers switch to newer, better technology. Advances in software technology occur frequently, and we may not respond rapidly enough to the introduction of better software to maintain our customer base in the future. We will not be successful in the Internet market, unless, among other things, we:

    - increase awareness of our CareScience brands and continue to develop customer loyalty;

    - provide useful health care analysis services to subscribers at attractive prices;

    - respond to competitive and technological developments; and

    - build an operations structure to support our business.

                        RISKS RELATING TO THIS OFFERING

OUR COMMON STOCK PRICE MAY BE VOLATILE.

    You may not be able to resell your shares at or above the initial public offering price due to a number of factors, including:

    - actual or anticipated quarterly variations in our operating results;

    - changes in expectations of future financial performance or changes in estimates of securities analysts;

    - announcements of technological innovations;

    - announcements relating to strategic relationships;

    - customer relationship developments; and

    - conditions affecting the Internet or health care industries, in general.

    The trading price of our common stock may be volatile. Initial public offerings by technology companies have been accompanied by substantial share price and trading volume changes in the first days and weeks after the securities were publicly traded. The stock market in general, and the market for technology and Internet-related companies in particular, has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

    In the past, securities class action litigation has often been instituted following periods of volatility in the market price of a company's securities. If this were to happen to us, that litigation could be expensive and would divert management's attention.

    The initial public offering price will be established by negotiation between the underwriters and us. You should read the Underwriting section for a more complete discussion of the factors determining the initial public offering price.

FUTURE SALES OF SHARES COULD ADVERSELY AFFECT OUR STOCK PRICE.


    The market price for our common stock could fall dramatically if our shareholders sell large amounts of our common stock in the public market following this offering. These sales, or the possibility that these sales may occur, could make it more difficult for us to sell equity or equity-related securities in the future. Excluding the 4,000,000 shares of common stock offered hereby and assuming no exercise of the underwriters' over-allotment option, upon the consummation of this offering, there will be 8,717,962 shares of common stock outstanding none of which will be freely tradable without restriction in the public market. Beginning 180 days after the effective date of our registration statement, all restricted shares will become eligible for sale in the public market when underwriter's lock-up agreements expire unless Deutsche Bank Securities Inc., as representative of the underwriters, elects, in its sole discretion, to release these shares from the lock-up agreements earlier. These shares include 5,330,062 which may be sold to pursuant registration rights granted by us. Please see the section entitled Shares Eligible for Future Sale for a description of sales that may occur in the future.


NEW INVESTORS WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION IN THE TANGIBLE PRO FORMA NET BOOK VALUE OF THEIR SHARES.


    The initial public offering price will be substantially higher than the pro forma net tangible book value per share of our common stock. Pro forma net tangible book value per share represents the amount of our total pro forma tangible assets reduced by the amount of our total pro forma liabilities, divided by the number of pro forma shares of common stock outstanding. As of March 31, 2000, our pro forma net tangible book value per share was $(0.83). As of March 31, 2000, our pro forma net tangible book value, on an as adjusted basis after giving effect to the redemption of our mandatorily redeemable preferred stock, the payment of dividends declared on the series C, D and E convertible preferred stock and the sale of the 4,000,000 shares of common stock, based on an assumed initial public offering price of $13.50 per share and after deducting the underwriting discounts and commissions and other estimated offering expenses, would have been approximately $2.79 per share. This represents an immediate dilution to investors in this offering of $10.71 per share.


                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are often accompanied by word such as "believes", "anticipates", "plans", "expects" and similar expressions. These statements include, without limitation, statements about our market opportunity, our growth strategy, competition, expected activities and future investments and the adequacy of our available cash resources. These statements may be found in the sections of this prospectus entitled Prospectus Summary, Risk Factors, Use of Proceeds, Management's Discussion and Analysis of Financial Condition and Results of Operations, Business and in this prospectus generally. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in Risk Factors and elsewhere in this prospectus.

                                USE OF PROCEEDS


    We expect to receive approximately $49.0 million in net proceeds from the sale of the 4,000,000 shares of common stock in this offering, assuming that the initial public offering price is $13.50 per share, after deducting the estimated underwriting discount and commissions and offering expenses. We expect to receive approximately $56.6 million in net proceeds if the underwriters' over-allotment option is exercised in full, after deducting the estimated underwriting discount and commissions and offering expenses.


    We currently intend to use the net proceeds of this offering for redemption of our series G preferred shares which become mandatorily redeemable upon the closing of this offering, working capital, including the expansion of our new product lines, and for general corporate purposes. We may also use a portion of the net proceeds to acquire additional businesses, products and technologies or to establish joint ventures that we believe will complement our current or future business. We presently intend to allocate approximately:

    - $5 million to redeem our series G preferred shares;

    - $1.5 million to pay accrued dividends on our series C, D and E preferred shares, if the price per share in this offering is less than $18.27;

    - $16 million to expand our sales and marketing efforts; and

    - $25 million for further development of our products.

However, we have no specific plans, agreements or commitments, oral or written, to do so. The amounts that we actually expend for the specified purposes will vary significantly depending on a number of factors, including any change to our business strategy, future revenue growth, if any, and the amount of cash we generate from operations. If our business strategy changes, we may use proceeds from this offering to acquire or develop new products or engage in businesses not currently contemplated by our present business strategy. In addition, if our future revenue growth and available cash are less than we currently anticipate, we may need to support our ongoing business operations with funds from this offering that we currently intend to use to support growth and expansion. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering and may spend those proceeds for any purpose, including purposes not presently contemplated. Pending the uses described above, we will invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    We have never paid cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth our actual, pro forma and pro forma, as adjusted capitalization as of March 31, 2000. Our pro forma capitalization gives effect to:

    - the conversion of series C, D and E convertible preferred stock into 5,018,951 shares of common stock upon consummation of this offering;


    - the issuance, upon the conversion of the series C convertible preferred stock, of series F redeemable preferred stock, with a redemption value of $4.2 million, and the simultaneous redemption of the series F redeemable preferred stock for 311,111 shares of common stock, assuming an offering price of $13.50 per share;


    - the accretion of the redemption value of the series G preferred stock through June 2000; and

    - the declaration of a dividend of $1.5 million (calculated at 8% per annum through June 2000) payable to the series C, D and E preferred shareholders from the proceeds of this offering.


    Our pro forma, as adjusted capitalization gives effect to the application of the estimated net proceeds from the sale of our common stock based on an assumed initial public offering price of $13.50 per share and after deducting the estimated underwriting discount and commissions and offering expenses payable by us, the redemption of the mandatorily redeemable preferred stock and the dividend paid on the series C, D and E convertible preferred stock upon consummation of this offering.


    You should read this table in conjunction with the financial statements and the notes to those statements and the other financial information included in this prospectus.


                                                                       MARCH 31, 2000
                                                          -----------------------------------------
                                                                                         PRO FORMA
                                                           ACTUAL       PRO FORMA       AS ADJUSTED
                                                          --------      ----------      -----------
                                                                  (IN THOUSANDS, UNAUDITED)
Capitalized lease obligations, net of current portion...  $    481       $    481        $    481
Mandatorily redeemable preferred stock..................     4,797          4,892              --
Shareholders' equity (deficit):
  Preferred stock.......................................    12,010             --              --
  Common stock(1).......................................        50         16,260          65,280
  Additional paid-in capital............................     5,746          5,746           5,746
  Deferred compensation.................................    (5,174)        (5,174)         (5,174)
  Accumulated deficit...................................   (17,031)       (22,781)        (22,781)
  Treasury stock........................................      (900)          (900)           (900)
                                                          --------       --------        --------
    Total shareholders' equity (deficit)................    (5,299)        (6,849)         42,171
                                                          --------       --------        --------
      Total capitalization..............................  $    (21)      $ (1,476)       $ 42,652
                                                          ========       ========        ========


------------------------

(1) The table above excludes an aggregate of 1,727,110 shares issuable upon exercise of stock options outstanding as of March 31, 2000, plus an additional 821,522 shares reserved for issuance in connection with future stock options and other awards under our 1995 Equity Compensation Plan and our 1998 Time Accelerated Restricted Stock Option Plan.

                                    DILUTION


    As of March 31, 2000, our pro forma net tangible book value was approximately $(7.2) million or $(0.83) per share of common stock. Pro forma net tangible book value per share represents the amount of our total pro forma tangible assets reduced by the amount of our total pro forma liabilities, divided by the number of pro forma shares of common stock outstanding. As of March 31, 2000, our pro forma net tangible book value, on an as adjusted basis after giving effect to the redemption of our mandatorily redeemable preferred stock, the payment of dividends declared on the series C, D and E convertible preferred stock and the sale of the 4,000,000 shares of common stock, based on an assumed initial public offering price of $13.50 per share and after deducting the underwriting discounts and commissions and other estimated offering expenses, would have been approximately $2.79 per share. This represents an immediate increase of $3.62 per share to existing shareholders and an immediate dilution of $10.71 per share to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share............              $13.50
  Pro forma net tangible book value per share at
    March 31, 2000.........................................   $(0.83)
  Increase per share attributable to new investors.........     3.62
                                                              ------
Pro forma, as adjusted net tangible book value per share
  after this offering......................................                2.79
                                                                         ------
Dilution per share to new investors........................              $10.71
                                                                         ======


    The following table summarizes, on a pro forma, as adjusted basis, as of March 31, 2000, the differences between the total consideration paid and the average price per share paid by the existing shareholders and the new investors with respect to the number of shares of common stock purchased from us based on an assumed initial public offering price of $16.00 per share.


                                            SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE
                                          ---------------------   ----------------------   PRICE PER
                                            NUMBER     PERCENT      AMOUNT      PERCENT      SHARE
                                          ----------   --------   -----------   --------   ---------
Existing shareholders...................   8,717,962      68.5%   $16,567,950      23.5%    $ 1.90
New investors...........................   4,000,000      31.5     54,000,000      76.5      13.50
                                          ----------    ------    -----------    ------     ------
    Total...............................  12,717,962     100.0%   $70,567,950     100.0%    $ 5.55
                                          ==========    ======    ===========    ======     ======



    At March 31, 2000, we had outstanding options to purchase a total of 1,727,110 shares of common stock at a weighted average exercise price of $3.05 per share. Assuming the exercise in full of all outstanding options, our pro forma as adjusted net tangible book value at March 31, 2000 would be $(0.19) per share, resulting in an immediate increase in pro forma net tangible book value of $3.01 per share to our existing stockholders, and an immediate dilution of $10.68 per share to the new investors based on the assumptions set forth above.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    Our statement of operations data for 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 have been derived from the financial statements, which have been audited by Arthur Andersen, LLP, independent public accountants, and are included in this prospectus. Our statement of operations data for 1995 and 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 have been derived from our audited financial statements that are not included in this prospectus. The statement of operations data for the three months ended March 31, 1999 and 2000 and the balance sheet data as of March 31, 2000 are derived from unaudited financial statements and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for that period, which have been derived from the unaudited financial statements included elsewhere in this prospectus. You should read the data set forth below together with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and related notes contained in this prospectus.

                                                                                                             THREE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                        MARCH 31,
                                                     ----------------------------------------------------   ---------------------
                                                       1995       1996       1997       1998       1999       1999        2000
                                                     --------   --------   --------   --------   --------   ---------   ---------
                                                                                                                 (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues...........................................   $  585    $ 1,116    $ 1,041    $ 2,552    $ 4,351     $   718     $ 1,629
Cost of revenues(1)................................      201        886      1,494      1,904      2,509         511       1,026
                                                      ------    -------    -------    -------    -------     -------     -------
      Gross profit (loss)..........................      384        230       (453)       648      1,842         207         603

Operating expenses:
  Research and development(2)......................      272        911      1,555      1,669      1,460         396         599
  Selling, general and administrative(3)...........      221      1,329      2,241      3,169      3,897         899       1,565
  Stock-based compensation.........................       --         --         --         --        233          --         339
                                                      ------    -------    -------    -------    -------     -------     -------
    Total operating expenses.......................      493      2,240      3,796      4,838      5,590       1,295       2,503
                                                      ------    -------    -------    -------    -------     -------     -------
      Operating loss...............................     (109)    (2,010)    (4,249)    (4,190)    (3,748)     (1,088)     (1,900)

Interest (income) expense, net.....................      (20)       (77)        47        418        (78)        (27)        (21)
                                                      ------    -------    -------    -------    -------     -------     -------
Net loss(4)........................................      (89)    (1,933)    (4,296)    (4,608)    (3,670)     (1,061)     (1,879)
Accretion of redemption premium on preferred
  stock............................................       --         --         --          9        401          94         115
                                                      ------    -------    -------    -------    -------     -------     -------
Net loss applicable to common shareholders.........   $  (89)   $(1,933)   $(4,296)   $(4,617)   $(4,071)    $(1,155)    $(1,994)
                                                      ======    =======    =======    =======    =======     =======     =======

Net loss per common share:
  Basic and diluted................................   $(0.02)   $ (0.54)   $ (1.27)   $ (1.36)   $ (1.20)    $ (0.34)    $ (0.59)
Weighted average shares outstanding:
  Basic and diluted................................    3,628      3,558      3,388      3,388      3,388       3,388       3,388

                                                                                  DECEMBER 31,
                                                              ----------------------------------------------------    MARCH 31,
                                                                1995       1996       1997       1998       1999        2000
                                                              --------   --------   --------   --------   --------   -----------
                                                                                                                     (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................   $1,192    $ 3,853    $ 2,370    $ 5,346    $ 3,382      $ 2,003
Working capital.............................................    1,310      3,855      2,167      3,845        453       (1,560)
Total assets................................................    1,762      4,842      4,221      6,794      5,350        4,512
Debt and capital lease obligations, less current portion....       73      1,213      4,519        570        460          481
Mandatorily redeemable preferred stock......................       --         --         --      4,280      4,682        4,797
Total shareholders' equity (deficit)........................    1,554      3,156     (1,140)       195     (3,644)      (5,299)

------------------------------

(1) Excludes stock-based compensation of $121,000 and $170,000 for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively.

(2) Excludes stock-based compensation of $20,000 and $23,000 for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively.

(3) Excludes stock-based compensation of $92,000 and $146,000 for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively.

(4) Before accretion of redemption premium on preferred stock.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND THE RELATED NOTES TO THE FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING INCLUDES A NUMBER OF FORWARD-LOOKING STATEMENTS THAT REFLECT OUR CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND FINANCIAL PERFORMANCE. WE USE WORDS SUCH AS ANTICIPATES, BELIEVES, EXPECTS, FUTURE, AND INTENDS, AND SIMILAR EXPRESSIONS TO IDENTIFY FORWARD-LOOKING STATEMENTS. YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH APPLY ONLY AS OF THE DATE OF THIS PROSPECTUS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS OR OUR PREDICTIONS. FOR A DESCRIPTION OF THESE RISKS, SEE THE SECTION ENTITLED RISK FACTORS.

OVERVIEW

    We released our first Internet products, CaduCIS Manager and CaduCIS Net, in 1996. We subsequently released CaduCIS Alliance in July 1999. Since our first product release, we have signed over $15 million in multi-year contracts with customers for our CaduCIS.com products. In March 1999, we formed our CareStandard.com division, and have entered into a $4.6 million contract with the California HealthCare Foundation to develop our Care Exchange technology and business model. In the fall of 1999, we formed our CareScript.com, CareSense.com and CareLeader.com divisions. We did not generate revenues from these divisions in 1999. We have commenced sales of CareScript.com products and we expect sales of CareLeader.com and CareSense.com products to commence in 2001.

    We generate revenues from subscriptions to our Internet-based proprietary technology applications and hosting of customer data, as well as from training, implementation and consulting services. We sell our products individually or as an integrated suite of products and services. We price our products on a per-encounter basis, such as the number of a hospital's patient admissions or out-patient visits, or the number of members enrolled in a health plan. In the future, we may also price our products on a per-transaction basis.

    The following table presents the percentage of our revenues we derived from subscriptions to our CaduCIS.com application service provider data analysis and hosting services and from our consulting and other services over the periods presented:

                                                                                  THREE MONTHS ENDED
                                                                                      MARCH 31,
                                                                               ------------------------
                                          1997         1998         1999         1999            2000
                                        --------     --------     --------     --------        --------
Subscription revenue..................      15%          56%          74%          83%             66%
Consulting and other revenue..........      85           44           26           17              34
                                         -----        -----        -----        -----           -----
                                           100%         100%         100%         100%            100%
                                         =====        =====        =====        =====           =====

    Our subscription agreements typically cover an initial three- to five-year period with provisions for automatic renewals. We recognize training and implementation fees, as well as subscriptions and related hosting revenues, on a pro-rata basis over the life of the contract. We recognize consulting fees as the program or service is delivered.

    Our contracts generally provide for payment in advance of services rendered. Therefore, we record these payments as deferred revenues and recognize these payments when earned in accordance with our revenue recognition policy. Our deferred revenue balances were $820,000, $2.9 million and $2.5 million at December 31, 1998 and 1999 and March 31, 2000, respectively.

    More than 100 health care organizations subscribe to our products. Our contracts with the California HealthCare Foundation and Providence Health System represented approximately 21% and 11%, respectively, of our 1999 revenues.

    We have incurred substantial research and development costs since inception and have also invested in our corporate infrastructure to support our long-term growth strategy. We expect that our operating expenses will continue to increase as we expand our product development and sales and marketing efforts. Accordingly, we expect to continue to incur quarterly net losses for the foreseeable future.

    Since inception, we have incurred cumulative net losses for federal and state tax purposes and have not recognized any material tax provision or benefit. As of March 31, 2000, we had net operating loss carryforwards of approximately $17.0 million for federal income tax purposes. The net operating loss carryforwards, if not utilized, expire from 2010 through 2019. Federal tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of an ownership change as defined in Section 382 of the Internal Revenue Code. See Note 4 of the Notes to Financial Statements in this prospectus for additional information regarding these carryforwards.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2000 AND MARCH 31, 1999

    REVENUES

    Total revenues increased 127% to $1.6 million for the three months ended March 31, 2000 from $718,000 for the three months ended March 31, 1999. The increase was primarily related to revenues generated from newly signed customer contracts.

    Unrecognized revenues related to customer contracts as of March 31, 2000 totaled $12.9 million.

    COST OF REVENUES

    Costs of revenues include customer product and service-related costs including personnel and facility costs, depreciation and maintenance. Cost of revenues for the three months ended March 31, 2000 was $1.0 million (excluding stock-based compensation of $170,000), an increase of $489,000 or 101%, compared to $511,000 for the three months ended March 31, 1999. The increase was primarily a result of additional costs necessary to service new customers.

    GROSS PROFIT

    Our gross profit margin increased from 29% for the three months ended March 31, 1999, to 37% for the three months ended March 31, 2000. The increase in gross profit margin is primarily due to increased revenues spread over a fixed cost base.

    RESEARCH AND DEVELOPMENT

    Research and development costs include technology and product development costs. Research and development costs for the three months ended March 31, 2000 were $599,000 (excluding stock-based compensation of $23,000), an increase of $203,000 or approximately 51%, compared to $396,000 for the three months ended March 31, 1999. This increase is primarily due to expenditures made related to new product development.

    As a percentage of revenue, research and development costs were 37% of revenue for the three months ended March 31, 2000 as compared to 55% for the three months ended March 31, 1999.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative expenses include costs associated with our sales, marketing, finance, human resource and administrative functions. Selling, general and administrative expenses for the three months ended
March 31, 2000 were $1.6 million (excluding stock-based compensation of $146,000), an increase of $701,000, or 74% compared to $899,000 for the three months ended March 31, 1999. The increase was primarily related to hiring of additional sales and management personnel and marketing expenditures to increase and support customer growth.

    As a percentage of revenues, selling, general, and administrative expenses were 96% for the three months ended March 31, 2000 as compared to 125% for the three months ended March 31, 1999.

    STOCK-BASED COMPENSATION

    We granted certain stock options to our officers and employees with exercise prices deemed to be below the fair market value of the underlying stock. The cumulative difference between the fair value of the underlying stock at the date the options were granted and the exercise price of the granted options was $5.7 million at March 31, 2000. We expect to amortize this amount over the four to seven year vesting periods of the granted options. Accordingly, our results from operations will include stock-based compensation expense at least through 2006. We recognized $339,000 of this expense during the three months ended
March 31, 2000.

    INTEREST INCOME AND EXPENSE

    Net interest income for the three months ended March 31, 2000 was $21,000, a decrease of $6,000, or approximately 22%, compared to $27,000 for the three months ended March 31, 1999.

    The decrease is primarily due to lower investable cash balances.

YEARS ENDED DECEMBER 31, 1999 AND DECEMBER 31, 1998

    REVENUES

    Total revenues increased 70% to $4.4 million for the year ended
December 31, 1999 from $2.6 million for the year ended December 31, 1998. The increase was primarily related to revenues generated from newly signed customer contracts. We anticipate our revenue to grow at a significant rate. The ultimate growth of our revenue is dependent upon the timing of the signing of contracts and the introduction of new products.

    Unrecognized revenues related to customer contracts as of December 31, 1999 totaled $12.6 million, of which we expect to recognize $5.4 million in 2000 in accordance with our revenue recognition policy.

    COST OF REVENUES

    Cost of revenues for the year ended December 31, 1999 was $2.5 million (excluding stock-based compensation of $121,000), an increase of $600,000, or 32%, compared to $1.9 million in 1998. The increase was primarily a result of additional costs necessary to service new customers.

    GROSS PROFIT

    Our gross profit margin increased from 25% in 1998 to 42% in 1999. This increase in gross profit margin is primarily due to increased revenues spread over a fixed base of costs. We do not expect significant increases in gross profit margin for the foreseeable future.

    RESEARCH AND DEVELOPMENT

    Research and development costs for the year ended December 31, 1999 were $1.5 million (excluding stock-based compensation of $20,000), a decrease of $200,000, or approximately 13%, compared to $1.7 million for 1998.

    This decrease is primarily due to the timing of changes in personnel. We expect research and development costs to increase in the future in support of our expected new product development.

    As a percentage of revenue, research and development costs were 34% of revenue in 1999 as compared to 65% in 1998. We expect the growth in revenue to exceed the growth in research and development costs. Therefore, we expect these costs will decrease as a percentage of revenue in the future.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative expenses for the year ended
December 31, 1999 were $3.9 million (excluding stock-based compensation of $92,000), an increase of $700,000, or 23%, compared to $3.2 million for 1998. The increase was primarily related to hiring of additional sales and management personnel to increase and support customer growth.

    We expect that selling, general and administrative expenses will continue to increase in the future in order to support our revenue growth and the need for additional infrastructure.

    As a percentage of revenues, selling, general and administrative cost was 90% in 1999 as compared to 124% in 1998. We expect the percentage of selling, general and administrative costs to decrease in the future.

    STOCK-BASED COMPENSATION

    We granted certain stock options to our officers and employees at prices deemed to be below the fair value of the underlying stock. The cumulative difference between the fair value of the underlying stock at the date the options were granted and the exercise price of the granted options was $5.6 million at December 31, 1999. We expect to amortize this amount over the four to seven year vesting periods of the granted options. Accordingly, our results from operations will include stock-based compensation expense at least through 2006. We recognized $233,000 of this expense during the year ended December 31, 1999.

    INTEREST INCOME AND EXPENSE

    Net interest income for the year ended December 31, 1999 was $78,000. This amount arose primarily from investment interest income offset by interest expense from capital lease obligations. Net interest expense for the year ended December 31, 1998 was $419,000. This amount arose primarily from interest expense from notes payable and capital lease obligations, partially offset by investment interest income.

    The change from net interest income in 1999 from net interest expense in 1998 is due to higher investable cash balances resulting from the cash received from the sale of our series C preferred stock in a private transaction in December 1998 and a reduction in interest expense in 1999 due to the conversion of the notes payable to shareholder into our series G preferred stock in December 1998.

YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

    REVENUES

    Total revenues increased 145% to $2.6 million for the year ended
December 31, 1998 from $1.0 million for the year ended December 31, 1997. The increase was primarily related to revenues generated from newly signed customer contracts.

    COST OF REVENUES

    Cost of revenues for the year ended December 31, 1998 was $1.9 million, an increase of $400,000, or approximately 27% compared to $1.5 million in 1997. The increase was primarily a result of additional costs necessary to service new customers.

    GROSS PROFIT

    Our gross profit margin improved in 1998 to 25% from a negative margin in 1997. This improvement is primarily due to an increase in revenue spread over a fixed base of cost.

    RESEARCH AND DEVELOPMENT

    Research and development costs for the year ended December 31, 1998 were $1.7 million, an increase of $100,000 or approximately 7% compared to $1.6 million for 1997.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative expenses for the year ended
December 31, 1998 were $3.2 million, an increase of $1.0 million, or 41% compared to $2.2 million for 1997. The increase was primarily related to the hiring of additional staff and management to support our customer growth.

    INTEREST INCOME AND EXPENSE

    Net interest expense for the year ended December 31, 1998 was $419,000 as compared to $47,000 for the year ended December 31, 1997. The increase in net expense was primarily related to a reduction in interest income for 1998.

SELECTED QUARTERLY OPERATING RESULTS

    The following table sets forth our unaudited quarterly results for the five quarters ended March 31, 2000. This information has been prepared on the same basis as the financial statements and, in the opinion of our management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The unaudited quarterly operating results are not necessarily indicative of future results of operation.

This data should be read in conjunction with our Financial Statements and related Notes included in this prospectus.

                                                                             THREE MONTHS ENDED
                                                -----------------------------------------------------------------------------
                                                  MARCH 31,       JUNE 30,      SEPTEMBER 30,   DECEMBER 31,      MARCH 31,
                                                    1999            1999            1999            1999            2000
                                                -------------   -------------   -------------   -------------   -------------
                                                                               (IN THOUSANDS)
Revenues......................................     $   718         $   868         $ 1,196         $ 1,569         $ 1,629
Cost of revenues (excludes stock-based
  compensation of $121,000 and $170,000 for
  the three months ended December 31, 1999 and
  March 31, 2000, respectively)...............         511             555             565             878           1,026
                                                   -------         -------         -------         -------         -------
Gross profit..................................         207             313             631             691             603

Research and development (excludes stock-
  based compensation of $20,000 and $23,000
  for the three months ended December 31, 1999
  and March 31, 2000, respectively)...........         396             358             362             344             599
Selling, general and administrative (excludes
  stock-based compensation of $92,000 and
  $146,000 for the three months ended December
  31, 1999 and March 31, 2000,
  respectively)...............................         899             986             994           1,018           1,565
Stock-based compensation......................          --              --              --             233             339
                                                   -------         -------         -------         -------         -------
Total operating expenses......................       1,295           1,344           1,356           1,595           2,503
                                                   -------         -------         -------         -------         -------
Operating loss................................      (1,088)         (1,031)           (725)           (904)         (1,900)
Interest income, net..........................          27              16              17              18              21
                                                   -------         -------         -------         -------         -------
Net loss before accretion of redemption
  premium on preferred stock..................      (1,061)         (1,015)           (708)           (886)         (1,879)
Accretion of redemption premium on preferred
  stock.......................................          94              97             102             108             115
                                                   -------         -------         -------         -------         -------
Net loss applicable to common shareholders....     $(1,155)        $(1,112)        $  (810)        $  (994)        $(1,994)
                                                   =======         =======         =======         =======         =======

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, we have financed our operations and funded our capital expenditures through the private sale of equity securities, supplemented by private debt and equipment leases. Aggregate net proceeds to date from private equity financings total $12.3 million. As of March 31, 2000, we had $2.0 million in cash and a working capital deficit of $1.6 million.

    Net cash used in operating activities was $1.1 million for the three months ended March 31, 2000 and $1.4 million for the three months ended March 31, 1999. Net cash used in operating activities was $3.8 million in 1997, $2.4 million in 1998 and $1.4 million in 1999. For those periods, net cash used in operating activities was primarily to fund losses from operations.

    Net cash used in investing activities was $192,000 for the three months ended March 31, 2000 and $155,000 for the three months ended March 31, 1999. Net cash used in investing activities was $180,000 in 1997, $244,000 in 1998 and $195,000 in 1999. Investing activities consisted primarily of purchases of property and equipment.

    Net cash used in financing activities was $98,000 for the three months ended March 31, 2000 and $25,000 for the three months ended March 31, 1999. Financing activities for these periods consisted primarily of capital lease payments. Net cash provided by financing activities was $2.5 million in 1997 and $5.6 million in 1998, and net cash used in financing activities was $370,000 in 1999. Financing activities consisted primarily of proceeds from a related party loan in 1997, proceeds from the sale of preferred stock in 1998, and capital lease financing and payments in 1999.

    As we execute our strategy, we expect significant increases in our operating expenses to fund development of current and new divisions and product lines. Presently, we anticipate that our existing capital resources and the proceeds from this offering will meet our operating and investing needs through the end of 2001. After that time, additional funding may not be available on acceptable terms or at all. If we require additional capital resources to grow our business, execute our operating plans or acquire complementary businesses at any time in the future, we may seek to sell additional equity or debt securities or secure additional lines of credit, which may result in ownership dilution to our shareholders. In any event, we believe that our current funding resources, including cash on hand and operating revenues, will be sufficient to sustain operations at least through 2000 without the proceeds from this offering.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB 101 expresses the views of the SEC staff in applying generally accepted accounting principles to certain transactions. Our financial statements and related disclosures for 1997, 1998 and 1999 are in compliance with SAB 101.

                                    BUSINESS

OVERVIEW

    CareScience provides proprietary Internet-based tools designed to improve the quality and efficiency of health care. Our products allow users to identify the presence and causes of clinical inefficiencies and medical errors and to monitor the results of implemented solutions. We have developed a proprietary suite of technologies for the collection, analysis and sharing of clinical data. These technologies enable our customers to cost-effectively evaluate and manage the key quality factors in care delivery. We currently sell our Internet-based information and data evaluation products to hospitals, health systems, health plans and pharmaceutical manufacturers. Our objective is to facilitate improvements in health care quality and efficiency by using the Internet to become the leader in collection, analysis and exchange of comprehensive, community-wide clinical data.

    CareScience was incorporated in 1992 with the purpose of commercializing intellectual property that was developed at the University of Pennsylvania School of Medicine and The Wharton School. In 1993, we exclusively licensed the intellectual property underlying our core technology in a 30-year agreement with the University of Pennsylvania which is the holder of approximately 1.2% of our capital stock. In 1996, we launched our first Internet-based commercial product based on this proprietary technology under our CaduCIS.com product line. In 1999, we launched our clinical data sharing products as well as a product aimed at the pharmaceutical industry. In addition, we are currently developing products for use by physicians and consumers. To date, we have signed 50 contracts covering more than 100 hospitals, health systems, health plans and pharmaceutical companies. On March 7, 2000, we changed our name from Care Management Science Corporation to CareScience, Inc.

INDUSTRY BACKGROUND

CLINICAL COSTS ARE LARGE AND GROWING

    According to the Health Care Financing Administration, or HCFA, annual health care spending in the United States exceeds $1.2 trillion, or 14% of the country's gross domestic product, and is expected to grow to $2.2 trillion by 2008. Current on-line efforts are primarily seeking to change administrative and financial processes, reduce systems costs, improve cash flow or speed billing and purchasing. Even if successful, these efforts do not address the significant majority of health care spending that results from the cost of clinical diagnosis and treatment. These costs arise from the process of medical decision-making, treatment choice and therapeutic efficacy, and comprise the largest portion of spending in the health care industry. Furthermore, we estimate that hospitals, health plans and pharmaceutical companies spend more than $35 billion annually to manage treatment decisions and attempt to control clinical costs. As inefficiencies within the health care system consume enormous resources, as well as pose medical risks to consumers, constituents across the health care industry are seeking cost-effective information and tools to improve the quality and efficiency of care delivery.

CONCERNS ABOUT CLINICAL QUALITY AND MEDICAL ERRORS ARE INCREASING

    The delivery of clinical care usually involves complex procedures, multiple treatments and subjective judgments. Even appropriate clinical decisions are often difficult to implement and analyze because of uncontrolled operational systems. Hospitals and health plans have been seeking to gain control of and measure clinical processes to increase accountability and improve care.

    Problems with quality in the health care industry have recently gained attention because of advances in the ability to measure medical errors and complications and increasing concern about clinical care among policy-makers and the public. In addition to being the eighth-leading cause of death in the United States, medical errors add substantial costs to and drive consumer dissatisfaction with the delivery of care. Medical errors and complications result in unnecessary events including emergency room visits, hospitalizations, specialist referrals and laboratory studies, all of which are used to evaluate the errors and manage the consequences they create. We believe that many of the current efforts to reduce administrative waste and improve financial performance do not address the processes that result in clinical inefficiencies. Health care delivery systems, physicians, health plans, the government and employers are seeking information regarding clinical quality and medical errors as well as tools to enhance clinical efficiency.

HEALTH CARE CONSTITUENTS REMAIN HIGHLY FRAGMENTED

    Health care is delivered locally in hundreds of thousands of locations through a complex and fragmented mix of constituents, including:

    - hospitals, health systems, medical practice groups and other provider organizations;

    - physicians in solo or small-group practices;

    - payors, such as insurance companies, managed care organizations, Medicare, Medicaid and employers; and

    - suppliers, such as clinical laboratories, pharmaceutical companies and other groups that provide tests, drugs, x-rays and other medical supplies and services.

    Historically, many of these organizations have tried to improve efficiency, accountability and clinical-process control by horizontally or vertically integrating with other constituents. For example, hospitals acquired physician practices in order to create integrated delivery systems. These efforts have largely been abandoned because these systems were unable to integrate clinical services and set common goals. Additionally, these efforts highlighted the importance of being able to share clinical, operational and administrative information.

TECHNOLOGICAL FRAGMENTATION LEADS TO INEFFICIENT USE OF CLINICAL DATA

    In order to efficiently deliver care, information must flow within and between health care constituents. For example, to diagnose and treat a patient properly, physicians need access to clinical information such as medical history data, laboratory results, x-rays and prescriptions from various hospitals, laboratories and other providers. Health care constituents have not historically coordinated their information technology investments due to:

    - the large number of constituents;

    - the complexity of health care encounters and transactions;

    - the cost of deploying technology; and

    - pervasive concerns about confidentiality of patient information.

    This has resulted in the current technology infrastructure in health care being characterized by numerous incompatible and proprietary mainframe and client/server systems that store information in isolated databases using non-standardized formats. Thus, providers must typically request information by phone, fax or patient survey and those requests are frequently delayed due to disparate paper-based systems maintained by most constituents. Furthermore, the lack of timely access to accurate clinical information, particularly in an urgent-care situation, may lead to poor clinical outcomes and excess costs through:

    - inaccurate diagnoses;

    - redundant tests; and

    - enhanced potential for medical errors and clinical complications.

    As a result of geographic, organizational and technological fragmentation, current information exchange is often incomplete or redundant, thus creating the need for a comprehensive technology solution.

THE GROWTH OF THE INTERNET IS IMPACTING HEALTH CARE

    The Internet has emerged as the fastest growing communication medium in history. International Data Corporation, an independent research firm, estimates that the total number of Internet users worldwide will grow from 142 million at the end of 1998 to 502 million by the end of 2003. The Internet is currently being used to speed and streamline a variety of business transactions. The Internet's open architecture, platform and location independence, scalability and growing acceptance make it an increasingly important medium for the information-intensive and highly transactional health care industry. We believe that many existing Internet products do not provide tools to monitor the care delivery process or improve clinical efficiency. Additional improvements in the ability to search, store, structure, integrate and filter vast amounts of disparate data and to dynamically analyze, customize and display information in contexts relevant to particular users will further increase the usefulness of Internet-based applications to the health care market.

THE CARESCIENCE SOLUTION

    We provide Internet-based products that use proprietary analytical tools and data collection and sharing technologies to improve the quality and efficiency of clinical services. Our products identify the presence and causes of clinical inefficiencies and medical errors and monitor the results of implemented solutions. Additionally, we facilitate the sharing of clinical information across health care constituents on a community-by-community basis. We believe our solutions improve our customers' business performance by enabling real-time clinical data sharing and detailed clinical-process analysis.

    IMPROVE THE QUALITY OF CARE. Our proprietary scientific methodologies were developed at the University of Pennsylvania School of Medicine and The Wharton School with over $30 million in grants. Our algorithms allow us to normalize clinical information across thousands of parameters using sophisticated statistical analysis and, in conjunction with our on-line analytic processing technology, provide retrospective evaluation as well as prediction of clinical performance. Unlike benchmarking, which compares performance to designed protocols or averages of broad populations across a limited number of criteria, our algorithms allow users to understand the underlying basis of their clinical performance. For example, when a patient experiences a clinical complication, we can determine the likelihood that the complication was attributable to the patient's condition, the physician's decisions or the hospital's operations, and for any of these, which specific factors contributed to the complication. We believe our products provide health care constituents with the most comprehensive, robust and clinically credible tools for clinical-process management.

    OUTSOURCE COMPLEX CLINICAL ANALYSES. The collection, standardization and analysis of clinical data is complicated, time intensive and requires specialized capabilities. We believe that very few health care organizations possess these resources or capabilities. Our products are designed to collect and analyze comprehensive clinical data in order to improve the delivery of care. As an application service provider, we offer our customers cost-effective access to remotely hosted data supported by sophisticated processing technology and analysis methods.

    EXCHANGE CLINICAL INFORMATION. Our technologies provide information to influence diagnostic and treatment decisions by enabling secure information sharing among authorized health care constituents. Since much information is not currently available at the point of care, we are developing an Internet-based care data utility to share and analyze clinical information among participating health care constituents within a community. We are developing access standards to this utility and have certified a wide variety of clinical applications to give our customers flexibility in accessing this utility. For example, we have designated more than 60 applications from vendors as CareStandard.com-certified, including Cerner, Eclipsys, MedicaLogic and Shared Medical Systems.

    PROVIDE COMPREHENSIVE SERVICES. Our products support critical clinical functions and are used intensively by our customers. We are developing new products to support other important tasks, such as interacting with physicians and consumers, which will expand the role of our products in daily clinical-management functions. Because of the services we provide, our customers comprise a large and growing base of high-level clinical decision makers with significant strategic and operational influence. As the use of the Internet grows, we believe that we will have a unique channel through which to distribute other Internet-based services to our users.

OUR VALUE PROPOSITION

    Our value proposition to our customers is based on enabling them to manage their clinical operations using our databases and proprietary clinical algorithms. Our approach identifies clinical inefficiencies and medical errors and thereby offers the opportunity to improve the quality of care and reduce costs. Additionally, we host our customers' clinical data and provide real-time access to that data, which reduces their fixed cost of information technology while increasing reporting flexibility.

    Customers gain value from our products in three principal areas:

    IMPROVING CLINICAL PROCESSES. Many tests and therapies that are performed on patients do not improve outcomes or may pose undue risk. Moreover, many patients do not receive indicated preventative therapies or are placed at risk by oversights in drug regimens or in pre-operative preparations. Our products enable our customers to strengthen their business performance by improving the quality of care they deliver and avoiding medical errors and unnecessary treatments.

    LOWERING THE COST OF MANAGEMENT OVERSIGHT. In hospitals and health plans, our products reduce the need for manual data collection and for tracking of clinical events. Our CareScript.com databases and outsourcing tools reduce the need for pharmaceutical makers to have specialized in-house staff to manage the strategic drug development process. Because our products are vendor neutral and operate over the Internet, we enable our customers to realize substantial value from their historical investment in legacy systems.

    IMPROVING THE WAY HEALTH CARE CONSTITUENTS INTERACT. Our products provide service integration by enabling health care constituents to share relevant clinical information. For example, our products enable hospitals and health plans to provide clinical-data access to physicians at the point of care. Also, hospitals and health plans can use our products to supplement their consumer relationships and improve consumer satisfaction and health status.

OUR STRATEGY

    Our objective is to become the leading provider of Internet-based products to facilitate improvements in health care quality and efficiency. The primary components of our strategy include:

    OFFER COMMUNITY-BASED SOLUTIONS. Our primary focus is at the community level, where the overwhelming majority of people receive clinical services. Our products and services support the key participants in local health care delivery: hospitals, health plans, pharmaceutical and biotechnology companies, physicians and consumers. We offer a comprehensive suite of Internet-based products and services that allow different participants in local health care systems to manage their role in care delivery while collaborating with other participants. As one or more of our products become accepted within a community, our other products become more valuable and more likely to be used in that community.

    DEVELOP NEW PRODUCTS BASED ON OUR PROPRIETARY KNOWLEDGE AND DATA ASSETS. We have developed a substantial and rapidly growing proprietary on-line data asset in a single location and format encompassing millions of care encounters. We maintain proprietary, rigorously validated clinical algorithms. Our data and knowledge bases are unique because of their clinical detail and linkage to ongoing relationships with active customers. We are leveraging our proprietary database to develop and introduce other Internet-based products. For example, in the fall of 1999, we introduced our CareScript.com product to pharmaceutical and biotechnology companies for outsourcing key functions and performing on-line pharmacoeconomic analysis. In addition, we are developing CareLeader.com for physicians and CareSense.com for consumers using our proprietary knowledge and data assets.

    CROSS-SELL PRODUCTS. We are developing strong relationships with hospitals, health systems, health plans and pharmaceutical companies. We intend to enhance these relationships by developing and selling additional complementary products to these customers. While each of our products is designed to satisfy the needs of a particular type of customer, customers frequently purchase more than one type of product. For example, we believe that hospitals that use CaduCIS.com to manage clinical processes are more likely to use CareStandard.com to exchange clinical data, CareLeader.com to relate to physicians and CareSense.com to relate to consumers. Additionally, we can serve our high-level user base by providing future opportunities for third-party services to be offered through our distribution channels.

    LEVERAGE OUR TECHNOLOGY PLATFORM. Our products use a common technology platform, including common architecture, data structures, analytic processing tools, clinical algorithms and telecommunication protocols. Additionally, our products frequently integrate with a variety of other vendors' products. By using the Internet and serving as a centralized application service provider, our solution represents a high-value proposition for our customers. Furthermore, since our products are technologically intensive and connect disparate industry segments, customers cannot replicate our products without incurring substantial costs.

    PURSUE TARGETED STRATEGIC RELATIONSHIPS AND ACQUISITIONS. We intend to pursue strategic relationships and acquisitions that would bolster our distribution channels in core areas or expand our service offerings to customers. We plan to seek targeted partnerships and acquisitions that would be consistent with our objective to improve quality and efficiency in health care.

PRODUCTS

    We provide an integrated suite of Internet-based products designed to gather, store, analyze and disseminate clinical information. Our customers use these products to build relationships and to improve the quality and efficiency of clinical care. To date, we have deployed three core product lines:
CaduCIS.com, CareStandard.com and CareScript.com. Additionally, we are developing two new product lines: CareLeader.com and CareSense.com. An overview of our products can be seen in the table below:

                                                                                       DATE
       PRODUCT           TARGET MARKET                 CORE FUNCTION                 LAUNCHED     PRICING MODEL
CaduCIS.com

  CaduCIS Manager      Hospitals and       Understanding how to improve clinical  Second Quarter  Per admission
                       health systems      efficiency and reduce medical errors   1996            or encounter
                                           using clinical data

  CaduCIS Alliance     Health plans        Understanding how to improve clinical  Third Quarter   Per member
                                           efficiency and reduce medical errors   1999
                                           using claims data

  CaduCIS Net          Hospitals, health   Direct hospital-hospital performance   First Quarter   Free
                       systems, health     comparisons using public data          1996
                       plans
CareStandard.com       All health care     Securely exchanging clinical           First Quarter   Per encounter
                       participants        information at the point of care via   1999
                                           the Internet
CareScript.com         Pharmaceutical and  Understanding the best market          Fourth Quarter  Per report
                       biotechnology       target(s), positioning and pricing     1999
                       companies           for pharmaceutical products
CareLeader.com         Hospitals, health   Evaluation of current and prior        Targeted: 2001  Per member or
                       systems, health     treatment choices                                      encounter
                       plans for use by
                       their physicians
CareSense.com          Hospitals, health   Facilitation of self-assessment of     Targeted: 2001  Per member or
                       systems, health     care in consultation with a physician                  encounter
                       plans for use by
                       their consumers

CADUCIS.COM

    CaduCIS.com products are used by hospitals, health systems and health plans to monitor and evaluate care and to support and manage the physicians that provide care on their behalf. The CaduCIS.com Web-server center now hosts more than 5 terabytes of detailed clinical data which is the equivalent of over
2.5 billion pages of text. This data and the related Web-server operation provide the critical infrastructure support to our other product lines.

    All products in the CaduCIS.com product line:

    - collect clinical data from existing customer information systems;

    - standardize and store data in a common format;

    - provide access to data and clinical algorithms through our application service provider platform;

    - analyze data using our proprietary methods to identify ways to improve care;

    - provide information access to authorized users with only a browser and Internet connection; and

    - create on-line communities of users to support collaboration for care improvements.

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
    CADUCIS.COM CASE STUDY EXAMPLE

    CADUCIS MANAGER ALERTED A HOSPITAL TO A PROBLEM WITH MEDICAL ERRORS IN PATIENTS WITH AN INTESTINAL BLOCKAGE. USING THE TOOL, USERS DETERMINED THAT THE AMOUNT OF INTRAVENOUS FLUID PROVIDED WAS TOO MUCH FOR SOME OF THE PATIENTS WITH WEAKER HEARTS. THAT EXCESS FLUID RESULTED IN A DANGEROUS CONDITION WHERE FLUID ACCUMULATES IN THE LUNGS AND BREATHING BECOMES DIFFICULT. THIS COMPLICATION WAS COSTLY DUE TO THE NEED FOR DRUG TREATMENT TO REMOVE THE EXTRA FLUID AS WELL AS LAB AND X-RAY TESTS TO MONITOR THE TREATMENT. IN LESS THAN 5% OF THE TIME IT WOULD HAVE TAKEN WITHOUT CADUCIS.COM, TWO USERS WERE ABLE TO QUICKLY IDENTIFY A TOTAL OF 250 CASES OF THIS COMPLICATION REPRESENTING MORE THAN $1.4 MILLION IN UNNECESSARY, UNCOMPENSATED FEES.

    CADUCIS MANAGER. Our customers use CaduCIS Manager to improve the clinical care delivery process, reduce medical errors and lower costs in the inpatient and hospital-based outpatient settings. It is used by case managers, medical directors, physician leaders, department chairmen, decision-support analysts and other hospital and health system managers with only a browser and Internet connection. Output from CaduCIS Manager is used in many different ways including: case management, physician education, profiling, pathway development, performance monitoring and compliance with Medicare-required quality data submission.

    CADUCIS ALLIANCE. Our customers use CaduCIS Alliance to reduce medical errors and better utilize specialized resources such as hospitals, specialists and emergency care units. CaduCIS Alliance focuses on optimizing physicians' treatment choices for treatment setting, drug use, test and therapy use and procedure use. It is used by medical directors, utilization review staff and practice leaders for numerous medical management functions and also supports National Committee for Quality Assurance accreditation. Importantly, CaduCIS Alliance also enables communication and coordination between health plan and practicing physician.

    We typically sell CaduCIS Manager and CaduCIS Alliance pursuant to three- to five-year contracts, Contract pricing is estimated based on a per-encounter or per-member basis. To the extent customers exceed estimated amounts, additional fees will be charged. It usually takes us and our implementation partners between 10 and 28 weeks to install the products, including data-interface development, database construction and user training. Customers typically have unlimited access to data and are supported by an array of telephone and email help, data validation and management, product training classes and ad-hoc services. We are currently testing transaction-based pricing in selected markets.

    CADUCIS NET. This is a free Internet-based service using our proprietary algorithms to compare quality and performance across hospitals. Because we use the most recent public information for Medicare beneficiaries across the nation, this product is immediately accessible to authorized users. In September 1999, we made a strategic decision to offer CaduCIS Net free to the health care marketplace. Since that time, over 2,600 health care organizations have registered and are using this product and more than 1,100 have requested information about our revenue-producing products. Two-thirds of all non-governmental United States hospitals use CaduCIS Net to compare clinical and economic performance and to identify patterns of medical errors.

    We also employ a group of expert educators and consultants who support product users through a service offering called the Institute for Management Development. The Institute for Management Development assists in the development of disease-focused strategies and in setting and achieving explicit process improvement performance targets. Institute for Management Development staff also advises executive and clinical leadership on the strategic use of care management as a competitive tool in regional or national markets. These services are offered as on-site or Internet-based programs aimed at physician executives, practicing clinicians and CaduCIS.com users.

CARESTANDARD.COM

    CareStandard.com is designed to enable real-time, Internet-based clinical data exchange and related services that allow for the secure sharing and storage of clinical data using more than 60 applications from third-party vendors. Physicians, hospitals, health systems, laboratories, pharmacies and other local organizations participate in data-sharing arrangements organized and operated by us to deliver the information that physicians need to provide better care for their patients. We facilitate data availability at the point of care through an open-architecture, Internet-based data sharing utility. By using these services, participants are able to share clinical information, thereby:

    - providing clinical data at the point of care;

    - reducing the rate of medical errors and misdiagnoses;

    - improving the efficiency of care delivery; and

    - reducing the overall cost of health care.

    CareStandard.com clinical data exchange is accomplished through three business and technical mechanisms:

    - certification of third-party vendors to ensure compliance with the CareStandard.com data standards;

    - formation of a Care Exchange composed of local health care constituents that determine data sharing rules; and

    - deployment of a care data utility to securely and efficiently route, convert and monitor data elements between parties over the Internet.

    CARESTANDARD.COM HYPOTHETICAL EXAMPLE

    A PHYSICIAN IS TREATING A NEW PATIENT WHO STATES THAT HE WAS RECENTLY SEEN IN A HOSPITAL EMERGENCY ROOM BY ANOTHER PHYSICIAN AND HAD A PRESCRIPTION FILLED THAT HE CAN'T REMEMBER. THE PHYSICIAN IS ABOUT TO ORDER AN EXPENSIVE SERIES OF LABORATORY TESTS, BUT BEFORE SHE SUBMITS THE ORDER, SHE USES HER EXISTING CARESTANDARD.COM-CERTIFIED MEDICAL RECORD APPLICATION TO RETRIEVE THE PATIENT'S LAB RESULTS FROM THE EMERGENCY ROOM AND THE PATIENT'S PRESCRIPTION HISTORY FROM THE LOCAL PHARMACY. SHE DISCOVERS THAT THE LAB REGIMEN THAT SHE WAS ABOUT TO ORDER WAS ALREADY COMPLETED BY THE HOSPITAL AND THAT THE PATIENT HAD MORE THAN ONE ABNORMAL RESULT. ONCE AGAIN USING HER EXISTING APPLICATION, SHE ORDERS A SINGLE FOLLOW UP LAB TEST AND AN IMPORTANT PRESCRIPTION. FORTUNATELY, THE PHYSICIAN IS ALERTED IMMEDIATELY TO A DRUG ALLERGY THAT THE PATIENT HAD FORGOTTEN, SO THE PHYSICIAN CHANGES HER DRUG ORDER TO ANOTHER PRODUCT. IN LESS THAN FIVE MINUTES, THE PHYSICIAN HAS RETRIEVED IMPORTANT CLINICAL DATA AND INITIATED A SAFE, EFFECTIVE TREATMENT.

    CARE EXCHANGE. We provide the staff and services that establish and manage a Care Exchange in each community. The Care Exchange develops the rules for data sharing and governs the ongoing arrangements between participating organizations. We also provide Internet-based information relevant to Care Exchange members, including:

    - current status of federal, state, and local regulations;

    - health industry assessments; and

    - reports that track issues surrounding use of the Internet for health information exchange.

    Our demonstration Care Exchange is in Santa Barbara County, California, and is developed under a contract with the California HealthCare Foundation. We intend to introduce

CareStandard.com in the California market initially and then to markets across the United States, primarily relying upon Internet-based work-flow management tools that are being developed as part of our demonstration Care Exchange.

    CARE DATA UTILITY. We are currently implementing a care data utility, which is compliant with proposed Health Insurance Portability and Accountability Act regulations. This utility will securely route, standardize, host and retrieve clinical data from any CareStandard.com-certified application. It will comply with existing industry and governmental standards for data content inputs and outputs and will include universal person identifiers with secure data access. Most data will be stored locally within each separate third-party application, but we could provide a community-level data storage for those third-party applications that cannot transmit data instantaneously. Importantly, we are designing this care data utility to be highly scalable and capable of being expanded at low marginal cost. Markets for this health care information utility can be accessed on a community-by-community or health system-by-health system basis.

    VENDOR CERTIFICATION. Our CareStandard.com care data utility is designed to be an application-independent, open-architecture data sharing solution. We certify vendors that have fully deployed applications that meet our requirements. As of February 2000, we have certified more than 60 products from vendors that we determined to meet our requirements. Only products that are CareStandard.com-certified can integrate with our care data utility, and Care Exchange members have agreed to only purchase CareStandard.com-certified products. These products cover multiple functions such as order entry systems, electronic medical record applications, patient health care information web sites and system integration tools.

    We maintain a comprehensive, highly detailed, Internet-based database regarding the vendors and products we certify. We also identify and support organizations that want to buy CareStandard.com-certified products. By bringing together community-based buyers and product sellers, we believe that we can simultaneously aggregate organizational purchasing power for communities and enhance product volume for vendors. Additionally, the certification process offers vendors a framework for product development that is based on specific and objective criteria.

CARESCRIPT.COM

    CareScript.com builds upon the proprietary databases created by our other product lines, and uses this data to answer important development, market-targeting and pricing questions for pharmaceutical and biotechnology companies. According to a 1994 study by Duke University, seven out of ten commercialized pharmaceutical products fail to recoup their development costs. Researchers, marketers and other decision makers within pharmaceutical manufacturers use CareScript.com to improve the financial return from chemicals ranging from those in discovery to those that are already commercialized. Additionally, we provide related services to hospitals, health systems and health plans to enable those organizations to better select, purchase and deploy drugs.

    CareScript.com products perform the following functions:

    - on-line pharmacoeconomic data access;

    - interactive analytic models;

    - pharmaceutical development life cycle tools; and

    - outsourcing management communication technology.

    CARESCRIPT.COM CASE STUDY EXAMPLE

    RESEARCH DATA INDICATES THAT A NEW CHEMICAL COMPOUND DEVELOPED BY A PHARMACEUTICAL COMPANY IS EFFECTIVE AGAINST A WIDE RANGE OF DISEASES. USING OUR CARESCRIPT.COM DATABASE AND SERVICES, THE PHARMACEUTICAL MAKER WAS ABLE TO DETERMINE THE TYPE AND FREQUENCY OF THOSE DISEASES IN UNITED STATES HOSPITALS NATIONALLY, REGIONALLY AND LOCALLY. CARESCRIPT.COM ALSO DETERMINED THE SEASONAL AND AGE-RELATED VARIABILITY OF THOSE DISEASES. WE EXPECT THAT FURTHER USE OF OUR CARESCRIPT.COM DATA AND ANALYTIC TOOLS WILL SHOW HOW EXISTING PHARMACEUTICAL PRODUCTS ARE USED TO TARGET THESE DISEASES. IT WILL ALSO BE ABLE TO REVEAL THE EXISTING VARIABILITY IN TREATING THESE CONDITIONS WITH CURRENT PHARMACEUTICAL PRODUCTS, THE CLINICAL OUTCOMES FOR EACH EXISTING APPROACH AND THE UNMET NEEDS OF PATIENTS WITH THESE DISEASES. THIS INFORMATION WILL ENABLE THE PHARMACEUTICAL MAKER TO DETERMINE THE MOST ATTRACTIVE COMMERCIAL OPPORTUNITY AND PROPER CLINICAL TARGET FOR THE NEXT, MORE EXPENSIVE PHASE OF THE FOOD AND DRUG ADMINISTRATION APPROVAL PROCESS. SPECIFICALLY, THE PHARMACEUTICAL MAKER CAN UNDERSTAND WHAT DISEASES TO TARGET, AND WHEN TO START AND WHERE TO CONDUCT ITS TRIAL TO MINIMIZE ITS COSTS AND MAXIMIZE ITS LIKELIHOOD OF SUCCESS.

    ON-LINE ANALYSIS. Customers use CareScript.com to perform on-line analyses to study the financial impact of a new pharmaceutical product. We use our Internet-based applications, proprietary algorithms and data to replace or complement costly and time-consuming consulting services. Pharmaceutical makers use CareScript.com to decide what diseases to target with their research and development efforts and whether or not a new drug should be moved out of research and development and into the expensive clinical trials process. These studies may identify the costs of treating an illness, the distribution of patients with particular diseases, how they are treated and how specific drugs impact the course of illness. Our on-line pricing analyses help determine how a drug should be priced in view of the benefit it provides to patients and the competitive positioning of other drugs.

    OUTSOURCING. We provide on-line and consulting-based outsourcing to biotechnology and other smaller firms that cannot support a pharmacoeconomic staff or pricing staff of their own. Like their larger competitors, these organizations need specialized clinical-economic support for the commercialization of their new or positioning of their existing drugs. Through CareScript.com, we expect to form long-term relationships with these organizations. We expect to use our Internet-based products to outsource management of pharmacoeconomics, procurement of pricing and outcome studies and provide development lifecycle modeling tools for these customers.

CARELEADER.COM AND CARESENSE.COM

    CareLeader.com and CareSense.com are currently under development as interactive products to enhance the physician-patient encounter. Both products will use our database, as well as our proprietary analytic methods, Internet-based operations, hosting and distribution channels.

    CARELEADER.COM AND CARESENSE.COM HYPOTHETICAL EXAMPLE

    A PATIENT WAS RECENTLY DIAGNOSED WITH LEUKEMIA. AFTER REVIEWING THE GENERIC INFORMATION AVAILABLE ON SEVERAL CONSUMER-FOCUSED WEBSITES, THE PATIENT LOGS INTO CARESENSE.COM THROUGH HER COMMUNITY HOSPITAL WEBSITE. AFTER ESTABLISHING HER IDENTITY, SHE INITIATES THE DOWNLOAD OF HER MEDICAL DATA INTO THE CARESENSE.COM DATABASE AND REVIEWS THAT INFORMATION. SHE THEN PERFORMS A TREATMENT COMPARISON TO SEE HOW OTHER PATIENTS LIKE HER HAVE BEEN TREATED. SHE ALSO LEARNS WHICH COMPLICATIONS SHE MAY DEVELOP AND WHAT SHE CAN DO TO PREVENT THEM. SHE DISCOVERS THAT PEOPLE LIKE HER ARE GENERALLY HOSPITALIZED THREE TIMES WITHIN THE FIRST SIX MONTHS OF TREATMENT. CARESENSE.COM GENERATES A LIST OF QUESTIONS FOR HER TO ASK HER PHYSICIAN AND ALLOWS HER TO EMAIL THOSE QUESTIONS TO HIM. HER PHYSICIAN LOGS INTO CARELEADER.COM AND THESE QUESTIONS ARE PRESENTED TO HIM AND A

SPECIALIST BEST SUITED TO TREAT THIS PATIENT IS IDENTIFIED. AN ON-LINE CONSULTATION AND REFERRAL IS MADE AND THE PATIENT BEGINS HER TREATMENT.

    CARELEADER.COM

    CareLeader.com will be an Internet-based product for use by physicians at the point of care. It will supplement their own experience and training by using current and past data available on their patients along with analysis provided by our proprietary analytical tools. Through CareLeader.com, physicians will be able to access four real-time features:

    DATA ACCESS. Physicians will be able to get on-line access to order and result data about their patients from any Web browser. This data will include available orders, diagnoses, results, visit history and treatments by other physicians.

    TREATMENT AID. CareLeader.com will show physicians the types of treatment that are typically provided to patients like the one they are currently evaluating. This information will include emergency room visits, primary care physician visits and referrals to a specialist or admission to a hospital. The results shown to physicians in CareLeader.com will be generated by the same methods used throughout our products.

    PHYSICIAN OR HOSPITAL SELECTION. Using this feature, physicians will be able to identify other physicians or hospitals with the best experience and outcomes for their patient as determined by our proprietary methods. The physician would also be able to review other information about a physician or hospital available on-line in CaduCIS.com, in other linked applications or on the Internet.

    PERFORMANCE REVIEW. CareLeader.com will allow physicians to compare themselves to norms, peers, historical performance or to track the care given to patients and populations across time. Physicians will also be able to access our rules library as part of real-time decision making about diagnosis and therapy. We will host the data supporting these features and make them accessible through CareLeader.com on a real-time basis over the Internet.

    CARESENSE.COM

    CareSense.com will allow consumers to access information designed to guide their self-care decisions and to support their relationship with their physician. For hospitals and health plans, CareSense.com enhances their consumer relationships and brand preference among consumers and promotes use of their services. Where the hospital or health plan uses CaduCIS.com, consumers will be able to access their clinical data. Regardless of whether a hospital or health plan uses CaduCIS.com, consumers will be able to complete a confidential medical profile which we will host for future access. Through CareSense.com, consumers will be able to access numerous features including:

    DATA ACCESS. Consumers will be able to get on-line access to data about their treatments from any Web browser. This data will include orders, diagnosis, results, visit history and treatments by any physician.

    TREATMENT COMPARISON. After entering or downloading their confidential medical profile, consumers will be able to use CareSense.com to identify how patients with similar characteristics were treated. For example, a newly diagnosed patient could see whether similar patients were treated by a specialist and what medications they were prescribed. This component of the site will support self-care decisions and complement the treatment decisions made by physicians with their patients. The results that are shown to consumers will be generated by risk assessment libraries and data stored in CaduCIS.com databases. This core information will be supplemented by other available information including treatment guidelines and medical literature reviews.

    RISK APPRAISAL. Consumers will be able to identify their risks for treatments and complications based on their individual characteristics and diseases. Examples include risks for hospitalization, emergency room use and the likelihood of undergoing specific procedures or being treated with particular drugs.

CUSTOMERS

    We have entered into long term relationships with over 100 major hospitals, health systems, health plans and pharmaceutical and biotechnology companies. Representative customers for our products and services includes:

    - Ascension Health;

    - Borgess Health Alliance;

    - British Biotech;

    - Community Health Plan;

    - Heartland Health System;

    - Providence Health System;

    - Rush System for Health;

    - Tenet Brookwood Medical Center;

    - Sisters of Mercy Health System; and

    - University of Pennsylvania Health System.

    The Company's operations are conducted in one business segment and sales are primarily made to health care payors and providers. During the year ended December 31, 1999 and for the three months ended March 31, 1999, we generated 11% and 16%, respectively, of our revenue from our largest customer, Providence Health System. During the year ended December 31, 1999 and for the three months ended March 31, 2000, we generated 21% and 24%, respectively, of our revenue from our development partner, California HealthCare Foundation. In addition, one of our customers, Foundation Health Systems, accounted for 53% and 37% of our revenue in 1997 and 1998, respectively.

    The Company had five, three and five customers as of December 31, 1998 and 1999 and March 31, 2000, respectively, which accounted for 77%, 37% and 69% of total accounts receivable.

TECHNOLOGY

    We have developed four major technology components that underlie our products:

    - an application service provision platform;

    - automated data evaluation and processing tools;

    - on-line analytic processing technology; and

    - a care data utility.

    These components are integrated into a single on-line architecture depicted below:

                            CARESCIENCE ARCHITECTURE


[Customer and Partner  [CareScience.com       [CareScience.com
 Data through the       Application Service    Access Portals
 Internet]              Provider through the   through the
                        Internet]              Internet]

    APPLICATION SERVICE PROVISION

    We operate as an application service provider so that we can rapidly implement and instantly upgrade our products at low cost. We provide our customers with an Internet-based environment where computation intensive functions are supported with high security, performance, availability and scalability. All of our applications are accessible through a standard Internet browser. Customer-specific databases are integrated by an analysis layer and a communications layer using a multi-tier server architecture. We maintain security through formal policies and procedures as well as technologies used to protect the integrity of the systems and the confidentiality of the sensitive data they contain. Performance and availability are maintained through a redundant design that allows for continued operation in the event of failure of individual critical components, as well as automated monitoring to detect failures.

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
    AUTOMATED DATA COLLECTION AND STANDARDIZATION

    Our proprietary automated data collection and standardization tool validates and combines health care data from disparate sources over the Internet. This tool manages comprehensive, patient-level collection of information including patient history, risk factors, diagnosis, test results, therapies applied and their resultant outcomes. It can process a single record or a large group of records, and is optimized for efficiency and scalability.

    Our automated data collection and standardization tools provide our customers secure, on-line access to advanced standard and user-defined validation rules and automatic validation reports. We facilitate process or workflow management through scheduled, automatic data file retrieval, sophisticated status monitoring, automatic error handling, and pre-planned capacity for scalability. Building from this foundation of open standards, we add custom, value-added data structures and dictionaries to capture clinical services, payor, operating unit, test, therapy and demographic information using standard definitions.

    ON-LINE ANALYTIC PROCESSING

    Our on-line analytic processing draws from rules, parameters and other content that comprises our most protected and proprietary methods. Our on-line analytical processing technology introduces five key classes of variables into our patient-level data:

    - RISK ASSESSMENT. Our tools calculate patient-specific risks for outcomes including mortality, complications, episode duration, length of stay, cost, emergency room visits, specialist referrals and hospitalizations. Patient-specific risks are computed for each diagnosis, outcome and utilization measure, using more than 5,000 severity assessment equations.

    - THERAPEUTIC NORMS. Our tools identify specific therapeutic norms in cases where physicians have variant practices in comparison to their peers, risk adjusted for patient differences. Practice-style variations can be compared to outcomes in order to focus inquiry on practice decisions that significantly impact outcomes.

    - EPISODE GROUPING. Our tools group multi-site encounters and claims into common treatment categories based on procedures, diagnoses and medications with variable-length episode durations. Risk assessment algorithms are applied to these episodes to enable performance comparisons across sites of care.

    - COMPLICATION IDENTIFICATION. Our tools distinguish between newly identified complications and pre-existing conditions for both surgical and medical conditions. Risk assessment algorithms are used to separate patient determinants of complications from those related to the facility or physician.

    - UNIFIED MEDICAL LANGUAGE. Our tools use standard clinical vocabulary based on the National Library of Medicine Unified Medical Language System. This vocabulary allows comparisons of tests and therapies across facilities and application of treatment-specific rules, and also supports data integration and analysis.

    CARE DATA UTILITY

    We are currently developing a care data utility to enable the secure exchange of clinical data between cooperating health-care organizations. This utility uses a variety of health-care standards for the exchange of data over the Internet. It is designed to be accessed by any authorized application which we have designated as CareStandard.com-certified.

    The security regulations proposed in the Health Insurance Portability and Accountability Act will require the protection of the confidentiality, integrity and availability of health care information. The utility and certified applications will work together to provide all three protections as information is exchanged by organizations. In addition, a key characteristic of the care data utility will be the collection and management of metadata, representing the location of primary health care data. Through standardization of information exchange formats and communication protocols, CareStandard.com-certified applications will be able to exchange information directly.

    The care data utility will have four primary components:

    - the Internet provides basic connectivity among organizations;

    - our Care Exchange Metadata Server tracks the location of data stored in customers' legacy systems;

    - our Care Exchange Directory Servers provide address resolution and patient and provider indexing; and

    - third-party CareStandard.com-certified applications interface with the servers over the Internet using our standards.

STRATEGIC RELATIONSHIPS

    We have developed strategic relationships with organizations that supply important inputs into our products. We have a long-standing technology transfer relationship with the University of Pennsylvania, from which we have licensed intellectual property and methods. The University and management began this relationship in 1987 and it has grown over time as new methods and properties have been added to our portfolio. From time to time, faculty of the University of Pennsylvania provide informal advice and consultation regarding refinement of our existing methodologies and/or advice regarding potential areas of new development. This informal advice is not material to our results of operations. Dr. David J. Brailer, our Chairman, Chief Executive Officer and a member of our Board of Directors, is an adjunct faculty member of the University of Pennsylvania. The University of Pennsylvania Health System is also a non-material customer of CareScience. Also, the University owns 124,900 shares of our common stock, which represents 1.2% of our outstanding stock before this offering and less than one percent after this offering. The University does not have the ability to direct or influence our operations, except as licensor under the license agreement and through its ability to vote its 124,900 shares of common stock. We are not aware of any agreements among the University and any other parties, such as other shareholders, to influence our management or operations. We have no agreements with the University, informal or formal, other than a non-material customer agreement and the license agreement.

    We entered into our license agreement with the University on July 1, 1993 and amended it effective on April 1, 1995 and May 1, 1997. That agreement expires on March 31, 2025, unless sooner terminated by the University upon our default or sooner terminated by us upon 90 days' notice to the University. Under the license agreement, the University grants a royalty-bearing, worldwide, exclusive license to us for the use of the software code which forms the basis for our technology and the proprietary analytic routines which were used to create the software, as well as the right to sublicense the software, to create derivative works from the software and to enter into end-user agreements with our customers. We pay the University royalties for the license in an amount equal to a percentage of fees we receive for allowing others to use or to sublicense the technology. We are obligated to pay the University a minimum level of $75,000 per year in royalties, regardless of the fees we collect. If we fail to pay the minimum level of royalty fees every year, the University has the option to convert our exclusive license to a non-exclusive license. The University retains the right to publish the material we license, although the University must notify us in advance of their intention to publish in order that a filing for intellectual property protection of such material may be made. In the event of such publication, to the extent that intellectual property protection is not available for such material, the University agrees to negotiate with us in good faith as to whether the disclosure can be appropriately modified or withheld, although we do not have a right to prevent any such disclosure. The University has not disclosed any information about the licensed material and, to our knowledge, the University has no plans to do so. Pursuant to the license agreement, we agree to indemnify and hold the University harmless against claims which arise out of the use of the licensed material by us or parties with which we contract.

    We have entered into a consulting agreement with California HealthCare Foundation for a term beginning October 1, 1999 until the earlier of September 30, 2002, or the completion of an extensive work plan, unless sooner terminated. The work plan includes the production of a local business model for the Internet-based cooperative sharing of clinical health information that may then be replicated in other localities. The purpose of the agreement is to establish a management office to facilitate the development and maintenance of a care data utility for the sharing of clinical health care data in Santa Barbara County. Under the terms of the agreement, the Foundation is required to make payments to us upon various milestones, including the receipt and approval of narrative and financial reports, work plans, deliverables and budget projections, which may not exceed a total of $4,620,574. The Foundation has also granted to us a fully-paid, non-exclusive, perpetual, worldwide license to all intellectual property developed pursuant to the agreement. The Foundation retains the right to sell, license or exploit such intellectual property, subject to our license. Either party may terminate the agreement due to the other's breach that is not cured within 45 days of written notice from the non-breaching party.

    We have relationships with Superior Consulting and with Computer Task Group for implementation of our products. These organizations integrate our Internet-based data collection tools into our customers' clinical and operational information systems. We have no contractual obligations or committments with either of these organizations.

MARKETING AND SALES

    We have positioned ourselves as a leader in the provision of Internet-based products to improve the quality and efficiency of health care. We market our products and services by:

    - conducting executive education programs aimed at health industry executives;

    - providing consulting activities aimed at solving important management problems faced by health system executives;

    - enhancing links with The Wharton School and its nationally prominent health care management programs;

    - publishing in academic journals and speaking regularly at conferences attended by health industry leaders;

    - developing a customer service and consulting staff with strong clinical, management and analytic expertise; and

    - leading research about clinical-decision support and other important methodological frontiers.

    By following this strategy, we have become the preeminent vendor of Internet-based tools designed to improve the quality and efficiency of health care to chief medical officers and other key decision-makers in health systems. Independent market research, in conjunction with our own studies, conducted in March 1999 demonstrated that clinical leaders and managers at over 85% of non-governmental United States hospitals had name recognition of and over 65% had a favorable opinion of CareScience. These individuals are becoming increasingly prominent in senior management positions and are gaining accountability as medical management becomes essential to health system operations.

    We have supplemented our brand identity by the free distribution of CaduCIS Net. This tool is used by more than 2,600 health care organizations and has generated more than 1,100 requests for demonstrations of our revenue-generating products. Also, we recently began publicizing our CareStandard.com demonstration project in Santa Barbara County, California, and our CareStandard.com vendor-certification program. These efforts will continue our positioning as an innovator of Internet-based clinical products.

    We have used CaduCIS.com to build a distribution channel to health care systems and health plans, and CareScript.com for pharmaceutical makers and biotechnology firms. We sell our products into these sectors through a national sales force of highly experienced sales executives who manage all aspects of sales and also generate cross selling referrals to other products. Within our distribution channels, we cross-sell our other products in the following ways:

    - CaduCIS.com customers can benefit by implementing a CareStandard.com care exchange;

    - CareStandard.com can be complemented by our consulting services or Institute for Management Development services and our data hosting and access services;

    - CareLeader.com and CareSense.com generate interest by and referrals from organizations that benefit from CaduCIS.com products;

    - CareLeader.com and CareSense.com can be incorporated into CareStandard.com implementations to enhance consumer and physician participation; and

    - CareLeader.com and CareSense.com can be sold to CaduCIS.com customers to enable integrated data access by consumers and physicians.

PRODUCT DEVELOPMENT

    We have been a leader in the management of health care quality and efficiency using the Internet by focusing on changes in the analysis and application of information to patient care. Our technology arose from fundamental research in risk assessment, outcomes measurement, care-process analysis, medical-language processing and data integration and validation at the University of Pennsylvania, beginning in the late 1980s. Researchers have published more than ten scientific manuscripts about the methodologies underlying our products and other publications are underway at this time regarding new advances which we intend to commercialize in the future.

    From this research base, we have built a track record for commercializing significant advances in clinical management and information-sharing products. We have accomplished this by nurturing technology transfer-relationships with scientists, from which we can acquire and commercialize new technologies. Our development is coordinated by our research center, which is staffed with our employees and by academic scientists and which can balance the academic needs of scientists with proprietary requirements. Our research center works closely with our product engineers to prototype new innovations.

    In addition to design of products in the laboratory, we refine our products in demonstration projects. For example, we tested our CaduCIS.com products in seven health systems and health plans, and our Institute for Management Development products in two major health systems before commercialization. We are currently demonstrating our CareStandard.com product line in California.

COMPETITION

    Each of our product lines face different competitors, although we believe that our total solution as a whole has no single competitor. We have few pure Internet-based competitors, but Internet-based competition is increasing and many off-line organizations are adding Internet capabilities. We believe that competition in our industry is based on the performance, utility, price and level of comprehensiveness of products.

    CADUCIS.COM. There are no dominant care-management firms serving the hospital or health plan markets, and Internet-based entities have not established a credible base in this market. Rapid growth and the demand for a new generation of care-management tools has opened this market sector to new entrants. Therefore, most CaduCIS.com competition arises from clinical information system companies that offer data warehousing or benchmarking. These firms offer large-scale transactional databases and applications, but their current data warehouses do not have clinical analysis methodologies or the ability to change the way that health care constituents interact with each other and with physicians or consumers. These firms tend to be administratively oriented and focus on external comparisons rather than the internal management of care. None of these firms offer primary Internet access to their products.

    CARESTANDARD.COM. CareStandard.com faces a diverse array of competitors, including consulting firms, technology vendors, and local efforts. Most vendors offer a proprietary approach with pre-packaged end-user applications rather than allowing customers their choice of applications. Additionally, these products are aimed primarily at the flow of claims and financial data, rather than clinical data. Large consulting firms have presented plans for new activities in data sharing. However, their core business model is to focus on application implementation, not cross-customer data sharing. In addition, these consulting firms tend to have long-standing relationships with large hospital information system vendors which prevent them from being vendor-neutral, and they have not yet been able to adapt their value proposition to the Internet.

    CARESCRIPT.COM. CareScript.com competes with contract research organizations and pharmaceutical information companies. Contract research organizations are increasingly offering pharmacoeconomic studies and outcomes research to pharmaceutical companies and directly to the health care market. Pharmaceutical information companies are the largest suppliers of information to the pharmaceutical industry. However, these firms have not focused on market economics or outcomes, and the information provided is generally limited to traditional market research data and analysis. Generally, these firms do not offer complete outsourcing of strategic analysis for drug development. Many of these groups also lack integrated patient-level clinical, laboratory and pharmacy information over time.

GOVERNMENT REGULATION

    The collection, storage and transmission of personal information about an individual, especially health care information, is extensively regulated by federal and state governmental authorities in the United States. A variety of federal and state laws protect a person's medical records and information as confidential. In addition, several federal and state privacy laws have strict requirements governing the treatment of particularly sensitive health data, such as information regarding an individual's HIV status, mental health, or substance abuse problems. Widespread access to the Internet, and the high speed at which data is transferred over the Internet, make this medium especially vulnerable to breaches of confidentiality.

    To address these potential breaches, the federal Department of Health and Human Services has issued the proposed Health Insurance Portability and Accountability Act of 1996 regulations dealing with confidentiality of medical records. The regulations are expected to become final in

2000. The proposed regulations are intended to safeguard health information about specific individuals that can be identified in connection with their health information. This information is referred to as "protected health information." The proposed regulations prohibit healthcare providers, health insurance plans and health care clearinghouses, referred to as "covered entities," from using or disclosing protected health information without the individual's consent, except as permitted by the proposed regulations. Additionally, the proposed regulations require a covered entity to protect an individual's medical records from unauthorized disclosure for the life of the individual plus two years after the individual's death.

    The proposed regulations also outline procedures and policies that covered entities must establish regarding the collection, storage and dissemination of protected health information. Finally, the proposed regulations also govern business partners of a covered entity who receive protected health information from a covered entity. A company that is a covered entity will have two years from the date that the proposed regulations become final to comply with the standards and requirements of the regulations.

    In some of our business relationships we will be subject to the proposed regulations as a covered entity, and in other business relationships we will be considered a business partner of a covered entity. Over the next two years following the final adoption of the regulations, we will need to ensure that our internal policies and procedures meet the requirements of the regulations. We will also need to ensure that our business relationships with persons who share information with us, and with whom we share information, meet the requirements of the regulations. Under the proposed regulations, in many situations our exchange of protected health information will not require a patient's consent under the regulations. However, even in these situations we must be very careful to safeguard the information against receipt by persons other than the intended recipient. We will need to implement technical safeguards to ensure that information in our systems can only be accessed by authorized persons. We do not expect to significantly modify our products or business operations or materially increase our expenses in response to currently proposed regulations.

    Once the proposed regulations become final, we will be subject to periodic reviews by the federal government to verify our compliance with the regulations. If we are found not to be in compliance, we may have to pay penalties. Additionally, if we are found to have misused any protected health information, we may face substantial monetary penalties and our management or employees could face imprisonment.

    Because the proposed regulations are currently being reviewed, their provisions could be changed at any time prior to final adoption of the regulations. Moreover, once they have been adopted in final form, these regulations could be amended or additional regulations could be issued. This could substantially change our responsibilities with respect to patient consent as well as with respect to safeguards of confidential patient information, permissible disclosures of that information without prior patient consent, the manner of those disclosures and the storage of that information.

    Because the federal regulations, when final, will not preempt any state laws regarding confidentiality of health information, we will still be subject to provisions of state laws. Some state laws establish strict requirements for the maintenance and dissemination of an individual's health records, especially when those records contain particularly sensitive data such as HIV status, mental health information or substance abuse information.

INTELLECTUAL PROPERTY

    We have licensed intellectual property from the University of Pennsylvania and from the California HealthCare Foundation. The intellectual property underlying our on-line analytic processing software is licensed exclusively to us by the University of Pennsylvania in a 30-year agreement, which include payments by us of royalties or sublicense fees. The intellectual property used in our care data utility software is licensed to us by the California HealthCare Foundation on a non-exclusive, perpetual, world-wide and fully-paid basis. We consider the technology we own and license to be fundamental to the success of our operations.

    We have spent approximately $1.6 million on research and development activities sponsored by us during each of the last three years.

    We own proprietary software which we have developed and used in our operations which we consider to be trade secrets.

EMPLOYEES

    As of March 31, 2000, we employed 80 people, including 26 in research and development, 20 in sales and marketing, 23 in professional services and 11 in administration.

FACILITIES

    Our headquarters and application service provider operations are located in Philadelphia, Pennsylvania, where we lease approximately 15,000 square feet of office space through February 2001. We lease approximately 3,000 square feet of office space in San Francisco, California. In addition, we have permanent employees who work from home offices in Ann Arbor, Michigan; Atlanta, Georgia; Austin, Texas; Boston, Massachusetts; Bridgeport, Connecticut; Chicago, Illinois; Milwaukee, Wisconsin; Portland, Oregon; and Santa Barbara, California.

LEGAL PROCEEDINGS

    We are not involved in any legal proceedings that either individually or taken as a whole would have a material adverse effect on our business, financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth information regarding our executive officers and directors:

NAME                                          AGE                         POSITION
----                                        --------   ----------------------------------------------
David J. Brailer(1)(2)....................  40         Chairman, Chief Executive Officer and Director

Ronald A. Paulus(1).......................  37         President, Secretary, Treasurer and Director

Steven Bell...............................  42         Chief Financial Officer

J. Bryan Bushick..........................  37         Vice President and Managing Director,
                                                       Strategic Products

Alfredo A. Czerwinski.....................  46         Chief Medical Officer

Gregory P. Hess...........................  43         Senior Vice President and Managing Director,
                                                       CareScript.com

Robb L. Tretter...........................  28         General Counsel

Thomas H. Zajac...........................  39         Chief Operating Officer

Edward N. Antoian(3)......................  44         Director

C. Martin Harris(2)(3)....................  43         Director

Jeffrey R. Jay(1)(2)(3)(4)................  41         Director

Steven E. Rodgers.........................  28         Director

William Winkenwerder(4)...................  45         Director

------------------------

(1) Member of Capital Committee.

(2) Member of Nominating Committee.

(3) Member of Audit Committee.

(4) Member of Compensation Committee.

    DAVID J. BRAILER, M.D., PH.D., has served as our Chairman and Chief Executive Officer and a director since January 1993. He is also Adjunct Assistant Professor of Health Care Systems at The Wharton School, Clinical Associate Professor of Internal Medicine at the University of Pennsylvania Health System, a Senior Fellow at the Leonard Davis Institute of Health Economics at the University of Pennsylvania and a Fellow of the College of Physicians of Philadelphia and the American College of Physicians. His scientific work focuses on physician decision-making, outcomes measurement, practice-style evaluation and operations strategies. He is the author of numerous articles about health-care management for publications including the Journal of the American Medical Association, the Harvard Business Review, Medical Care, and Health Affairs, and several books and chapters about health management. Dr. Brailer earned his Ph.D. in Management Science at The Wharton School while he was a Robert Wood Johnson Foundation Clinical Scholar at The University of Pennsylvania.

    RONALD A. PAULUS, M.D., M.B.A., has served as our President since
November 1998. Dr. Paulus joined us as Chief Operating and Chief Financial Officer and a director in March 1993. From June 1989 to March 1993, he was Vice President, Operations of Salick Health Care, Inc., a national provider of oncology, dialysis and related services, and later, Managing Director of its INFUSX subsidiary. Dr. Paulus earned his B.S. and M.D. from the University of Pennsylvania and his M.B.A. from The Wharton School.

    STEVEN BELL, C.P.A., has served as our Chief Financial Officer since February 1999. He is responsible for our finance, accounting, treasury, human resource and administrative functions. From December 1994 to December 1998, Mr. Bell was Senior Vice President of Finance, Chief Financial Officer, Secretary and Treasurer of The MRC Group, Inc., a national medical-transcription company with 3,000 employees in 50 offices serving more than 500 medical institutions. Prior to joining MRC in 1993, Mr. Bell spent 13 years in public accounting, first at Price Waterhouse and then as a partner at Zelenkofske, Axelrod & Co. Mr. Bell received his B.S. from Temple University.

    J. BRYAN BUSHICK, M.D., M.B.A., has served as our Vice President and Managing Director, Strategic Products since December 1999. From July 1999 to December 1999, he was Chief Executive Officer of HealthTides.com, an on-line professional opinion research firm. Dr. Bushick served as Vice President, Clinical Partnerships, and later, Vice President, Business Operations for ThinkMed, a managed-care decision support company from September 1997 through May 1999. Before joining ThinkMed, Dr. Bushick was Vice President, Delivery System Integration at United HealthCare from 1993 through 1994 and System Vice President, Performance Measurement and Improvement at Allina Health System from 1994 to 1997. Dr. Bushick earned his B.S. from Dickinson College and his M.D. from the University of Pennsylvania and his M.B.A. from The Wharton School.

    ALFREDO A. CZERWINSKI, M.D., has served as our Chief Medical Officer since March 1999. He began his career in medical research related to improving clinical outcomes and has for the last 15 years been leading or consulting for integrated delivery systems in care management. From 1997 to 1999, he was an independent health care consultant. He served as Chief Medical Officer of Sutter Health, a large regional integrated delivery system in California, from 1996 to 1997. Prior to joining Sutter, he was Director of Medical Operations for Kelsey-Seybold Clinic in Houston from 1988 to 1992 and Corporate Medical Director for the Kelsey-Seybold Management Division of Caremark International from 1992 to 1996. Dr. Czerwinski earned his B.S. from the Massachusetts Institute of Technology and his M.D. from the University of California, San Francisco.

    GREGORY P. HESS, M.D., M.B.A., has served as Senior Vice President and Managing Director, CareScript.com since October 1999. From 1995 to 1999, he was Vice President and Director, Market Economics, for SmithKline Beecham, a global pharmaceutical company, where he directed worldwide Health Economics, Epidemiology, Pricing and Economic Analyses, including strategic planning and tactical operations. From 1992 to 1993 he was Director of Pharmacoeconomics and Scientific Communications for Sandoz Pharmaceuticals, directing all aspects of health and pharmacoeconomic studies. Dr. Hess earned his B.S. from Skidmore College, his M.D. from Albany Medical College and his M.B.A. from The Wharton School.

    ROBB L. TRETTER, J.D., has served as our General Counsel since May 2000. From February 1999 to April 2000, he was a corporate associate at Reboul, MacMurray, Hewitt, Maynard & Kristol, a law firm. From November 1996 to January 1999, Mr. Tretter was a corporate associate at Wachtell, Lipton, Rosen & Katz, a law firm. Mr. Tretter earned his B.A. from Cornell University and his J.D. from New York University School of Law.

    THOMAS H. ZAJAC, M.B.A., has served as our Chief Operating Officer since November 1999. From March 1999 through November 1999, he led the Business Solutions Group of Eclipsys Corporation, a health-information company. He joined Eclipsys as part of its acquisition of Transition Systems, Inc. in 1998.
Mr. Zajac was associated with Transition Systems for more than 11 years, last serving as Chief Operating Officer and Vice President and General Manager in charge of Sales, Product Development, Consulting, Customer Services and Support. Mr. Zajac earned his B.S. and M.B.A. from Drexel University.

    EDWARD N. ANTOIAN has served as a director since April 1998. He has served as a Partner of Chartwell Investment Partners since its founding in April 1997. From 1984 to 1997, he served as Senior Portfolio Manager at Delaware Management Company, managing $2 billion of small- and mid-cap growth institutional assets as well as the Trend and Delcap Funds. Mr. Antoian earned his B.S. from The State University of New York at Albany and his M.B.A. from The Wharton School.

    C. MARTIN HARRIS, M.D., M.B.A., has served as a director since September 1997. He has served as Chief Information Officer and Chairman of the Information Technology Division at The Cleveland Clinic Foundation, a large integrated delivery system, since June 1996. From 1991 to 1996 he was Chief Information Officer of the University of Pennsylvania Health System. Dr. Harris earned his B.S. and M.D. from the University of Pennsylvania and his M.B.A. from The Wharton School.

    JEFFREY R. JAY, M.D., M.B.A., has been a director since December 1998. He has served as a General Partner of J.H. Whitney & Co., a private investment firm, since 1993, where he focuses on health care and information technology investments. He is a director of Advance Paradigm, Inc. and Chairman of NMT Medical, Inc. as well as a director of a number of privately held health care and information technology companies. Dr. Jay earned his B.S. and M.D. from Boston University and his M.B.A. from Harvard Business School.

    STEVEN E. RODGERS, M.B.A., has been a director since July 1999. He served as an Associate and a Senior Associate for J.H. Whitney & Co. from July 1995 to July 1997. He rejoined J.H. Whitney & Co. in August 1999 as a Senior Associate after obtaining his M.B.A. and in March 2000 was promoted to Vice President. From 1993 to 1995, he was a Financial Analyst in the Health Care Group of Alex. Brown & Sons Incorporated. He earned his B.A. from Dartmouth College in 1993 and his M.B.A. from Stanford University in 1999.

    WILLIAM WINKENWERDER, M.D., M.B.A., has served as a director since July 1997. He has served as Executive Vice President, Blue Cross Blue Shield of Massachusetts, a large health insurance and managed care company since
October 1998. From May 1996 to September 1998, he was Vice President of Emory Health Care and Associate Director of The Emory Clinic in Atlanta. From
April 1992 to April 1996, he was Vice President of Prudential Health Care's South Central Operations. Dr. Winkenwerder earned his B.S. from Davidson College, his M.D. from the University of North Carolina and his M.B.A. from The Wharton School.

    Our executive officers are elected and serve at the discretion of the board of directors. There are no family relationships among our directors and officers.

    Dr. Jay and Mr. Rodgers were elected to the board of directors as representatives of J.H. Whitney III, L.P. and Drs. Brailer, Paulus, Harris and Winkenwerder and Mr. Antoian were elected to the board of directors by Dr. Brailer pursuant to the Amended and Restated Shareholders' Agreement dated December 23, 1998 among the Company and the holders of the Company's preferred stock. The Shareholders' Agreement terminates automatically upon the closing of this offering.

CLASSIFIED BOARD

    Upon the closing of this offering, our Amended and Restated Articles of Incorporation will provide that the board of directors is to consist of three classes, as nearly equal in size as the number of members permits. Each class of directors generally will have a term of three years, except that the term of the initial Class I directors, Mr. Rodgers and Dr. Paulus, will expire at the annual meeting of shareholders in 2001 and the term of the Class II directors, Drs. Harris and Jay, will expire at the annual meeting of shareholders in 2002. The term of the Class III directors, Dr. Brailer, Dr. Winkenwerder and Mr. Antoian, will expire at the annual meeting of shareholders in 2003.

At each annual shareholders meeting, the successors of the class of directors whose term expires at each meeting shall be elected to hold office for a term expiring in three years.

BOARD COMMITTEES

    We established an audit, compensation, capital and board nominating committee. The audit committee consists of Mr. Antoian and Drs. Jay and Harris. The audit committee:

    - reviews the results and scope of the audit and other services provided by our independent auditors; and

    - reviews and evaluates our audit and control functions.

    The compensation committee consists of Drs. Winkenwerder and Jay. The compensation committee:

    - reviews and approves the compensation and benefits for our executive officers and grants stock options under our stock option plans; and

    - makes recommendations to the board regarding those matters.

    The capital committee consists of Drs. Brailer, Paulus and Jay. The capital committee:

    - reviews and evaluates our capital needs; and

    - makes recommendations to the board regarding those matters.

    The board nominating committee consists of Drs. Brailer, Jay and Harris. The board nominating committee:

    - reviews and evaluates potential new members to the board; and

    - nominates new board members for approval by the other directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The compensation committee is responsible for determining salaries, incentives and other forms of compensation for our directors, officers and other employees and administering various incentive compensation and benefit plans. The compensation committee consists of Drs. Winkenwerder and Jay. No interlocking relationship exists between any member of our compensation committee and any member of any other company's board of directors or compensation committee.


    J.H. Whitney III purchased 2,245,752 shares of our series C preferred stock for $5,858,824. Whitney Strategic Partners III purchased 54,115 shares of our series C preferred stock for $141,176. Dr. Jay is a general partner of J.H. Whitney III and Whitney Strategic Partners III. Dr. Winkenwerder purchased 3,833 shares of our series C preferred stock for $10,000. Zeke Investment Partners purchased 57,497 shares of our series C preferred stock for $150,000. Mr. Antoian is a partner of Zeke Investment Partners. Upon the closing of this offering, each outstanding share of series C preferred stock will convert into one share of common stock and, if the per share price of this offering is less than $18.27, one share of series F redeemable preferred stock. If issued, the series F redeemable preferred stock will be immediately redeemed for an aggregate of 311,111 shares of common stock.


DIRECTOR COMPENSATION

    Outside directors are entitled to receive $500 for attending a telephone meeting and $1,500 for attending a meeting in person for their services as members of the board of directors. Members are also reimbursed for expenses in connection with attendance at board of directors and committee meetings. Directors are eligible to participate in our stock plans.

EXECUTIVE COMPENSATION

    The following table sets forth in summary form information concerning the compensation paid by us during the fiscal year ended December 31, 1999 to our Chief Executive Officer and each of our other three most highly paid executive officers whose salary and bonus for the fiscal year exceeded $100,000 and who served as an executive officer of CareScience during the fiscal year. We refer to each of these officers as the named executive officers in this prospectus. Other than the salary and bonus described in the table below, we did not pay any executive officer any fringe benefits, perquisites or other compensation in excess of either $50,000 or 10% of the total of his salary and bonus during the fiscal year ended December 31, 1999.

                                                                            LONG-TERM
                                                                           COMPENSATION
                                                     ANNUAL                ------------
                                                  COMPENSATION              SECURITIES
                                         -------------------------------    UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR      SALARY      BONUS       OPTIONS       COMPENSATION
--------------------------------------   --------   ---------   --------   ------------   --------------
David J. Brailer......................     1999     $250,774    $25,000       --              $2,514
  Chairman and Chief Executive Officer
Ronald A. Paulus......................     1999      212,876      --          --               2,161
  President
Steven Bell...........................     1999      129,334      --         198,359             872
  Chief Financial Officer
Alfredo A. Czerwinski.................     1999      137,825     40,000       60,452             154
  Chief Medical Officer

    Mr. Bell was given a grant of 48,359 options to acquire shares of common stock under our 1998 Time Accelerated Restricted Stock Option Plan. The award vests after seven years or upon obtainment of specified milestones. An award of 150,000 options to acquire shares of common stock to Mr. Bell and all of the awards to Dr. Czerwinski listed under the Securities Underlying Options were made under our 1995 Equity Compensation Plan and are exercisable at a rate of 25% each year beginning in 1999. The amounts listed under All Other Compensation for the executive officers listed above are matching contributions made by us for the executive officer's account under our 401(k) plan.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth, as to the named executive officers, information concerning stock options granted during the fiscal year ended December 31, 1999.

    Amounts represent the hypothetical gains that could be achieved from the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date based upon the grant price.


                                              INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                             ----------------------------------------------------      VALUE AT ASSUMED
                             NUMBER OF                                               ANNUAL RATES OF STOCK
                             SECURITIES   PERCENT                                   PRICE APPRECIATION FOR
                             UNDERLYING   OF TOTAL                                        OPTION TERM
                              OPTIONS     OPTIONS       EXERCISE       EXPIRATION   -----------------------
                              GRANTED     GRANTED    PRICE PER SHARE      DATE          5%          10%
                             ----------   --------   ---------------   ----------   ----------   ----------
Steven Bell................    96,719        8.7%         $2.59            2/09      $157,538     $399,228
                               53,281        4.8           2.59           10/09        86,780      219,924
                               48,359        4.4           2.59            2/09        78,769      199,616
Alfredo A. Czerwinski......    40,750        3.7           1.25            3/09        32,027       81,174
                               19,702        1.8           2.59            3/09        32,084       81,317

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

    The following table sets forth information concerning option exercises and unexercised options for the fiscal year ended December 31, 1999 with respect to each of the named executive officers.

    The value realized represents the difference between the deemed value of the common stock on the date of exercise used by us for accounting purposes and the exercise price of the option.


    The value of unexercised in-the-money options was calculated based on an assumed value equal to an assumed initial public offering price of $13.50 per share.



                                      NUMBER OF SECURITIES                      VALUE OF UNEXERCISED
                                 UNDERLYING UNEXERCISED OPTIONS                 IN-THE-MONEY OPTIONS
                                       AT FISCAL YEAR END                        AT FISCAL YEAR END
                                ---------------------------------         ---------------------------------
NAME                            EXERCISABLE         UNEXERCISABLE         EXERCISABLE         UNEXERCISABLE
----                            -----------         -------------         -----------         -------------
David J. Brailer..............        --               120,899              $     --            $1,319,008
Ronald A. Paulus..............        --                96,719                    --             1,055,204
Steven Bell...................    24,179               174,179               263,793             1,900,293
Alfredo A. Czerwinski.........    15,113                45,339               178,533               535,603


COMPENSATION PLANS

    EQUITY COMPENSATION PLAN

    Our Amended and Restated 1995 Equity Compensation Plan provides for grants of incentive stock options, nonqualified stock options, stock appreciation rights and restricted stock to our designated employees, selected consultants and non-employee directors.

    GENERAL. The plan authorizes up to 2,065,038 shares of common stock for issuance under the terms of the plan. No more than 500,000 shares in the aggregate may be granted to any individual in any calendar year, subject to adjustment. If options granted under the plan expire, terminate, or are canceled, forfeited, exchanged or surrendered for any reason without having been exercised, or shares of restricted stock are forfeited, the shares of common stock underlying that grant will again be available for purposes of the plan.

    ADMINISTRATION OF THE PLAN. A compensation committee administers and interprets the plan. The compensation committee consists of two or more non-employee directors approved by the board. The compensation committee has the sole authority to:

    - determine grants under the plan, including eligible individuals and the type, size, vesting, exercise price and other terms of the grants to be made to each of those individuals; and

    - make factual determinations and amend the plan.

    The compensation committee may also delegate to the Chief Executive Officer the authority to make grants and to designate individuals to receive grants under the plan.

    OPTIONS. Options granted under the plan are generally not transferable by the optionee. Options granted under the plan must generally be exercised within 10 years. The exercise price of all options must be at least equal to the fair market value of the underlying shares of common stock on the date of grant. Incentive stock options granted to any participant who owns more than 10% of our outstanding common stock on the date of grant must have an exercise price equal to or exceeding 110% of the fair market value of a share of common stock on the date of grant and must not be exercisable for longer than five years. The vesting schedule of options granted after December 28, 1998 is determined by the compensation committee.

    RESTRICTED STOCK. Restricted stock granted under the plan is generally not transferable by the grantee until restrictions on the grant lapse. Restrictions on the transfer of shares will lapse as to one-half of the shares subject to a restricted stock grant in four equal annual installments commencing on the first anniversary of the date of grant and the remaining one-half at the end of the fourth year, unless otherwise determined by the compensation committee. Restricted stock will generally be granted for no consideration.

    CHANGE OF CONTROL. All outstanding options will immediately vest and restrictions on restricted stock will immediately lapse upon a change of control. A change of control is defined to have occurred if:

    - as a result of any transaction, any one shareholder, other than David J. Brailer, becomes a beneficial owner, directly or indirectly, of common stock representing more than 50% of the voting power of the then-outstanding shares of common stock; the term beneficial owner is defined in the Securities Exchange Act of 1934; or

    - we sell or dispose of all or substantially all of our assets.

    RESTRICTED STOCK OPTION PLAN

    Our 1998 Time Accelerated Restricted Stock Option Plan provides for grants of restricted non-qualified stock options to our officers, senior management and employee directors.

    GENERAL. The plan authorizes up to 483,594 shares of common stock for issuance under the terms of the plan. If options granted under the plan expire or terminate for any reason without having been exercised, the shares of common stock underlying that grant will again be available for purposes of the plan.

    ADMINISTRATION OF THE PLAN. The board of directors administers and interprets the plan, except that no member of the board may act upon any matter exclusively affecting any option granted or to be granted to himself or herself under the plan. The board of directors has the sole authority to:

    - determine grants under the plan, including eligible individuals, size, vesting, exercise price and other terms of the grants made to each of those individuals; and

    - amend the plan.

    The board of directors may delegate its powers, duties and responsibilities to a committee consisting of two or more non-employee directors approved by the board and an outside director.

    GRANTS. Options granted under the plan consist of non-qualified stock options that are not intended to qualify as incentive stock options under the Code and are generally not transferable by the optionee. Options granted under the plan will generally be exercisable within seven years and must be exercised within 10 years. The exercise price of all options must be at least equal to the fair market value of the underlying shares of common stock on the date of grant.

    CHANGES DUE TO REORGANIZATIONS. In the event that the outstanding common stock is changed into or exchanged for a different number or kind of our shares or other of our securities or securities of another corporation as the result of any reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination of shares or dividends payable in capital stock, appropriate adjustments will be made in the number and kind of shares for which options may be granted under the plan. In addition, in the case of any sale to another entity of all or substantially all of our property or assets or change in control,

    - the board of directors may cancel all outstanding options in exchange for consideration in cash or kind; or

    - the purchaser of our property or assets may choose to deliver to the grantees the same kind of consideration that is delivered to our shareholders as a result of the sale.

A change of control is defined to have occurred if any person, or any two or more persons acting as a group, and all affiliates of that person or persons, who prior to that time owned less than ten percent of the then outstanding common stock, acquire additional shares of the common stock in one or more transactions, or series of transactions, with the result being that the person or group or affiliates beneficially owns 51% or more of the outstanding common stock.

    Finally, if we are dissolved or liquidated, all options granted under the plan will terminate, but each grantee will have the right, immediately prior to the dissolution or liquidation, to exercise his or her options.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION

    LIMITATIONS ON LIABILITY

    Our articles of incorporation and applicable Pennsylvania law provide that our directors will not be personally liable to us or our shareholders for monetary damages resulting from a breach of fiduciary duty except for:

    - any breach of the duty of loyalty to us or our shareholders; and

    - any breach or failure to perform that constitutes self-dealing, willful misconduct or recklessness.

    This limitation of liability does not apply to liability pursuant to any criminal statute or does it relieve our directors from payment of taxes pursuant to federal, state or local law.

    INDEMNIFICATION

    Our articles of incorporation provide that we will indemnify our directors and executive officers and may indemnify our other corporate agents, to the fullest extent permitted by Pennsylvania law. Section 1741 of the Pennsylvania corporate laws provides the power to indemnify any officer or director acting in his capacity as our representative who was, is or is threatened to be made a party to any action or proceeding for expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with that action or proceeding. The indemnity provisions apply whether the action was instituted by a third party or arose by or in our right. Generally, the only limitation on our ability to indemnify our officers and directors is if the act violates a criminal statute or if the act or failure to act is finally determined by a court to have constituted willful misconduct or recklessness.

EMPLOYMENT AGREEMENTS

    Under an Employment Agreement dated December 24, 1998, David J. Brailer agreed to be our Chief Executive Officer. Under this agreement, Dr. Brailer receives a base salary of $250,000 per year, subject to annual increases of not less than five percent of the base salary and an annual minimum bonus of not less than $25,000. The term of this agreement is three years, subject to renewal, unless Dr. Brailer is terminated earlier by mutual agreement with us. In connection with this agreement, Dr. Brailer is also eligible to participate in our stock option plans, and has received non-qualified stock option grants under our senior management incentive plan. Dr. Brailer has agreed not to disclose confidential information, including, but not limited to, any of our trade secrets, policies and proprietary technology, which are not known to the public or consented to disclosure by us. In addition, Dr. Brailer was required to sign a non-competition agreement and an invention assignment agreement with us. We may only terminate Dr. Brailer under the terms of the agreement for circumstances relating to his willful failure to perform his duties, illegal, dishonest or fraudulent acts, for breach of the agreement or mental or physical disability. If Dr. Brailer leaves his employment for good cause, as defined in the agreement, he will be entitled to receive his continued base salary payments for a period of six months following his termination of employment or through the end of the term of the agreement, whichever is longer.

    Under an Employment Agreement dated November 11, 1998, Ronald A. Paulus agreed to be our President. Under this agreement, Dr. Paulus receives a base salary of $215,000 per year, subject to annual increases of not less than five percent. The term of this agreement is twenty-five months, subject to renewal. In connection with this agreement, Dr. Paulus is also eligible to receive bonuses in amounts to be determined by the board of directors. Dr. Paulus may also participate in our option plans and has received non-qualified stock option grants under our senior management incentive stock option plan. Dr. Paulus has agreed not to disclose confidential information, including, but not limited to, any of our trade secrets, policies and proprietary technology, which are not known to the public or consented to disclosure by us. In addition, Dr. Paulus was required to sign a non-competition agreement and an invention assignment agreement with us. We may only terminate Dr. Paulus under the terms of the agreement for circumstances relating to his willful failure to perform his duties, illegal, dishonest or fraudulent acts, for breach of the agreement or mental or physical disability. If Dr. Paulus leaves his employment for good cause, as defined in the agreement, he will be entitled to receive his continued base salary payments for a period of six months following his termination of employment or through the end of the term of the agreement, whichever is longer.

    Under an Employment Agreement dated March 10, 1999, Alfredo Czerwinski agreed to be our Chief Medical Officer. Under this agreement, Dr. Czerwinski receives a base salary of $185,000 per year. In connection with this agreement, Dr. Czerwinski is also eligible to receive bonuses in amounts to be determined by the board of directors. The term of this agreement is four years, subject to renewal, unless Dr. Czerwinski is terminated earlier by mutual agreement with us. In connection with this agreement, Dr. Czerwinski is also eligible to participate in our stock option plan, and has received non-qualified stock option grants under the plan. Dr. Czerwinski has agreed not to disclose confidential information, including, but not limited to, any of our trade secrets, policies and proprietary technology, which are not known to the public or consented to disclosure by us. In addition, Dr. Czerwinski was required to sign a non-competition agreement and an invention assignment agreement with us. We may only terminate Dr. Czerwinski under the terms of the agreement for circumstances relating to his willful failure to perform his duties, illegal, dishonest or fraudulent acts, for breach of the agreement or mental or physical disability, unless we pay Dr. Czerwinski severance equal to twelve months of his base salary.

    Under an Employment Agreement dated February 8, 1999, Steven Bell agreed to be our Chief Financial Officer. Under this agreement, Mr. Bell receives a base salary of $150,000 per year. The term of this agreement is three years, subject to renewal. In connection with this agreement, Mr. Bell is also eligible to receive bonuses in amounts to be determined by the board of directors. Mr. Bell may also participate in our stock option plans and has received grants under the plans. Mr. Bell has agreed not to disclose confidential information, including, but not limited to, any of our trade secrets, policies and proprietary technology, which are not known to the public or consented to disclosure by us. In addition, Mr. Bell was required to sign a non-competition agreement and an invention assignment agreement with us. We may only terminate Mr. Bell under the terms of the agreement for circumstances relating to his willful failure to perform his duties, illegal, dishonest or fraudulent acts, for breach of the agreement or mental or physical disability, unless we pay Mr. Bell severance equal to six months of his base salary. We must pay this severance also if we do not renew Mr. Bell's employment agreement. In addition, in the event of a change in our control, if Mr. Bell is terminated without cause within nine months before or after that change in control, we must pay Mr. Bell severance equal to 12 months of his base salary.

                              CERTAIN TRANSACTIONS


    In December 1998, J.H. Whitney III purchased 2,245,752 shares of our series C preferred stock and Whitney Strategic Partners III purchased 54,115 shares of our series C preferred stock at a price of $2.61 per share. Jeffrey Jay, one of our directors, is a member of the general partner of both entities. Steven E. Rodgers, one of our directors, is a Vice President of J.H. Whitney & Co., an affiliate of both entities. Zeke Investment Partners purchased 57,497 shares of our series C preferred stock at a price of $2.61 per share. Edward Antoian, one of our directors, is a partner of Zeke Investment Partners. These shares will convert into common stock and, if the price per share in this offering is less than $18.27, series F preferred stock immediately prior to the closing of this offering. If issued, the series F preferred stock will then be immediately redeemed. Assuming an offering price of $13.50 per share, holders of our series C preferred stock have agreed to accept an aggregate of 311,111 shares of our common stock in payment of the redemption price of the series F preferred stock that they will receive in lieu of an aggregate cash payment of $4.2 million. In addition, if the price per share in this offering is less than $18.27, we are required to pay the holders of our series C preferred stock, in the aggregate, approximately $729,000 for accrued but unpaid dividends.


    In December 1998, Foundation Health Systems received 994,000 shares of our series D preferred stock at a price of $2.01 per share and 1,658,004 shares of our series E preferred stock at a price of $2.50 per share in exchange for shares of our series A and B preferred stock. In connection with this offering, Foundation Health had the right to elect to convert each share into one share of common stock or redeem each share for cash. Foundation Health has elected to convert its series D and series E preferred stock into common stock. In addition, if the price per share in this offering is less than $18.27, we are required to pay Foundation Health, in the aggregate, approximately $726,000 for accrued but unpaid dividends on our series D and E preferred stock. In December 1998, Foundation Health also received 1,560,000 shares of our series G preferred stock at a price of $2.74 per share upon conversion of two promissory notes. The series G preferred stock will be redeemed upon the closing of this offering for approximately $5 million. In April 2000, we entered into an agreement with Foundation Health under which we established the methodology to calculate the redemption amount which was approximately $4.8 million and agreed to pay to Foundation Health upon the closing of this offering $125,000 representing the net balance of outstanding obligations related to the December 1998 share exchange and promissory note conversion.

    We also entered into a rights agreement with J.H. Whitney III, Whitney Strategic Partners III, Foundation Health, Dr. Brailer, Dr. Paulus, Zeke Investment Partners and William Winkenwerder, granting them registration rights, other than in connection with this offering, with respect to shares of our common stock which they own, including common stock issuable upon conversion of or in exchange for our preferred stock.

                             PRINCIPAL SHAREHOLDERS


    The following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 2000, and as adjusted to reflect the sale of the shares of common stock offered hereby, by each person who we know owns more than 5% of our common stock, each of our directors, each of our named executive officers, and all of our directors and executive officers as a group. Except as otherwise noted below, the address of each person listed below is our address. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this table. The number of shares of common stock beneficially owned and the percentage of beneficial ownership are based on 8,717,962 shares of common stock outstanding as of March 31, 2000, assuming the conversion or redemption of all outstanding shares of series C, D, E and F preferred stock into 5,330,062 shares of common stock which will occur immediately prior to this offering. The percentages after the offering are based on 12,717,962 shares of common stock outstanding after completion of this offering, assuming the underwriters do not exercise their over-allotment option. Unless otherwise indicated, to our knowledge, all persons listed have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.



                                                                                PERCENTAGE OF
                                                        NUMBER OF SHARES     OUTSTANDING SHARES
                                                           OF COMMON        ---------------------
                                                       STOCK BENEFICIALLY    BEFORE       AFTER
NAME AND ADDRESS                                             OWNED          OFFERING    OFFERING
----------------                                       ------------------   ---------   ---------
J.H. Whitney III/Whitney Strategic Partners III(1)...        2,602,221        29.8%       20.4%
  177 Broad Street
  Stamford, Connecticut 06901
Foundation Health Systems, Inc.......................        2,652,004        30.4        20.9
  21600 Oxnard Street, Suite 2000
  Woodland Hills, California 91367
David J. Brailer (2).................................        2,423,000        27.8        19.1
Ronald A. Paulus (3).................................          840,000         9.6         6.6
Steven Bell(4).......................................           24,180          *           *
J. Bryan Bushick(5)..................................            4,170          *           *
Alfredo A. Czerwinski(6).............................           15,113          *           *
Gregory P. Hess......................................               --          *           *
Thomas H. Zajac(7)...................................           48,360          *           *
Edward N. Antoian(8).................................           73,054          *           *
C. Martin Harris(9)..................................            8,000          *           *
Jeffrey R. Jay(10)...................................        2,602,221        29.5        20.4
Steven E. Rodgers(10)................................        2,602,221        29.5        20.4
William Winkenwerder(11).............................           16,337          *           *
All directors and executive officers
  as a group (13 persons)............................        6,038,098        69.3        47.5


------------------------

*   Represents less than 1% of the outstanding shares of common stock.

(1) J.H. Whitney Equity Partners III, L.L.C. is the sole general partner of J.H. Whitney III and Whitney Strategic Partners III. The following individuals are the managing members of J.H. Whitney Equity Partners III, L.L.C.:
    Michael C. Brooks, Joseph D. Carrabino, Jr.,

    Peter M. Castleman, James H. Fordyce, Jeffrey R. Jay, William Laverack, Jr., Daniel J. O'Brien and Michael R. Stone.


(2) Includes 600,000 shares held by trust.



(3) Includes 140,000 shares held by trust.



(4) All 24,180 shares of common stock are issuable upon exercise of stock options within 60 days.



(5) All 4,170 shares of common stock are issuable upon exercise of stock options within 60 days.



(6) All 15,113 shares of common stock are issuable upon exercise of stock options within 60 days.



(7) All 48,360 shares of common stock are issuable upon exercise of stock options within 60 days.



(8) 65,054 shares of common stock are owned by Zeke Investment Partners.
    Mr. Antoian is a partner of Zeke Investment Partners. Includes 8,000 shares of common stock issuable upon exercise of stock options within 60 days.



(9) All 8,000 shares of common stock are issuable upon exercise of stock options within 60 days.



(10) Consists of 2,540,993 shares of common stock owned by J.H. Whitney
    III, L.P. and 61,228 shares of common stock owned by Whitney Strategic Partners III, L.P., which are affiliates. Dr. Jay is a managing member of J.H. Whitney Equity Partners III, LLC, which is the general partner of both entities. Mr. Rodgers is a Vice President of J.H. Whitney & Co., an affiliate of both entities. Each of Dr. Jay and Mr. Rodgers disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest in such entities.



(11) Includes 12,000 shares of common stock issuable upon exercise of stock options within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

    Our authorized capital stock as of March 31, 2000 consisted of 16,000,000 shares of common stock and 10,679,898 shares of preferred stock. As of March 31, 2000, there were outstanding 3,387,900 shares of common stock and 5,018,951 shares of preferred stock. Those shares were held of record by a total of nine shareholders.

    Upon the closing of this offering:


    - all shares of our outstanding series of preferred stock will convert into common stock or be redeemed, and a total of 12,717,962 shares of common stock and no shares of preferred stock will be outstanding; and


    - our certificate of incorporation will be amended and restated to provide for total authorized capital consisting of 100,000,000 shares of common stock and 20,000,000 shares of preferred stock.

COMMON STOCK

    The holders of our common stock are entitled to receive dividends as may be declared by our board of directors and paid out of legally available funds. Holders of shares of common stock are entitled to one vote per share in all matters upon which shareholders have the right to vote. Upon the closing of this offering, cumulative voting of shares will not be permitted. In the event of a voluntary or involuntary liquidation, dissolution or winding up of CareScience, the holders of our common stock are entitled to receive and share ratably in all assets remaining available for distribution to shareholders after payment of any preferential amounts to which the holders of preferred stock may be entitled. Our common stock has no preemptive rights and is not redeemable, convertible, assessable or entitled to the benefits of any sinking fund. All outstanding shares of our common stock are, and the common stock to be issued in this offering will be, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    As of the closing date of this offering, each outstanding share of series C preferred stock will convert into one share of common stock, and if the price per share in this offering is less than $18.27, one share of redeemable series F preferred stock. If issued, each such share of redeemable series F preferred stock will be immediately redeemed for shares of our common stock. The sole holder of the outstanding shares of series D and E preferred stock must convert the preferred shares into our common stock or redeem those shares for cash as of the closing date of this offering. The holder has elected to convert. Each outstanding share of our mandatorily redeemable series G preferred stock will be redeemed as of the closing date of this offering.

    Pursuant to an amended and restated certificate of incorporation to be filed upon the closing of this offering, a total of 20,000,000 shares of preferred stock will be authorized for issuance, none of which has been designated in any series. Our board of directors is authorized, without further shareholder action, to authorize and issue any of the 20,000,000 undesignated shares of preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, preemption rights, redemption rights and terms, including sinking fund provisions and other rights and preferences of those shares of our preferred stock. The issuance of any class or series of preferred stock could adversely affect the rights of the holders of common stock by restricting dividends on, diluting the power of, impairing the liquidation rights of common stock, or delaying, deferring or preventing a change in control of CareScience. We have no present plans to issue any preferred stock.

WARRANTS

    In connection with the our December 1998 financing, the series A warrant was substituted with a warrant to purchase 1,334,000 shares of series D convertible preferred stock at $2.01, subject to adjustment, and the series B warrant was substituted with a warrant to purchase 400,000 of additional shares of the series E convertible preferred stock at $2.50, subject to adjustment. The warrants could be exercised at any time after December 24, 2008 if we failed to redeem the series G preferred stock. The warrants expire when the series G preferred stock is redeemed as of the closing of this offering.

REGISTRATION RIGHTS


    The holders of approximately 5,330,062 shares of outstanding common stock held by investors who own shares of series C, D, E and F preferred stock, which will be converted or redeemed in connection with this offering, will be entitled to rights regarding registration of the shares. Under the terms of the Registration Rights Agreement dated December 23, 1998, if we propose to register our stock, the holders of registration rights will be eligible to include, at our expense, their shares in the registration. In addition, the holders may require us to pay for up to three registrations of the holders' common stock at any time after six months from the date of the consummation of this offering.


PENNSYLVANIA ANTI-TAKEOVER LAW AND PROVISIONS IN OUR CHARTER AND BYLAWS

    Provisions of Pennsylvania law, our articles of incorporation and bylaws could make our acquisition by hostile tender offer, proxy contest or otherwise and the removal of incumbent officers and directors more difficult. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to control us to first negotiate with us. We believe that the benefits provided to us by allowing us to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging those proposals since we will have the opportunity to negotiate improved terms. These provisions deter transactions not approved by the board, and could have the effect of discouraging tender offers which may provide a premium over the market price of our shares of common stock. Consequently, these provisions may also inhibit fluctuations in the market price of our shares resulting from actual or rumored takeover attempts.

    PENNSYLVANIA LAW

    Generally, subchapters 25E, F, G, H, I and J of the Pennsylvania corporate laws place procedural requirements and establish restrictions upon the acquisition of voting shares of a corporation which would entitle the acquiring person to cast or direct the casting of a percentage of votes in an election of directors. Subchapter 25E of the Pennsylvania corporate laws provides generally that, if a company were involved in a control transaction, shareholders of the company would have the right to demand from a controlling person or group payment of the fair value of their shares. For purposes of subchapter 25E, a controlling person or group is a person or group of persons acting in concert that, through voting shares, has voting power over at least 20% of the votes which shareholders of the company would be entitled to cast in the election of directors. A control transaction arises, in general, when a person or group acquires the status of a controlling person or group.

    In general, subchapter 25F of the Pennsylvania corporate laws delays for five years and imposes conditions upon business combinations between an interested shareholder and us. The term business combinations is defined broadly to include various merger, consolidation, division, exchange or sale transactions, including transactions utilizing our assets for purchase price amortization or refinancing purposes. An interested shareholder, in general, would be a beneficial owner of at least 20% of our voting shares.

    In general, subchapter 25G of the Pennsylvania corporate laws suspends the voting rights of the control shares of a shareholder that acquires for the first time 20% or more, 33 1/3% or more, or 50% or more of a company's shares entitled to be voted in an election of directors. The voting rights of the control shares generally remain suspended until the disinterested shareholders of the company vote to restore the voting power of the acquiring shareholder.

    Subchapter 25H of the Pennsylvania corporate laws provides in some circumstances for the recovery by a company of profits made upon the sale of its common stock by a controlling person or group if the sale occurs within 18 months after the controlling person or group became a controlling person or group and the common stock was acquired during that 18-month period or within 24 months before that period. In general, for purposes of subchapter 25H, a controlling person or group is a person or group that:

    - has acquired;

    - offered to acquire; or

    - publicly disclosed or caused to be disclosed an intention to acquire voting power over shares that would entitle that person or group to cast at least 20% of the votes that shareholders of the company would be entitled to cast in an election of directors.

    If the disinterested shareholders of a company vote to restore the voting power of a shareholder who acquires control shares subject to subchapter 25G, that company would then be subject to subchapters 25I and J of the Pennsylvania corporate laws. Subchapter 25I generally provides for a minimum severance payment to some employees terminated within two years of that shareholder vote. Subchapter 25J, in general, prohibits the abrogation of labor contracts prior to their stated date of expiration.

    The above descriptions of subchapters of the Pennsylvania corporate laws summarize the material anti-takeover provisions contained in the Pennsylvania corporate laws but are not a complete discussion of those provisions.

    OUR CHARTER DOCUMENTS

    As of the date of the closing of this offering, our articles of incorporation, bylaws and Pennsylvania corporate law will contain provisions that may hinder or delay a third party's attempt to acquire us. They may also make it difficult for the shareholders to remove incumbent management.

    CLASSIFIED BOARD OF DIRECTORS; VACANCIES. Our articles of incorporation divide the board of directors into three classes. The directors' terms will be staggered by class. Our classified board of directors is intended to provide continuity and stability in board membership and policies. However, the classified board of directors makes it more difficult for shareholders to change the board composition quickly. In addition, a majority of the directors then in office can increase the size of the board of directors and fill board of directors vacancies and newly created directorships resulting from any increase in the size of the board of directors. This is true even if those directors do not constitute a quorum or if only one director is left in office. These provisions could prevent shareholders, including parties who want to take over or acquire us, from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

    ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINATIONS OF DIRECTORS. Our bylaws will provide for an advance notice procedure regarding nominations of directors by shareholders and other shareholder proposals. The advance notice procedure will not apply to nominations of directors by the board of directors. For matters a shareholder wishes to bring before an annual meeting of shareholders, the shareholder must deliver to us a notice not less than 120 days prior to the date of our proxy statement released to shareholders in connection with the previous year's annual meeting. The 2000 annual meeting of shareholders was held on March 30, 2000. For nominations of directors by shareholders, a shareholder generally must provide notice not less than 90 days prior to the anniversary date of the preceding year's annual meeting of shareholders. The shareholder must put information in the notice including, but not limited to, the following:

    - the shareholder and its holdings;

    - the background of any nominees for director;

    - any business desired to be brought before the meeting;

    - the reasons for conducting the business at the meeting; and

    - any material interest of the shareholder in the business proposed.

    At a special meeting of shareholders to elect directors, shareholders can make a nomination only if they deliver to us a notice that complies with the above requirements no later than the tenth day following the day on which public announcement of the special meeting is made. The bylaws could preclude a nomination for the election of directors or the conduct of particular business at a particular meeting if the proper procedures are not followed. This may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

    SPECIAL SHAREHOLDERS' MEETINGS. Our articles of incorporation and bylaws will permit special meetings of the shareholders to be called only by our board of directors, our chairman of the board of directors, our chief executive officer or the president.

    AUTHORIZED BUT UNISSUED SHARES. The authorization of undesignated preferred stock will also make it possible for the board of directors, without shareholder approval, to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. We are able to issue shares of common stock without shareholder approval, up to the number of shares authorized for issuance in our articles of incorporation, except as limited by Nasdaq rules. We can use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. Our ability to issue these additional shares could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

    VOTING RIGHTS. Our articles of incorporation and bylaws will not provide for cumulative voting in the election of directors. These and other provisions are intended to enhance continuity and stability in the composition of the board of directors and to reduce the vulnerability to unsolicited or hostile takeovers or proxy contests, and could delay changes in our control or management. The amendment of any provision of our articles of incorporation and bylaws will require approval by holders of 75% of the outstanding common stock. This requirement of the approval of 75% of the outstanding common stock will not apply if two-thirds of the members of the board of directors approve the proposed amendment. In that case, the ordinary requirements of Pennsylvania corporate law for shareholder approval will apply.

TRANSFER AGENT

    The transfer agent and registrar for the common stock is StockTrans.

NATIONAL MARKET LISTING

    We have applied to list our common stock on The Nasdaq Stock Market under the symbol CARE.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of this offering, we will have outstanding 12,717,962 shares of common stock based upon shares outstanding at March 31, 2000, assuming no exercise of the underwriters' over-allotment option. Excluding the 4,000,000 shares of common stock offered hereby and assuming no exercise of the underwriters' over-allotment option, upon the consummation of this offering, there will be 8,717,962 shares of common stock outstanding none of which will be freely tradable without restriction in the public market. All restricted shares are subject to lock-up agreements with the underwriters pursuant to which the holders of the restricted shares have agreed not to sell, pledge or otherwise dispose of those shares for a period of 180 days after the date of this prospectus. Beginning 180 days after the effective date of our registration statement, all of the restricted shares will become eligible for sale in the public market when the underwriter's lock-up agreements expire unless the underwriters elect, in their sole discretion, to release these shares from the lock-up agreements earlier. These shares include 5,330,062 shares which may be sold pursuant to registration rights granted by us, upon the expiration or waiver of the lock-up agreement 180 day period. We are not aware of any present intention of a shareholder to exercise any registration rights. The registration rights of the preferred shareholders may not be used as a reason for the shareholder to terminate the lock-up agreements. In addition, after the 180 day period, the restricted shares described above will become available for sale pursuant to Rule 144. The general provisions of Rule 144 are described below.


RULE 144

    In general, under Rule 144, an affiliate of CareScience, or person or persons whose shares are aggregated who has beneficially owned restricted shares for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (a) 1% of the then outstanding shares of the common stock comprising approximately 127,000 shares immediately after this offering, assuming no exercise of the underwriters' over-allotment option or (b) the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales pursuant to Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us. A person or persons whose shares are aggregated who is not deemed to have been our affiliate at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell those shares pursuant to Rule 144(k) without regard to the limitations described above. Unless registered, most of the restricted shares that will become available for sale in the public market beginning 180 days after the effective date will be subject to volume and other resale restrictions pursuant to Rule 144 because the holders are our affiliates.

    We intend to file, within 180 days after the date of this prospectus, Form S-8 registration statements under the Securities Act to register shares issued pursuant to our equity compensation plans and shares issued in connection with option exercises. Shares of common stock issued pursuant to our equity compensation plans or upon exercise of options after the effective date of the Forms S-8 will be available for sale in the public market, subject to Rule 144 volume limitations applicable to affiliates and lock-up agreements.

LOCK-UP AGREEMENTS

    All officers, directors, employees and holders of our common stock and options to purchase common stock have agreed pursuant to lock-up agreements that they will not offer, sell, contract to sell, pledge, grant any option to sell, or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible or exchangeable for common stock, or warrants or other rights to purchase common stock for a period of 180 days after the date of this prospectus without the prior written consent of Deutsche Bank Securities Inc.

    Deutsche Bank Securities Inc. may release the shares subject to the lock-up agreements in whole or in part at any time with or without notice. However, Deutsche Bank Securities Inc. has no current plans to do so, and none of our officers or directors or, to the best of our knowledge, current shareholders intend to request a release. Any decision by Deutsche Bank Securities Inc. to release shares subject to a lock-up agreement will be determined on a case-by-case basis. Apart from the facts of any particular case, in exercising their discretion to release shares from a lock-up agreement Deutsche Bank Securities Inc. may consider such factors as: the likelihood of a material market effect from the sale of the shares; the market price of the shares relative to the original offering price; its own position in the shares, if any; the desirability of fostering an orderly market for the shares; and the hardship or circumstances of the person requesting the waiver.

                                  UNDERWRITING

    Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank
Securities Inc., FleetBoston Robertson Stephens Inc. and Thomas Weisel Partners LLC have severally agreed to purchase from us the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

                                                              NUMBER OF
UNDERWRITER                                                    SHARES
-----------                                                   ---------
Deutsche Bank Securities Inc................................
FleetBoston Robertson Stephens Inc..........................
Thomas Weisel Partners LLC..................................

                                                              ---------
    Total...................................................  4,000,000
                                                              =========

    The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to conditions precedent and that the underwriters will purchase all shares of the common stock offered hereby, other than those covered by the over-allotment option described below, if any of these shares are purchased.

    The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $ per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $ per share to other dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

    We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 600,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered hereby. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to several conditions, to purchase approximately the same percentage of additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered hereby. We will be obligated, pursuant to the option, to sell these shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the 4,000,000 shares are being offered.

    The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common
stock. The underwriting fee is currently expected to be approximately   % of the
initial public offering price. We have agreed to pay the underwriters the following fees, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

                                                                           TOTAL FEES
                                                          ---------------------------------------------
                                                           WITHOUT EXERCISE OF    WITH FULL EXERCISE OF
                                          FEE PER SHARE   OVER-ALLOTMENT OPTION   OVER-ALLOTMENT OPTION
                                          -------------   ---------------------   ---------------------
Fees paid by CareScience................     $                   $                      $

    In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be
approximately $      .

    We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

    Each of our officers and directors, all of our shareholders and selected holders of options to purchase our stock, have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice. We have entered into a similar agreement with the representatives of the underwriters, except that we may grant options and sell shares pursuant to our 1995 Equity Compensation Plan and our 1998 Time Accelerated Restricted Stock Option Plan without their consent. There are no agreements between the representatives and any of our shareholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day period.

    The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

    In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Specifically, the underwriters may over-allot shares of our common stock in connection with this offering, thus creating a short position in our common stock for their own account. A short position results when an underwriter sells more shares of common stock than that underwriter is committed to purchase. Additionally, to cover these over-allotments or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Finally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market or otherwise. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

    Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 160 filed public offerings of equity securities, of which 111 have been completed, and has acted as a syndicate member in an additional 89 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

    At our request, the underwriters have reserved for sale, at the initial
public offering price, up to       shares for our vendors, employees, family
members of employees, customers and other third parties. This group may include British Biotech, plc which has expressed an interest in acquiring up to $1.5 million worth of our common stock. The number of shares of our common stock available for sale to the general public will be reduced to the extent these reserved shares are purchased. Any reserved shares that are not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in this offering.

PRICING OF THIS OFFERING

    Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock has been determined by negotiation among us and the representatives of the underwriters. Among the primary factors to be considered in determining the public offering price will be:

    - prevailing market conditions;

    - our results of operations in recent periods;

    - the present stage of our development;

    - the market capitalization and stage of development of other companies that we and the representatives of the underwriters believe to be comparable to our business; and

    - estimates of our business potential.

                                    LAWYERS

    Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania will provide us an opinion relating to the validity of the common stock issued in this offering. Certain legal matters in connection with this offering will be passed upon for the underwriters by Reboul, MacMurray, Hewitt, Maynard & Kristol, New York, New York.

                                    EXPERTS

    The financial statements, as of December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to our common stock to be issued in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information described in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to CareScience and our common stock, you may refer to the registration statement and the related exhibits and schedules. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's web site at http://www.sec.gov. Upon completion of this offering, we must comply with the information and periodic reporting requirements of the Securities Exchange Act and will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the Securities and Exchange Commission's public reference room and the web site of the Securities and Exchange Commission. We maintain a Web site at http://www.carescience.com. The information contained on our Web site does not constitute part of this prospectus.

                               CARESCIENCE, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of Independent Public Accountants....................    F-2

Balance Sheets..............................................    F-3

Statements of Operations....................................    F-4

Statements of Mandatorily Redeemable
  Preferred Stock and Shareholders' Equity (Deficit)........    F-5

Statements of Cash Flows....................................    F-6

Notes to Financial Statements...............................    F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To CareScience, Inc.:

    We have audited the accompanying balance sheets of CareScience, Inc. (formerly Care Management Science Corporation) (a Pennsylvania corporation) as of December 31, 1998 and 1999, and the related statements of operations, mandatorily redeemable preferred stock and shareholders' equity (deficit) and cash flows for the three years in the period ended December 31, 1999. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CareScience, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

    Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The information included in Schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                         /s/ Arthur Andersen LLP

Philadelphia, Pa.,
February 18, 2000

                               CARESCIENCE, INC.

                                 BALANCE SHEETS


                                                                                         MARCH 31, 2000
                                                            DECEMBER 31,           --------------------------
                                                     ---------------------------                   PRO FORMA
                                                         1998           1999          ACTUAL       (NOTE 1)
                                                     ------------   ------------   ------------   -----------
                                                                                          (UNAUDITED)
                                     ASSETS
Current assets:
  Cash and cash equivalents........................  $  5,346,099   $  3,381,600   $  2,003,257   $ 2,003,257
  Accounts receivable, net of allowance for
    doubtful accounts of $31,844, $29,754 and
    $52,311, respectively..........................       198,956        719,570        708,439       708,439
  Prepaid expenses and other.......................        48,829        203,957        262,566       262,566
                                                     ------------   ------------   ------------   -----------
    Total current assets...........................     5,593,884      4,305,127      2,974,262     2,974,262
                                                     ------------   ------------   ------------   -----------
Property and equipment:
  Computer equipment...............................     1,838,634      2,213,629      2,387,724     2,387,724
  Office equipment.................................       241,694        263,260        297,501       297,501
  Furniture and fixtures...........................       250,880        273,086        351,298       351,298
                                                     ------------   ------------   ------------   -----------
                                                        2,331,208      2,749,975      3,036,523     3,036,523
  Less--Accumulated depreciation and
    amortization...................................    (1,130,615)    (1,705,518)    (1,851,710)   (1,851,710)
                                                     ------------   ------------   ------------   -----------
    Net property and equipment.....................     1,200,593      1,044,457      1,184,813     1,184,813
                                                     ------------   ------------   ------------   -----------
Other..............................................            --             --        353,256       353,256
                                                     ------------   ------------   ------------   -----------
      Total assets.................................  $  6,794,477   $  5,349,584   $  4,512,331   $ 4,512,331
                                                     ============   ============   ============   ===========

                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of capital lease obligations.....  $    353,125   $    317,065   $    292,488   $   292,488
  Accounts payable.................................       251,893        214,263        513,045       513,045
  Accrued expenses.................................       323,779        397,076      1,205,926     1,205,926
  Deferred revenues................................       820,492      2,923,737      2,522,389     2,522,389
  Dividends payable under convertible preferred
    stock..........................................            --             --             --     1,455,207
                                                     ------------   ------------   ------------   -----------
    Total current liabilities......................     1,749,289      3,852,141      4,533,848     5,989,055
                                                     ------------   ------------   ------------   -----------
Capital lease obligations..........................       569,980        459,955        480,763       480,763
                                                     ------------   ------------   ------------   -----------
Commitments and contingencies (Note 6)

Mandatorily redeemable preferred stock (Note 7)....     4,280,390      4,681,634      4,797,005     4,892,108
                                                     ------------   ------------   ------------   -----------
Shareholders' equity (deficit):
  Preferred stock, no par value, liquidation value
    of $13,336,234 and $13,602,958 at December 31,
    1999 and March 31, 2000, respectively..........    12,009,700     12,009,700     12,009,700            --
  Common stock, no par value, 16,000,000 shares
    authorized, 4,827,900 shares issued and
    3,387,900 outstanding, actual; 10,157,962
    shares issued and 8,717,962 outstanding,
    pro forma......................................        50,000         50,000         50,000    16,259,700
  Additional paid-in capital.......................            --      5,624,839      5,745,522     5,745,522
  Deferred compensation............................            --     (5,392,322)    (5,173,981)   (5,173,981)
  Accumulated deficit..............................   (10,964,882)   (15,036,363)   (17,030,526)  (22,780,836)
  Treasury stock, at cost, 1,440,000 shares........      (900,000)      (900,000)      (900,000)     (900,000)
                                                     ------------   ------------   ------------   -----------
    Total shareholders' equity (deficit)...........       194,818     (3,644,146)    (5,299,285)   (6,849,595)
                                                     ------------   ------------   ------------   -----------
      Total liabilities and shareholders' equity
        (deficit)..................................  $  6,794,477   $  5,349,584   $  4,512,331   $ 4,512,331
                                                     ============   ============   ============   ===========


        The accompanying notes are an integral part of these statements.

                               CARESCIENCE, INC.

                            STATEMENTS OF OPERATIONS

                                                                                  FOR THE THREE MONTHS
                                                FOR THE YEAR ENDED                        ENDED
                                                   DECEMBER 31,                         MARCH 31,
                                      ---------------------------------------   -------------------------
                                         1997          1998          1999          1999          2000
                                      -----------   -----------   -----------   -----------   -----------
                                                                                       (UNAUDITED)
Revenues............................  $ 1,040,703   $ 2,551,963   $ 4,350,688   $   717,733   $ 1,628,927
Cost of revenues (excludes stock-
  based compensation of $120,948 and
  $170,131 for the year ended
  December 31, 1999 and the three
  months ended March 31, 2000,
  respectively).....................    1,493,730     1,903,803     2,508,231       510,915     1,026,041
                                      -----------   -----------   -----------   -----------   -----------
  Gross profit (loss)...............     (453,027)      648,160     1,842,457       206,818       602,886
                                      -----------   -----------   -----------   -----------   -----------

Operating expenses:
  Research and development (excludes
    stock-based compensation of
    $19,897 and $22,965 for the year
    ended December 31, 1999 and the
    three months ended March 31,
    2000, respectively).............    1,554,522     1,668,764     1,459,867       395,681       599,123
  Selling, general and
    administrative (excludes
    stock-based compensation of
    $91,672 and $145,928 for the
    year ended December 31, 1999 and
    the three months ended March 31,
    2000, respectively).............    2,241,511     3,169,097     3,897,849       898,949     1,564,739
  Stock-based compensation..........           --            --       232,517            --       339,024
                                      -----------   -----------   -----------   -----------   -----------
    Total operating expenses........    3,796,033     4,837,861     5,590,233     1,294,630     2,502,886
                                      -----------   -----------   -----------   -----------   -----------
    Operating loss..................   (4,249,060)   (4,189,701)   (3,747,776)   (1,087,812)   (1,900,000)

Interest income.....................     (153,858)      (55,766)     (172,863)      (53,189)      (42,048)
Interest expense....................      200,931       474,541        95,324        25,985        20,840
                                      -----------   -----------   -----------   -----------   -----------
Net loss............................   (4,296,133)   (4,608,476)   (3,670,237)   (1,060,608)   (1,878,792)
Accretion of redemption premium on
  preferred stock...................           --         8,307       401,244        94,318       115,371
                                      -----------   -----------   -----------   -----------   -----------
Net loss applicable to common
  shareholders......................  $(4,296,133)  $(4,616,783)  $(4,071,481)  $(1,154,926)  $(1,994,163)
                                      ===========   ===========   ===========   ===========   ===========
Net loss per common share:
  Basic and diluted.................  $     (1.27)  $     (1.36)  $     (1.20)  $     (0.34)  $     (0.59)
Weighted average shares outstanding:
  Basic and diluted.................    3,387,900     3,387,900     3,387,900     3,387,900     3,387,900

        The accompanying notes are an integral part of these statements.

                               CARESCIENCE, INC.
            STATEMENTS OF MANDATORILY REDEEMABLE PREFERRED STOCK AND
                         SHAREHOLDERS' EQUITY (DEFICIT)

                                                                         SHAREHOLDERS' EQUITY (DEFICIT)
                                     MANDATORILY   ---------------------------------------------------------------------------
                                     REDEEMABLE        PREFERRED STOCK           COMMON STOCK
                                      PREFERRED    -----------------------   --------------------                  DEFERRED
                                        STOCK       SHARES       AMOUNT       SHARES      AMOUNT       APIC      COMPENSATION
                                     -----------   ---------   -----------   ---------   --------   ----------   -------------
Balance, December 31, 1996.........  $       --      663,001   $     6,630   3,387,900   $50,000    $6,051,061    $        --
  Net loss.........................          --           --            --          --        --            --             --
                                     ----------    ---------   -----------   ---------   -------    ----------    -----------
Balance, December 31, 1997.........          --      663,001         6,630   3,387,900    50,000     6,051,061             --
  Sale of Series C Convertible
    Preferred stock, net of
    expenses of $222,991...........          --    2,366,947     5,952,009          --        --            --             --
  Conversion of Series A and B
    Convertible Preferred stock
    into Series D and E Convertible
    Preferred stock................          --    1,989,003     6,051,061          --        --    (6,051,061)            --
  Conversion of amounts under
    shareholder Loan Agreements
    into Series G Mandatorily
    Redeemable Preferred stock.....   4,272,083           --            --          --        --            --             --
  Accretion of dividends on Series
    G Mandatorily Redeemable
    Preferred stock................       8,307           --            --          --        --            --             --
  Net loss.........................          --           --            --          --        --            --             --
                                     ----------    ---------   -----------   ---------   -------    ----------    -----------
Balance, December 31, 1998.........   4,280,390    5,018,951    12,009,700   3,387,900    50,000            --             --
  Accretion of dividends on Series
    G Mandatorily Redeemable
    Preferred stock................     401,244           --            --          --        --            --             --
  Deferred compensation in
    connection with issuance of
    Common stock options...........          --           --            --          --        --     5,624,839     (5,624,839)
  Amortization of deferred
    compensation...................          --           --            --          --        --            --        232,517
  Net loss.........................          --           --            --          --        --            --             --
                                     ----------    ---------   -----------   ---------   -------    ----------    -----------
Balance, December 31, 1999.........   4,681,634    5,018,951    12,009,700   3,387,900    50,000     5,624,839     (5,392,322)
  Accretion of dividends on
    Series G Mandatorily
    Redeemable Preferred Stock
    (unaudited)....................     115,371           --            --          --        --            --             --
  Deferred compensation in
    connection with issuance of
    Common stock options
    (unaudited)....................          --           --            --          --        --       120,683       (120,683)
  Amortization of deferred
    compensation (unaudited).......          --           --            --          --        --            --        339,024
  Net loss (unaudited).............          --           --            --          --        --            --             --
                                     ----------    ---------   -----------   ---------   -------    ----------    -----------
Balance, March 31, 2000
  (unaudited)......................  $4,797,005    5,018,951   $12,009,700   3,387,900   $50,000    $5,745,522    $(5,173,981)
                                     ==========    =========   ===========   =========   =======    ==========    ===========

                                               SHAREHOLDERS' EQUITY (DEFICIT)
                                     ---------------------------------------------------
                                                        TREASURY STOCK
                                     ACCUMULATED    ----------------------
                                       DEFICIT        SHARES      AMOUNT        TOTAL
                                     ------------   ----------   ---------   -----------
Balance, December 31, 1996.........  $ (2,051,966)   1,440,000   $(900,000)  $ 3,155,725
  Net loss.........................    (4,296,133)          --          --    (4,296,133)
                                     ------------   ----------   ---------   -----------
Balance, December 31, 1997.........    (6,348,099)   1,440,000    (900,000)   (1,140,408)
  Sale of Series C Convertible
    Preferred stock, net of
    expenses of $222,991...........            --           --          --     5,952,009
  Conversion of Series A and B
    Convertible Preferred stock
    into Series D and E Convertible
    Preferred stock................            --           --          --            --
  Conversion of amounts under
    shareholder Loan Agreements
    into Series G Mandatorily
    Redeemable Preferred stock.....            --           --          --            --
  Accretion of dividends on Series
    G Mandatorily Redeemable
    Preferred stock................        (8,307)          --          --        (8,307)
  Net loss.........................    (4,608,476)          --          --    (4,608,476)
                                     ------------   ----------   ---------   -----------
Balance, December 31, 1998.........   (10,964,882)   1,440,000    (900,000)      194,818
  Accretion of dividends on Series
    G Mandatorily Redeemable
    Preferred stock................      (401,244)          --          --      (401,244)
  Deferred compensation in
    connection with issuance of
    Common stock options...........            --           --          --            --
  Amortization of deferred
    compensation...................            --           --          --       232,517
  Net loss.........................    (3,670,237)          --          --    (3,670,237)
                                     ------------   ----------   ---------   -----------
Balance, December 31, 1999.........   (15,036,363)   1,440,000    (900,000)   (3,644,146)
  Accretion of dividends on
    Series G Mandatorily
    Redeemable Preferred Stock
    (unaudited)....................      (115,371)          --          --      (115,371)
  Deferred compensation in
    connection with issuance of
    Common stock options
    (unaudited)....................            --           --          --            --
  Amortization of deferred
    compensation (unaudited).......            --           --          --       339,024
  Net loss (unaudited).............    (1,878,792)          --          --    (1,878,792)
                                     ------------   ----------   ---------   -----------
Balance, March 31, 2000
  (unaudited)......................  $(17,030,526)   1,440,000   $(900,000)  $(5,299,285)
                                     ============   ==========   =========   ===========

        The accompanying notes are an integral part of these statements.

                               CARESCIENCE, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                        FOR THE THREE MONTHS
                                                FOR THE YEAR ENDED DECEMBER 31,            ENDED MARCH 31,
                                            ---------------------------------------   -------------------------
                                               1997          1998          1999          1999          2000
                                            -----------   -----------   -----------   -----------   -----------
                                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net loss................................  $(4,296,133)  $(4,608,476)  $(3,670,237)  $(1,060,608)  $(1,878,792)
  Adjustments to reconcile net loss to net
    cash used in operating activities--
    Depreciation and amortization.........      309,812       592,705       574,903       165,020       146,192
    Interest on notes to a shareholder....      164,463       379,076            --            --            --
    Provision for bad debts...............       35,162       136,929        17,505         4,375         9,000
    Stock-based compensation..............           --            --       232,517            --       339,024
    Changes in assets and liabilities--
      (Increase) decrease in--
        Accounts receivable...............     (151,576)      197,977      (538,119)     (422,219)        2,131
        Prepaid expenses and other........      (41,978)       57,702      (155,128)      (89,076)     (411,865)
      Increase in--
        Accounts payable and accrued
          expenses........................       48,397       300,760        35,667        34,535     1,107,632
        Deferred revenues.................      111,871       557,660     2,103,245       (13,307)     (401,348)
                                            -----------   -----------   -----------   -----------   -----------
          Net cash used in operating
            activities....................   (3,819,982)   (2,385,667)   (1,399,647)   (1,381,280)   (1,088,026)
                                            -----------   -----------   -----------   -----------   -----------
Cash flows from investing activities:
  Purchases of property and equipment,
    net...................................     (180,442)     (243,949)     (194,973)     (154,904)     (192,037)
                                            -----------   -----------   -----------   -----------   -----------
Cash flows from financing activities:
  Net proceeds from sale of Series C
    Convertible Preferred stock...........           --     5,952,009            --            --            --
  Proceeds from notes to a shareholder....    2,684,675            --            --            --            --
  Proceeds from related party loan........           --       500,000            --            --            --
  Payment of related party loan...........           --      (500,000)           --            --            --
  Payments on capital lease obligations...     (167,635)     (346,064)     (369,879)      (24,773)      (98,280)
                                            -----------   -----------   -----------   -----------   -----------
          Net cash provided by (used in)
            financing activities..........    2,517,040     5,605,945      (369,879)      (24,773)      (98,280)
                                            -----------   -----------   -----------   -----------   -----------
Net increase (decrease) in cash and
  cash equivalents........................   (1,483,384)    2,976,329    (1,964,499)   (1,560,957)   (1,378,343)

Cash and cash equivalents,
  beginning of year.......................    3,853,154     2,369,770     5,346,099     5,346,099     3,381,600
                                            -----------   -----------   -----------   -----------   -----------

Cash and cash equivalents,
  end of year.............................  $ 2,369,770   $ 5,346,099   $ 3,381,600   $ 3,785,142   $ 2,003,257
                                            ===========   ===========   ===========   ===========   ===========

        The accompanying notes are an integral part of these statements.

                               CARESCIENCE, INC.

                         NOTES TO FINANCIAL STATEMENTS

              (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

1. BACKGROUND:

    CareScience, Inc. (formerly Care Management Science Corporation) provides Internet-based tools designed to improve the quality and efficiency of health care. The Company's products use its proprietary clinical algorithms and data collection and storage technologies to perform complex clinical analyses. The Company's customers use its products to identify clinical inefficiencies and medical errors and monitor the results of implemented solutions. Additionally, the Company facilitates the real-time exchange of clinical information over the Internet among local health care constituents.

    The Company incurred losses in the current and prior year, and anticipates incurring additional losses through 2000 as it expands its customer base and product offerings. Additional financing may be needed by the Company to fund operations and to continue the development of its products. Notwithstanding the foregoing, the Company's management believes that cash on hand at March 31, 2000 and cash generated from revenues in 2000 will be sufficient to sustain operations at least through 2000.

PRO FORMA BALANCE SHEET ADJUSTMENTS

    In connection with the proposed sale of 4,000,000 shares of Common stock to the public in an initial public offering (the "Offering"), the Company has prepared an unaudited pro forma balance sheet as of March 31, 2000. The pro forma balance sheet reflects the following transactions which will occur upon the closing of the Offering:

    - the conversion of Series C, D and E Convertible Preferred stock into 5,018,951 shares of Common stock;


    - the issuance, upon the conversion of the Series C Convertible Preferred stock, of Series F Redeemable Preferred stock, with a redemption value of $4.2 million, and the simultaneous redemption of the Series F Redeemable Preferred stock for 311,111 shares of Common stock, assuming an offering price of $13.50 per share;


    - the accretion of the redemption value of the Series G Preferred stock through June 2000; and

    - the declaration of a dividend of $1.5 million (calculated at 8% per annum through June 2000) payable to the Series C, D and E Convertible Preferred shareholders from the proceeds of the Offering.

    The payment of the dividend and the redemption of the Series G Redeemable Preferred stock has not been reflected on the pro forma balance sheet, since the Company does not have adequate cash resources prior to the closing of the Offering to make such payments.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

INTERIM FINANCIAL STATEMENTS

    The financial statements as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 are unaudited and, in the opinion of management, include adjustments necessary for a

                               CARESCIENCE, INC.

              (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) fair presentation of results for those interim periods. The results of operations for the three months ended March 31, 1999 and 2000 are not necessarily indicative of the results to be expected for the entire year.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Major additions and improvements are capitalized, while maintenance and repairs that do not improve or extend the life of assets are charged to expense as incurred.

    Depreciation and amortization are provided using the straight-line method over the following estimated useful lives:

Office equipment............................................  5 years
Computer equipment..........................................  3 years
Furniture and fixtures......................................  7 years

    Depreciation and amortization expense was $309,812, $592,705, $574,903, $165,020 and $146,192 for the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 1999 and 2000, respectively.

RESEARCH AND DEVELOPMENT

    Research and development costs are charged to expense as incurred.

SOFTWARE DEVELOPMENT COSTS

    In conjunction with the development of its software products, the Company incurs software development costs. Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. The Company has determined that technological feasibility for its software products is generally achieved upon completion of a working model. As of March 31, 2000, no costs are capitalized pursuant to SFAS No. 86, since software development costs are not significant after the completion of a working model. These development costs are included in research and development expenses in the accompanying statements of operations.

    In conjunction with the development of its websites, the Company incurs software development costs. On January 1, 1999, the Company adopted the provisions of Statement of Position ("SOP") 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". Prior to 1999, the Company has expensed all development costs related to its Websites. In 1999,

                               CARESCIENCE, INC.

              (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) the Company incurred costs related to an online local healthcare community. These costs are being funded by a third party, and therefore, have not been capitalized. All other costs incurred in 1999 were related to maintenance of the Websites and have been charged to expense as incurred.

REVENUE RECOGNITION

    The Company's CaduCIS.com products agreements, which typically cover an initial period of three-to-five years and are fixed priced, provide to customers, among other things, a software license, project management services, data management services, data storage and computer server maintenance and software support and maintenance. Revenues under these contracts are recognized ratably over the period the services are performed. Any additional consulting fees, outside of the initial contract, related to the CaduCiS.com products are recognized as the program or service is delivered.

    In October 1999, the Company entered into a three year agreement with the California HealthCare Foundation, which provides funding for the development of an online local healthcare community. Revenue from this contract is being recognized as the services are performed over three years.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company has adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets to be held and used by the Company be reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 121 also requires that long-lived assets held for sale be reported at the lower of the carrying amount or fair value, less cost to sell.

    The Company continually evaluates whether events and circumstances have occurred that indicate that the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance may not be recoverable. When factors indicate that such assets should be evaluated for possible impairment, the Company uses an estimate of the related undiscounted cash flow in measuring whether the asset is recoverable. Management believes that no revision to the remaining useful lives or write-down of such assets is required.

INCOME TAXES

    The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," under which deferred taxes are required to be classified based on financial statement classification of the related assets and liabilities which give rise to the temporary differences. Deferred taxes result from temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities.

                               CARESCIENCE, INC.

              (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Differences can arise between the fair value and carrying amount of financial instruments that are recognized at historical cost. The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses.

    The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short maturity of these instruments.

MAJOR CUSTOMERS

    The Company's operations are conducted in one business segment and sales are primarily made to health care payors and providers. The Company had one, one, two, one and one customers for the year ended December 31, 1997, 1998 and 1999 and for the three months ended March 31, 1999 and 2000, respectively, which accounted for 53%, 37%, 32%, 16% and 24% of total revenues.

    The Company had five, three and five customers as of December 31, 1998 and 1999 and March 31, 2000, respectively, which accounted for 77%, 37% and 69% of total accounts receivable.

BUSINESS AND CREDIT RISK CONCENTRATION

    Financial instruments which potentially subject the Company to concentrations of credit risk are cash and cash equivalents and accounts receivable. The Company limits its credit risk associated with cash and cash equivalents by placing its investments in highly liquid funds.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

SUPPLEMENTAL CASH FLOW INFORMATION

    The Company paid interest of $38,379, $98,704, $95,324, $25,985 and $20,840 for the years ended December 31, 1997, 1998 and 1999 and for the three months ended March 31, 1999 and 2000, respectively.

    The Company financed $833,301, $338,801, $223,794, $0 and $94,511 of property and equipment purchases with capital leases for the years ended December 31, 1997, 1998 and 1999 and for the three months ended March 31, 1999 and 2000, respectively.

                               CARESCIENCE, INC.

              (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    In December 1998, the Company sold 2,366,947 shares of Series C Convertible Preferred stock (see Note 8). In connection with the sale, the Company converted notes payable including accrued interest to a Preferred Shareholder into Mandatorily Redeemable Series G Preferred stock which resulted in a non-cash transaction of $4,272,083 (see Note 7). In addition, the Company recorded a non-cash charge of $8,307, $401,244, $94,318 and $115,371 for the accretion of dividends relating to the Mandatorily Redeemable Series G Preferred stock during the year ended December 31, 1998 and 1999 and for the three months ended
March 31, 1999 and 2000, respectively.

RECENT ACCOUNTING PRONOUNCEMENTS

    In December 1999, the Securities and Exchange Commission "SEC" issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB 101 expresses the views of the SEC staff in applying generally accepted accounting principles to revenue transactions. The Company's financial statements and related disclosures for the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 1999 and 2000 conform to the views of the SEC staff as documented in SAB 101.

3. NET LOSS PER SHARE:

    Net loss per share is calculated utilizing the principles of SFAS No. 128, "Earnings per Share" ("EPS"). Basic EPS excludes potentially dilutive securities and is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is computed assuming the conversion or exercise of all dilutive securities such as preferred stock, options and warrants.

    Under SFAS No. 128, the Company's granting of certain stock options, warrants and convertible preferred stock resulted in potential dilution of basic EPS. The number of incremental shares from the assumed exercise of stock options and warrants is calculated applying the treasury stock method. Stock options, warrants and Preferred stock convertible into common shares were excluded from the calculations as they were anti-dilutive due to the net loss.

4. INCOME TAXES:

    The Company incurred operating losses and generated a significant accumulated deficit through March 31, 2000, therefore, no tax provisions have been recorded. As of March 31, 2000 the Company had federal net operating loss carryforwards of approximately $17.0 million which expire from 2010 through 2019. At December 31, 1998 and 1999 a valuation allowance was recorded for 100% of the company's deferred tax asset as realization of the tax benefit was not considered more likely than not.

                               CARESCIENCE, INC.

              (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

4. INCOME TAXES: (CONTINUED)
    The deferred tax effect of temporary differences giving rise to the Company's deferred tax assets consist of the following components:

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1998           1999
                                                              -----------   ------------
Expenses not currently deductible for income tax purposes...  $    57,815   $     45,320
Accounts receivable reserve.................................       10,884         10,116
Cash to accrual.............................................      (55,851)       (41,889)
Difference due to method of depreciation....................       27,126         45,826
Net operating loss carryforward.............................    3,834,982      5,142,235
                                                              -----------   ------------
Gross deferred tax asset, before valuation..................    3,874,956      5,201,608
Less--Valuation allowance...................................   (3,874,956)    (5,201,608)
                                                              -----------   ------------
Net deferred tax asset......................................  $        --   $         --
                                                              ===========   ============

    Since realization of the tax benefit associated with the deferred tax assets is not more likely than not, a valuation allowance was recorded against this entire amount as required by SFAS No. 109.

    The Tax Reform Act of 1986 contains certain provisions that limit the utilization of net operating losses and tax credit carryforwards if there has been a cumulative ownership change greater than 50% within a three-year period. Such limitation could result in the expiration of the net operating losses before such losses are fully utilized.

5. CAPITAL LEASE OBLIGATIONS:

    The Company has entered into capital leases for various pieces of equipment expiring through 2004 and having interest rates ranging from 7% to 14.5%. At March 31, 2000 and December 31, 1999 and 1998, equipment and furniture includes assets under capitalized leases totaling $1,702,533, $1,608,022 and $1,384,228, net of accumulated amortization of $995,571, $915,951 and $546,321, respectively. The present value of the minimum lease payments as of March 31, 2000 is as follows:

Total minimum lease payments................................   $919,749
  Less--Amount representing interest........................    146,498
                                                               --------
  Present value of net minimum lease payments...............    773,251
  Less--Current portion.....................................    292,488
                                                               --------
                                                               $480,763
                                                               ========

                               CARESCIENCE, INC.

              (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

5. CAPITAL LEASE OBLIGATIONS: (CONTINUED)
    Future minimum lease payments as of March 31, 2000 are as follows:

Nine months ending December 31, 2000........................   $289,082
2001........................................................    267,475
2002........................................................    218,597
2003........................................................     84,272
2004........................................................     55,722
                                                               --------
                                                               $915,148
                                                               ========

6. COMMITMENTS AND CONTINGENCIES:

SOFTWARE LICENSING AGREEMENT

    The Company has an exclusive license for software and technical information with the Trustees of the University of Pennsylvania ("License Agreement").

    In April 1995, the Company amended the original License Agreement to include the payment of royalties, as defined, for a period of 30 years and issued 124,900 shares of Common stock to the Trustees of the University of Pennsylvania. Under the License Agreement, the Company must pay minimum, nonrefundable royalty amounts as follows:

2000........................................................  $   75,000
2001........................................................      75,000
2002........................................................      75,000
2003........................................................      75,000
2004........................................................      75,000
2005 and thereafter.........................................   1,500,000
                                                              ----------
Minimum future royalties....................................  $1,875,000
                                                              ==========

    The Company can lose its exclusivity under the License Agreement if the minimum payments are not made. The Company had royalty expenses under this License Agreement of $30,000, $45,000, $60,000, $15,000 and $18,750 for the
years ended December 31, 1997, 1998 and 1999 and for the three months ended March 31, 1999 and 2000, respectively, which represent the minimum royalty for each year, respectively, under the License Agreement.

OPERATING LEASES

    The Company leases its office facility under an operating lease. Rent expense, including common area maintenance charges, was $153,773, $203,414, $208,496, $51,771 and $65,268 for the years ended December 31, 1997, 1998 and
1999 and for the three months ended March 31,

                               CARESCIENCE, INC.

              (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

6. COMMITMENTS AND CONTINGENCIES: (CONTINUED)
1999 and 2000, respectively. Minimum future rental payments under the lease as of March 31, 2000 is as follows:

Nine months ending December 31, 2000........................   $257,425
2001........................................................    141,053
2002........................................................    104,136
2003........................................................     17,468
                                                               --------
                                                               $520,082
                                                               ========

EMPLOYMENT AGREEMENTS

    The Company has employment agreements with certain employees that provide for minimum annual compensation of $1,433,026 in 2000, $668,982 in 2001 and $65,000 in 2002.

7. MANDATORILY REDEEMABLE PREFERRED STOCK:

    In connection with the sale of the Series C Convertible Preferred stock (see
Note 8), the Company converted notes payable due to a shareholder with initial principal amounts of $2,684,675 and $1,000,000, respectively, plus all accrued interest into 1,560,000 shares of Series G Mandatorily Redeemable Preferred stock (Series G Preferred). This Series G Preferred requires mandatory redemption upon the earlier of a qualified initial public offering of the Company, as defined, or December 24, 2008. The Series G Preferred has been reclassified outside of equity in the accompanying financial statements. The Series G Preferred has no voting or conversion rights and requires a dividend, payable upon redemption or liquidation, at a rate equal to the prime rate plus one percent based upon the Series G Preferred liquidation value. The Series G Preferred has a redemption value of $4,797,005, which includes accrued dividends of $524,922 at March 31, 2000.

8. SHAREHOLDERS' EQUITY (DEFICIT):

PREFERRED STOCK

    On December 24, 1998, the Company sold 2,366,947 shares of Series C Convertible Preferred stock for $6,175,000 to new investors.

    Simultaneously with the sale of the Series C Preferred stock, each outstanding share of the Series A Redeemable Convertible Preferred stock was converted into four shares of Series D Convertible Preferred stock and each outstanding share of the Series B Redeemable Convertible Preferred stock was converted into four shares of Series E Convertible Preferred stock. A related Series A Warrant was substituted with a Warrant to purchase 1,334,000 additional shares of Series D Preferred (the "Series D Warrant"), and a related Series B Warrant was substituted with a Warrant to purchase 400,000 of additional shares of the Series E Preferred (the "Series E Warrant").

    The Series C, D and E Preferred have voting rights equal to the number of Common shares into which they are convertible, require a dividend of 8% per year based upon their respective liquidation value when and if declared by the Company, and are convertible into Common stock, at

                               CARESCIENCE, INC.

              (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

8. SHAREHOLDERS' EQUITY (DEFICIT): (CONTINUED) an initial conversion rate of one share of Common stock for each share of Preferred. Conversion rates are subject to adjustment based upon certain events, as defined. Upon conversion of the Series C, D and E Preferred stock, if certain minimum return requirements, as defined, have not been met, the holders of the Series C, D and E Preferred are entitled to receive a dividend equal to that which would have been received upon liquidation. Simultaneously with the conversion of Series C Preferred into Common stock, each Series C shareholder shall receive one share of Series F Redeemable Preferred stock (Series F Preferred) if certain minimum return requirements, as defined, have not been met. The Series F Preferred have no voting rights and upon their issuance date require a dividend of 8% per year based on their liquidation value or upon redemption. The Series F Preferred will have an assigned liquidation value of $4.2 million (if all Series C Preferred shares are converted).

    Prior to the sale of the Series C Preferred, the Company entered into two agreements with a Preferred shareholder which provided bridge financing of $500,000, in aggregate. The loan bore interest of 8.75% and was repaid out of the proceeds of the sale of the Series C Preferred.

    The components of Preferred stock are as follows:

                                                            DECEMBER 31,
                                                      -------------------------    MARCH 31,
                                                         1998          1999          2000
                                                      -----------   -----------   -----------
                                                                                  (UNAUDITED)
Series C Convertible Preferred stock, no par value,
  2,366,947 shares authorized, issued and
  outstanding (liquidation value of $6,685,467 and
  $6,819,176 at December 31, 1999 and March 31,
  2000, respectively)...............................  $ 5,952,009   $ 5,952,009   $ 5,952,009
Series D Convertible Preferred stock, no par value,
  2,328,000 shares authorized, 994,000 shares issued
  and outstanding (liquidation value of $2,163,103
  and $2,206,365 at December 31, 1999 and March 31,
  2000, respectively)...............................    1,923,026     1,923,026     1,923,026
Series E Convertible Preferred stock, no par value,
  2,058,004 shares authorized, 1,658,004 shares
  issued and outstanding (liquidation value of
  $4,487,664 and $4,577,417 at December 31, 1999 and
  March 31, 2000, respectively).....................    4,134,665     4,134,665     4,134,665
Series F Redeemable Preferred stock, no par value,
  2,366,947 shares authorized, none issued or
  outstanding (liquidation value of $0 at
  December 31, 1999 and March 31, 2000).............           --            --            --
                                                      -----------   -----------   -----------
                                                      $12,009,700   $12,009,700   $12,009,700
                                                      ===========   ===========   ===========

                               CARESCIENCE, INC.

              (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

8. SHAREHOLDERS' EQUITY (DEFICIT): (CONTINUED)
EQUITY COMPENSATION PLANS

    The Company's 1995 Equity Compensation Plan (the "Plan") permits the granting of incentive stock options, nonqualified stock options, stock appreciation rights and restricted stock. The Company has authorized the issuance of up to 2,065,038 shares of Common stock to satisfy grants under the Plan. At March 31, 2000, there were 897,501 shares reserved under the Plan available for grant. A committee of the Board of Directors (the "Committee") administers the Plan and determines the terms of the grants.

    Stock options issued under the Plan generally vest over a four-year period, 25% on each anniversary date. The exercise period is determined by the Committee, but may not exceed ten years from the date of grant. Each option entitles the holder to purchase one share of common stock at the indicated exercise price.

    In December 1998, the Company adopted the 1998 Time Accelerated Restricted Stock Option Plan (the "Accelerated Plan"). The Accelerated Plan provides for the granting of non-qualified stock options to officers, senior management and employee directors of the Company. The aggregate number of shares of Common stock the Company may issue under the Accelerated Plan is 483,594 shares. At March 31, 2000 there were 48,359 shares reserved under the Accelerated Plan available for grant.

    The Company accounts for all plans under APB Opinion No. 25, under which compensation expense is recognized based on the amount by which the fair value of the underlying common stock exceeds the exercise price of the stock options on the measurement date. For financial reporting purposes, the Company has determined that the deemed fair market value on the measurement date for certain stock options was in excess of the exercise price. This amount has been recorded as deferred compensation and is being amortized over the vesting period of the applicable options which range between four and seven years. The Company recorded deferred compensation of $5,624,839 and $120,683 during the year ended December 31, 1999 and the three months ended March 31, 2000, respectively. The Company recognized $232,517 and $339,024 of compensation expense related to options for the year ended December 31, 1999 and the three months ended
March 31, 2000, respectively.

    Had compensation expense for all options issued been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net loss, basic EPS and diluted EPS would have been equal to the pro forma amounts indicated below:

                                                                    YEAR ENDED DECEMBER 31,
                                                            ---------------------------------------
                                                               1997          1998          1999
                                                            -----------   -----------   -----------
Net loss applicable to common       As reported
  shareholders....................                          $(4,296,133)  $(4,616,783)  $(4,071,481)
                                    Pro forma                (4,309,281)   (4,657,486)   (4,219,036)
Basic and Diluted EPS.............  As reported                   (1.27)        (1.36)        (1.20)
                                    Pro forma                     (1.27)        (1.37)        (1.25)

                               CARESCIENCE, INC.

              (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

8. SHAREHOLDERS' EQUITY (DEFICIT): (CONTINUED)
    The weighted average fair value of options granted under the 1995 Compensation Equity Plan was $0.72, $0.77 and $3.96 in 1997, 1998 and 1999, respectively. The weighted average fair value of options granted under the 1998 Time Accelerated Restricted Stock Option Plan was $1.66 and $7.19 in 1998 and 1999, respectively. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                                           YEAR ENDED
                                                                          DECEMBER 31,
                                                              ------------------------------------
                                                                1997          1998          1999
                                                              --------      --------      --------
1995 Compensation Equity Plan:
  Expected dividend rate....................................      --            --            --
  Expected volatility.......................................      70%           70%           70%
  Weighted average risk-free interest rate..................    6.17%         5.45%         5.67%
  Expected lives (years)....................................       4             4             4
1998 Restricted Stock Option Plan:
  Expected dividend rate....................................      --            --            --
  Expected volatility.......................................      --            60%           60%
  Weighted average risk-free interest rate..................      --          4.84%         5.84%
  Expected lives (years)....................................      --             7             7

                               CARESCIENCE, INC.

              (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

8. SHAREHOLDERS' EQUITY (DEFICIT): (CONTINUED)
    The following table summarizes the option activity for both plans:


                                                                     OPTIONS OUTSTANDING
                                                       -----------------------------------------------
                                            SHARES                                            WEIGHTED
                                          AVAILABLE     NUMBER      EXERCISE                  AVERAGE
                                             FOR          OF          PRICE      AGGREGATE    EXERCISE
                                            GRANT       SHARES      PER SHARE      PRICE       PRICE
                                          ----------   ---------   -----------   ----------   --------
Balance, December 31, 1996..............     488,000     126,000   $0.25- 1.25   $   93,500    $ .74
  Authorized............................          --          --            --           --       --
  Granted...............................    (163,400)    163,400          1.25      204,250     1.25
  Forfeited/Canceled....................      38,200     (38,200)   0.25- 1.25      (26,550)     .70
                                          ----------   ---------   -----------   ----------    -----
Balance, December 31, 1997..............     362,800     251,200    0.25- 1.25      271,200     1.08
  Authorized............................   1,134,632          --            --           --       --
  Granted...............................    (472,635)    472,635    1.25- 2.60      895,227     1.89
  Forfeited/Canceled....................      12,800     (12,800)   0.25- 1.25      (10,800)     .84
                                          ----------   ---------   -----------   ----------    -----
Balance, December 31, 1998..............   1,037,597     711,035    0.25- 2.60    1,155,627     1.63
  Authorized............................          --          --            --           --       --
  Granted...............................  (1,108,150)  1,108,150    1.25- 2.59    2,814,164     2.54
  Forfeited/Canceled....................     216,413    (216,413)   0.25- 2.59     (291,017)    1.34
                                          ----------   ---------   -----------   ----------    -----
Balance, December 31, 1999..............     145,860   1,602,772    0.25- 2.60    3,678,774     2.30
  Authorized (unaudited)................     800,000          --            --           --       --
  Granted (unaudited)...................    (128,651)    128,651    2.59-13.50    1,596,868    12.41
  Forfeited/Canceled (unaudited)........       4,313      (4,313)   1.25- 2.59       (7,653)    1.77
                                          ----------   ---------   -----------   ----------    -----
Balance, March 31, 2000 (unaudited).....     821,522   1,727,110   $0.25-13.50   $5,267,989    $3.05
                                          ==========   =========   ===========   ==========    =====



    The above table includes options granted during the three months ended March 31, 2000 at an assumed initial public offering price of $13.50 per share.


    As of December 31, 1999, the weighted average contractual life of all options outstanding was 9.07 years, there were options to purchase 134,971 shares of Common stock vested at a weighted average exercise price of $1.04.

WARRANTS

    The Series D Warrant has an exercise price of $2.01 per share and the Series E Warrant has an exercise price of $2.50 per share. The warrants may be exercised at any time after December 24, 2008 should the Company fail to redeem the Series G Preferred. The warrants expire following the redemption of the Series G Preferred.

9. EMPLOYEE BENEFIT PLAN:

    The Company maintains a defined contribution 401(k) Savings Plan ("the Plan"). Employees who have met certain eligibility requirements, as defined, may contribute up to 15% of their pre-tax gross wages or salaries. Subject to certain restrictions, the Plan provides for Company matching

                               CARESCIENCE, INC.

              (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

9. EMPLOYEE BENEFIT PLAN: (CONTINUED)
contributions of 20% of the first 1% of employee contributions to the Plan, which vest 33 1/3 per year over a three-year period. For the year ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 1999 and 2000, the Company contributed $20,000, $21,000, $24,040, $5,471 and $17,822, respectively, to the Plan.

10. RELATED-PARTY TRANSACTIONS:

MASTER DEVELOPMENT LICENSING AGREEMENT

    The Company had a development and licensing agreement (the "Licensing Agreement") with the Series D and E Preferred shareholder. The agreement provided the Preferred shareholder a preferential right to enter into arrangements with the Company, under which the Company will develop new products for, and license them to the Preferred shareholder or its affiliates, as defined, for a period of ten years. Under the terms of the Licensing Agreement, the Company was reimbursed for development costs and received a monthly licensing and maintenance fee, as defined in the agreement. The Company recorded revenues of $544,000 and $441,311 under the Licensing Agreement in 1997 and 1998, respectively. In December 1998, the Licensing Agreement between the Company and the Preferred shareholder was canceled.

                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

Allowance for Doubtful Accounts:

                                                  BALANCE AT    CHARGED TO                BALANCE AT
                                                 BEGINNING OF   COSTS AND                   END OF
                                                    PERIOD       EXPENSES    WRITE-OFFS     PERIOD
                                                 ------------   ----------   ----------   ----------
1999...........................................     $31,844      $ 17,505    $ (19,595)    $29,754
1998...........................................      40,110       136,929     (145,195)     31,844
1997...........................................       4,948        35,162           --      40,110

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS, EXCEPT THAT WE WILL UPDATE THIS PROSPECTUS WHEN REQUIRED BY LAW.

                               TABLE OF CONTENTS

                                       PAGE
                                     --------
Prospectus Summary.................       1
Risk Factors.......................       6
Forward-Looking Statements.........      15
Use of Proceeds....................      16
Dividend Policy....................      16
Capitalization.....................      17
Dilution...........................      18
Selected Financial Data............      19
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations........      20
Business...........................      27
Management.........................      47
Certain Transactions...............      56
Principal Shareholders.............      57
Description of Capital Stock.......      59
Shares Eligible for Future Sale....      63
Underwriting.......................      65
Lawyers............................      67
Experts............................      67
Where You Can Find Additional
  Information......................      68
Index to Financial Statements......     F-1

    UNTIL            , 2000, 25 DAYS AFTER THE DATE OF THIS PROSPECTUS, ALL
DEALERS THAT BUY, SELL OR TRADE IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. DEALERS ARE ALSO OBLIGATED TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

[LOGO]

4,000,000 SHARES
COMMON STOCK

DEUTSCHE BANC ALEX. BROWN

ROBERTSON STEPHENS

THOMAS WEISEL PARTNERS LLC

PROSPECTUS
             , 2000

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses (other than underwriting discounts and commissions and the underwriter's non-accountable expense allowance) payable in connection with this offering of the rights and the sale of the Common Stock offered hereby are as follows:

Securities and Exchange Commission registration fee.........  $   22,800
NASD filing fee.............................................       9,125
Nasdaq filing fee...........................................      95,000
Printing and engraving expenses.............................     150,000
Legal fees and expenses.....................................     400,000
Accounting fees and expenses................................     250,000
Blue Sky fees and expenses (including legal fees)...........      30,000
Transfer agent and rights agent and registrar fees and
  expenses..................................................      20,000
Miscellaneous...............................................     223,075
                                                              ----------
    Total...................................................  $1,200,000
                                                              ==========

    All expenses are estimated except for the Securities and Exchange Commission fee and the NASD fee.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Registrant's Amended and Restated Articles of Incorporation provide that pursuant to and to the extent permitted by Pennsylvania law, the Registrant's directors shall not be personally liable for monetary damages for breach of any duty owed to the Registrant and its shareholders. This provision does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Pennsylvania law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving knowing violations of law, or for actions resulting in improper personal benefit to the director. The provision also does not affect a director's responsibilities under any other law, such as federal securities laws or state or federal environmental laws. The Registrant's Amended and Restated Bylaws provide that the Registrant shall indemnify its officers and directors to the fullest extent permitted by Pennsylvania law, including some instances in which indemnification is otherwise discretionary under Pennsylvania law. Pennsylvania law permits the Registrant to provide similar indemnification to employees and agents who are not directors or officers. The determination of whether an individual meets the applicable standard of conduct may be made by the disinterested directors, independent legal counsel or the shareholders. Pennsylvania law also permits indemnification in connection with a proceeding brought by or in the right of the Registrant to procure a judgment in its favor. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

    In general, any officer or director of the Registrant shall be indemnified by the Registrant against expenses including attorneys' fees, judgments, fines and settlements actually and reasonably incurred by that person in connection with a legal proceeding as a result of such relationship, whether or not the indemnified liability arises from an action by or in the right of the Registrant, if the officer or director acted in good faith, and in the manner believed to be in or not opposed to the Registrant's best interest, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Such indemnity is limited to the extent that (i) such person is not otherwise indemnified and (ii) such indemnifications are not prohibited by Pennsylvania law or any other applicable law.

    Any indemnification under the previous paragraph (unless ordered by a court) shall be made by the Registrant only as authorized in the specific case upon the determination that indemnification of the director or officer is proper in the circumstances because that person has met the applicable standard of conduct set forth above. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum of disinterested directors who are not parties to such action or (ii) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion. To the extent that a director or officer of the Registrant shall be successful in prosecuting an indemnity claim, the reasonable expenses of any such person and the fees and expenses of any special legal counsel engaged to determine the possibility of indemnification shall be borne by the Registrant.

    Expenses incurred by a director or officer of the Registrant in defending a civil or criminal action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that person is not entitled to be indemnified by the Registrant as authorized by our Bylaws.

    The indemnification and advancement of expenses provided by, or granted pursuant to Article 10 of our Bylaws is not deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled, both as to action in that person's official capacity and as to action in another capacity while holding such office.

    The Board of Directors has the power to authorize the Registrant to purchase and maintain insurance on behalf of the Registrant and others to the extent that power to do so has not been prohibited by Pennsylvania law, create any fund to secure any of its indemnification obligations and give other indemnification to the extent permitted by law. The obligations of the Registrant to indemnify a director or officer under Article 10 of our Bylaws is a contract between the Registrant and such director or officer and no modification or repeal of our Bylaws shall detrimentally affect such officer or director with regard to that person's acts or omissions prior to such amendment or repeal.

    The Registrant has also purchased insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of the Registrant.

    The Underwriting Agreement provides that the underwriter is obligated, under certain circumstances, to indemnify directors, officers, and controlling persons of the Registrant against certain liabilities, including liabilities under the Act. Reference is made to Section 8 of the form of Underwriting Agreement which is filed by amendment as Exhibit 1.1 hereto.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    In the preceding three years, the Registrant has issued the following securities that were not registered under the Act:

    Since its inception, the Registrant has issued to employees and directors options to purchase 1,727,110 shares issued pursuant to the Registrant's Equity Compensation Plans. All of such sales were made under the exemption from registration provided under Section 4(2) and Rule 701 of the Securities Act.

    All of the following shares were sold to qualified investors under the
Section 4(2) exemption from registration:

    On December 23, 1998, the registrant sold to five accredited investors 2,366,947 shares of series C preferred stock at $2.61 per share for a total of $6,175,000.

    On December 23, 1998, the registrant issued 994,000 shares of series D preferred stock at $2.01 per share for a total of $1,997,940 to Foundation Health Systems in exchange for shares of series A preferred stock.

    On December 23, 1998, the registrant issued 1,658,004 shares of series E preferred stock at $2.50 per share for a total of $4,145,010 to Foundation Health Systems in exchange for shares of series B preferred stock.

    On December 23, 1998, the registrant issued warrants to Foundation Health Systems to purchase 1,344,000 shares of series D preferred stock at $2.01 per share and 400,000 warrants to purchase series E preferred stock at $2.50 per share.

    On December 23, 1998, the registrant issued 1,560,000 shares of series G preferred stock at $2.74 per share for a total of $4,258,800 upon conversion of two promissory notes.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS:

    See Exhibit Index.

(B) FINANCIAL STATEMENT SCHEDULES

    All information for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission is either included in the financial statements or is not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17  UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes (1) to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430(a) and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania, on June 28, 2000.


                                                       CARESCIENCE, INC.

                                                       By:             /s/ DAVID J. BRAILER
                                                            -----------------------------------------
                                                                         David J. Brailer
                                                               CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                                                                    TITLE                   DATE
                                                                    -----                   ----
                /s/ DAVID J. BRAILER                   Chairman and Chief Executive
     -------------------------------------------         Officer (Principal Executive   June 28, 2000
                  David J. Brailer                       Officer)

                   /s/ STEVEN BELL                     Chief Financial Officer
     -------------------------------------------         (Principal Financial and       June 28, 2000
                     Steven Bell                         Accounting Officer)

                /s/ RONALD A. PAULUS                   President and Director
     -------------------------------------------                                        June 28, 2000
                  Ronald A. Paulus

                /s/ EDWARD N. ANTOIAN                  Director
     -------------------------------------------                                        June 28, 2000
                  Edward N. Antoian

                /s/ C. MARTIN HARRIS                   Director
     -------------------------------------------                                        June 28, 2000
                  C. Martin Harris

                 /s/ JEFFREY R. JAY                    Director
     -------------------------------------------                                        June 28, 2000
                   Jeffrey R. Jay

              /s/ WILLIAM WINKENWERDER                 Director
     -------------------------------------------                                        June 28, 2000
                William Winkenwerder

                /s/ STEVEN E. RODGERS                  Director
     -------------------------------------------                                        June 28, 2000
                  Steven E. Rodgers

                                 EXHIBIT INDEX

(A) EXHIBITS:

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
        1.1+            Form of Underwriting Agreement.

        3.1+            Articles of Incorporation of the Registrant (effective until immediately prior to the closing of the offering).

        3.2+            Bylaws of the Registrant (effective until immediately prior to the closing of the offering).

        3.3+            Amended and Restated Articles of Incorporation of the
                        Registrant (proposed to be effective immediately prior to the closing of the offering).

        3.4+ Amended and Restated Bylaws of the Registrant (proposed to be effective upon closing of the offering).

        5.1+            Opinion of Morgan, Lewis & Bockius LLP.

       10.1+            1995 Equity Compensation Plan of the Registrant.

       10.2+            1998 Time Accelerated Restricted Stock Option Plan.

       10.3*+ Restated License Agreement, dated April 1, 1995, by and between the Trustees of the University of Pennsylvania and the Registrant, as amended.

       10.4+            Employment Agreement with David J. Brailer.

       10.5+            Employment Agreement with Ronald A. Paulus.

       10.6+            Employment Agreement with Steven Bell.

       10.7+            Employment Agreement with Alfredo A. Czerwinski.

       10.8+            Employment Agreement with Gregory P. Hess.

       10.9+            Employment Agreement with J. Bryan Bushick.

       10.10+           Employment Agreement with Robb L. Tretter.

       10.11+           Employment Agreement with Thomas H. Zajac.

       10.12+           Registration Rights Agreement, dated December 23, 1998,
                        among the Registrant, J.H. Whitney III, L.P., Whitney
                        Strategic Partners III, L.P., Foundation Health Systems,
                        Inc., David J. Brailer, Ronald A. Paulus, Brent Milner, Zeke
                        Investment Partners and William Winkenwerder.

       10.13+           California HealthCare Foundation Consulting Agreement, dated
                        October 1, 1999, by the California HealthCare Foundation and
                        the Registrant.

       23.1             Consent of Arthur Andersen LLP relating to the Registrant.

       23.2+            Consent of Morgan, Lewis & Bockius LLP (included in Exhibit
                        5.1).

       24.1+            Power of Attorney (included on signature page).

       27.1+            Financial Data Schedule.

------------------------

+   Filed previously.

* We have requested confidential treatment of certain portions of this exhibit pursuant to Rule 406 of the Securities Act of 1933, as amended. The entire agreement has been filed separately with the Securities and Exchange Commission.